UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Rule 14a-101)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OMTHERA PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $ 0.001 per share, of Omthera Pharmaceuticals, Inc.
	(2)	Aggregate number of securities to which transaction applies: 25,672,186
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The proposed maximum aggregate value of the transaction solely for purposes of calculating the filing fee is $442,821,551. The maximum aggregate value of the transaction was calculated based upon the sum of (1) (a) 24,414,171 shares of common stock multiplied by (b) the proposed maximum merger consideration of $17.40 per share (the "per share merger consideration"), which consists of $12.70 cash consideration and a contingent value right valued up to approximately $4.70 per share; (2) (a) 78,125 shares of common stock subject to outstanding warrants multiplied by (b) the excess of the per share merger consideration over the exercise price of $6.40 per share; and (3) (a) 1,179,890 shares of common stock underlying outstanding options multiplied by (b) the excess of the per share merger consideration over the weighted average exercise price of such options of $2.86 at May 24, 2013. The filing fee equals the product of 0.00013640 multiplied by the maximum aggregate value of the transaction.
	(4)	Proposed maximum aggregate value of transaction: $442,821,551
	(5)	Total fee paid: $60,400.86
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION
DATED JUNE 3, 2013

[                        ], 2013

Dear Stockholder:

        We cordially invite you to attend a special meeting of stockholders of Omthera Pharmaceuticals, Inc., a Delaware corporation, which we refer to as the Company, to be held on [                        ], 2013 at [            ] a.m. Eastern time, at [                        ].

        On May 27, 2013, we entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Zeneca, Inc., a Delaware corporation, which we refer to as Parent, and KAFA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Subsidiary, providing for the merger of Merger Subsidiary with and into the Company, which we refer to as the merger, with the Company surviving the merger as a wholly owned subsidiary of Parent. At the special meeting, you will be asked to consider and vote upon, among other things, a proposal to adopt the merger agreement.

        If the merger agreement is adopted by the Company's stockholders and the merger is completed, for each share of common stock, par value $0.001 per share, of the Company, which we refer to as the Company common stock, that you hold (other than those shares for which appraisal rights are validly exercised or those shares owned by the Company, Parent or Parent's subsidiaries) you will be entitled to receive (i) $12.70 in cash, without interest, less any applicable withholding taxes, which we refer to as the cash consideration, plus (ii) one contractual contingent value right, which we refer to as a CVR, which represents the right to receive contingent payments of up to approximately $4.70 (which amount is based on the assumption that all outstanding options to purchase Company common stock, which we refer to as stock options, with an exercise price of $12.70 or less (and only such stock options) will be exercised prior to the effective time of the merger and may vary depending on the number of stock options actually exercised prior to the effective time of the merger) in cash in the aggregate, without interest, less any applicable withholding taxes, if certain specified milestones are achieved within agreed upon time periods. The CVRs will be governed by the terms of a Contingent Value Rights Agreement, which we refer to as the CVR agreement, to be entered into prior to completion of the merger by Parent and a rights agent selected by Parent and reasonably acceptable to the Company.

        In connection with the merger agreement, Gerald L. Wisler, a member of the board of directors of the Company, which we refer to as the board of directors, and our Chief Executive Officer, Michael H. Davidson, M.D., our Chief Medical Officer, and certain of the Company's principal stockholders (affiliates of Sofinnova Partners SAS and New Enterprise Associates, Inc.), which we collectively refer to as the committed stockholders, entered into voting agreements with Parent, which we refer to as the voting agreements, pursuant to which such committed stockholders agreed, among other things, to vote their shares of Company common stock, representing approximately [            ]% of the issued and outstanding shares of Company common stock as of [                        ], the latest practicable date before the printing of the accompanying proxy statement, in favor of the proposal to adopt the merger agreement, subject to the terms and conditions set forth in the voting agreements. Accordingly, unless the voting agreements are terminated in accordance with their terms, the committed stockholders will vote their shares of Company common stock in favor of adopting the merger agreement and the adoption of the merger agreement will be approved.

        The board of directors has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors unanimously recommends that you vote "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

        Regardless of whether or not you plan to attend the special meeting, we request that you complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote "AGAINST" approval of the proposal to adopt the merger agreement.

        If your shares of Company common stock are held in "street name" by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Company common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock "FOR" approval of the proposal to adopt the merger agreement will have the same effect as voting "AGAINST" approval of the proposal to adopt the merger agreement.

        The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A thereto, copies of the voting agreements are attached as Annex B thereto and the form of CVR agreement is attached as Annex C thereto. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, the voting agreements, and the form of CVR agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

        If you have any questions or need assistance voting your shares of Company common stock, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or collect at (212) 929-5500.

        Thank you in advance for your cooperation and continued support.

Sincerely,
Gerald L. Wisler President and Chief Executive Officer

        The proxy statement is dated [                        ], 2013, and is first being mailed to our stockholders on or about [                        ], 2013.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Omthera Pharmaceuticals, Inc.
707 State Road
 Princeton, New Jersey 08540

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[                        ], 2013

DATE:	[ ], 2013
TIME:	[ ] Eastern time
PLACE:	[ ]
ITEMS OF BUSINESS:	1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 27, 2013, as it may be amended from time to time, which we refer to as the merger agreement, among Omthera Pharmaceuticals, Inc., a Delaware corporation, which we refer to as the Company, Zeneca, Inc., a Delaware corporation, which we refer to as Parent, and KAFA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Subsidiary. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.
2.
To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
3.
To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger of Merger Subsidiary with and into the Company, which we refer to as the merger, with the Company surviving the merger as a wholly owned subsidiary of Parent.
RECORD DATE:
Only stockholders of record at the close of business on [ ], 2013 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person.

PROXY VOTING:	The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.001 per share, of the Company, which we refer to as the Company common stock, entitled to vote thereon. In connection with the merger agreement, Gerald L. Wisler, a member of the board of directors of the Company, which we refer to as the board of directors, and our Chief Executive Officer, Michael H. Davidson, M.D., our Chief Medical Officer, and certain of the Company's principal stockholders (affiliates of Sofinnova Partners SAS and New Enterprise Associates, Inc.), which we collectively refer to as the committed stockholders, entered into voting agreements with Parent, which we refer to as the voting agreements, pursuant to which such committed stockholders agreed, among other things, to vote their shares of Company common stock, representing approximately [ ]% of the issued and outstanding shares of Company common stock as of [ ], the latest practicable date before the printing of the accompanying proxy statement, in favor of the proposal to adopt the merger agreement, subject to the terms and conditions set forth in the voting agreements. Accordingly, unless the voting agreements are terminated in accordance with their terms, the committed stockholders will vote their shares of Company common stock in favor of adopting the merger agreement and the adoption of the merger agreement will be approved.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" approval of the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.
RECOMMENDATION:
The board of directors has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors unanimously recommends that you vote "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

ATTENDANCE:	Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver's license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.
APPRAISAL:
Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and fully comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex D to the accompanying proxy statement.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,
Gerald L. Wisler President and Chief Executive Officer

Dated: [                        ], 2013
 Princeton, New Jersey

i

ii

iii

        This proxy statement and a proxy card are first being mailed on or about [                        ], 2013 to stockholders who owned shares of Company common stock as of the close of business on [                        ], 2013.

SUMMARY

        The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information" beginning on page [    •    ].

 Parties to the Merger (Page [    •    ])

        Omthera Pharmaceuticals, Inc.    Omthera Pharmaceuticals, Inc., a Delaware corporation headquartered in Princeton, New Jersey, which we refer to as the Company, we, our or us, is an emerging specialty pharmaceutical company focused on the development and commercialization of new therapies for abnormalities in blood lipids, referred to as dyslipidemia, and the treatment of cardiovascular disease. Epanova™, currently the Company's sole product candidate, is a late-stage, novel, omega-3 free fatty acid composition that meaningfully reduces triglycerides, improves other key lipid parameters and is expected to increase patient convenience with 2-gram once-a-day dosing with or without meals. Based on the Company's clinical experience to date, we expect to submit a New Drug Application with the U.S. Food and Drug Administration in mid-2013 to commercialize Epanova™ in the United States for treatment of patients with triglyceride levels greater than or equal to 500 mg/dL, or severe hypertriglyceridemia. The principal business address of the Company is 707 State Road, Princeton, New Jersey 08540 and its telephone number is (908) 741-4399.

        AstraZeneca PLC.    AstraZeneca PLC, a U.K. public limited company, which we refer to as AstraZeneca, is engaged in the discovery, development and commercialization of pharmaceutical products. The principal business address of AstraZeneca is 2 Kingdom Street, London, England W2 6BD, United Kingdom and its telephone number is +44 20 7604 8000.

        Zeneca, Inc.    Zeneca, Inc., a Delaware corporation and wholly owned indirect subsidiary of AstraZeneca, which we refer to as Parent, is engaged in the business of managing certain assets and liabilities of the AstraZeneca group. The principal business address of Zeneca is 1800 Concord Pike, Wilmington, Delaware 19803 and its telephone number is (800) 236-9933.

        KAFA Acquisition Corp.    KAFA Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent, which we refer to as Merger Subsidiary, was incorporated in May 2013 solely for the purpose of facilitating the merger. Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal business address of Merger Subsidiary is 1800 Concord Pike, Wilmington, Delaware 19803 and its telephone number is (800) 236-9933.

        In this proxy, we refer to the Agreement and Plan of Merger, dated as of May 27, 2013, as it may be amended from time to time, among the Company, Parent and Merger Subsidiary, as the merger agreement, and the merger of Merger Subsidiary with and into the Company as the merger.

The Special Meeting (Page [    •    ])

  Time, Place and Purpose of the Special Meeting (Page [    •    ])

        The special meeting will be held on [                        ], 2013, at [        ] Eastern time, at [                        ].

        At the special meeting, holders of our common stock, par value $0.001 per share, which we refer to as the Company common stock, will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

  Record Date and Quorum (Page [    •    ])

        You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [                        ], 2013, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [                        ] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions will be counted as present for the purpose of determining whether a quorum is present. Broker non-votes will not be counted as present for the purpose of determining whether a quorum is present.

  Vote Required (Page [    •    ])

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" approval of the proposal to adopt the merger agreement.

        The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote "AGAINST" approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

        The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger, as described under "Advisory Vote on Merger-Related Compensation for the Company's Named Executive Officers" beginning on page [    •    ], requires the affirmative vote of a majority of votes properly cast by stockholders entitled to vote on this proposal at the special meeting. The Company is providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related executive compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act. Abstentions and broker non-votes are not counted for purposes of this proposal.

        As of [                        ], 2013, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [                        ] shares of Company common stock (not including any shares of Company common stock deliverable upon exercise or conversion of any stock options, restricted stock or warrants), representing [            ]% of the outstanding shares of Company common stock. The directors and executive officers have informed the Company that they currently intend to vote all such shares of Company common stock "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger, although no director or executive officer has entered into an agreement obligating him to do so except for the voting agreements described below.

  Voting Agreements (Page [    •    ])

        In connection with the merger agreement, Gerald L. Wisler, a member of the board of directors of the Company, which we refer to as the board of directors, and our Chief Executive Officer, Michael H. Davidson, M.D., our Chief Medical Officer, and certain of the Company's principal stockholders (affiliates of Sofinnova Partners SAS and New Enterprise Associates, Inc.), which we collectively refer to as the committed stockholders, entered into voting agreements with Parent, which we refer to as the voting agreements, pursuant to which such committed stockholders agreed, among other things, to vote their shares of Company common stock, representing approximately [            ]% of the issued and outstanding shares of Company common stock as of [                        ], the latest practicable date before the printing of this proxy statement, in favor of the proposal to adopt the merger agreement, subject to the terms and conditions set forth in the voting agreements. Accordingly, unless the voting agreements are terminated in accordance with their terms, the committed stockholders will vote their shares of Company common stock in favor of adopting the merger agreement and the adoption of the merger agreement will be approved.

        The voting agreements will terminate upon the earlier of (i) the merger and (ii) the termination of the merger agreement in accordance with its terms. In addition, the committed stockholders may terminate their respective voting agreements if the board of directors changes its recommendation in accordance with the terms of the merger agreement or if the merger agreement is amended to decrease the amount or change the form of the merger consideration.

        The foregoing does not limit, restrict or otherwise affect the committed stockholders or their respective officers, directors, employees, or other agents or advisors in its or their capacity as a director or officer of the Company, or any designee of a committed stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person's sole discretion on any matter.

        Copies of the voting agreements are attached as Annex B to this proxy statement. For a more detailed description of the voting agreements, see the section entitled "Voting Agreements" beginning on page [    •    ].

  Proxies and Revocation (Page [    •    ])

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote "AGAINST" approval of the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

 The Merger (Page [    •    ])

        The merger agreement provides that Merger Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will continue to do business following the consummation of the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

  Merger Consideration (Page [    •    ])

        In the merger, each outstanding share of Company common stock (other than (i) shares held by the Company, Parent or Merger Subsidiary, which will be cancelled without payment, (ii) shares held by any subsidiary of Parent (other than Merger Subsidiary), which will be converted into shares of the surviving corporation and (iii) shares owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares, which we refer to collectively as excluded shares) will be converted into the right to receive (a) $12.70 in cash, without interest, less any applicable withholding taxes, which we refer to as the cash consideration, plus (b) one contractual contingent value right, which we refer to as a CVR (which, together with the cash consideration, we refer to as the merger consideration), which represents the right to receive contingent payments of up to approximately $4.70 (which amount is based on the assumption that all outstanding options to purchase Company common stock, which we refer to as stock options, with an exercise price of $12.70 or less (and only such stock options) will be exercised prior to the effective time of the merger and may vary depending on the number of stock options actually exercised prior to the effective time of the merger) in cash in the aggregate, without interest, less any applicable withholding taxes, if specified milestones are achieved within agreed upon time periods as described below, subject to and in accordance with the terms and conditions of a Contingent Value Rights Agreement, which we refer to as the CVR agreement, to be entered into prior to completion of the merger by Parent and a rights agent selected by Parent and reasonably acceptable to the Company.

  The CVRs (Page [    •    ])

        The CVRs will be governed by the terms of the CVR agreement, which will be entered into prior to the effective time of the merger by Parent and a rights agent selected by Parent and reasonably acceptable to the Company.

        The CVRs, or contingent value rights, will each represent the non-transferable contractual right to receive:

  •
  approximately $1.18 per CVR if (i) the Milestone #1 Regulatory Approval (as defined herein on page [    •    ]) is attained at any time during period commencing on the date of the CVR agreement and ending on July 31, 2014 and (ii) the Milestone #1 Determination (as defined herein on page [    •    ]) is received on or before September 30, 2014;

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  approximately $3.52 per CVR if Milestone #2 (as defined herein on page [    •    ]) is attained at any time during the period commencing on the date of the CVR agreement and ending on March 31, 2016; and

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  up to approximately $4.70, less any milestone payments previously paid pursuant to the foregoing, if Milestone #3 (as defined herein on page [    •    ]) is attained at any time during the period commencing on the date of the CVR agreement and ending on December 31, 2020.

        Parent has agreed to use commercially reasonable efforts (as described herein on page [    •    ]) to achieve the milestones, subject to certain limitations agreed to in the CVR agreement.

        The CVRs generally may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than in the limited circumstances specified in the CVR agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Parent, any constituent company to the merger or any of their respective affiliates. No interest will accrue on any amounts payable in respect of the CVRs.

        A copy of the form of CVR agreement is attached as Annex C to this proxy statement. For a more detailed description of the CVRs and the CVR agreement, see "The CVRs" beginning on page [    •    ].

Reasons for the Merger; Recommendation of the Board of Directors (Page [    •    ])

        After careful consideration of various factors described in the section entitled "The Merger—Reasons for the Merger; Recommendation of the Board of Directors" beginning on page [    •    ], the board of directors (i) unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and (iv) recommended that the stockholders of the Company vote to adopt the merger agreement.

        In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. See the section entitled "The Merger—Interests of Certain Persons in the Merger" beginning on page [    •    ].

        The board of directors recommends that you vote "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

 Opinion of Goldman, Sachs & Co. (Page [    •    ])

        On May 27, 2013, at a meeting of the board of directors, Goldman, Sachs & Co., which we refer to as Goldman Sachs, rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated May 27, 2013, to the effect that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than AstraZeneca and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated May 27, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter.

 Interests of Certain Persons in the Merger (Page [    •    ])

        In considering the recommendation of the board of directors to adopt the merger agreement, you should be aware that the Company's directors and executive officers have interests in the merger that may be different from, or in addition to or in conflict with, the interests of the Company's stockholders generally. The board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Company's stockholders that the merger agreement be adopted.

        These interests include, but are not limited to, the following:

  •
  accelerated vesting of stock options held by executive officers or directors and the right to exercise vested stock options before the effective time of the merger, with shares of Company common stock issued upon exercise of such vested stock options representing the right to receive the same merger consideration as other stockholders;

  •
  accelerated vesting of restricted shares of Company common stock held by executive officers, and the right to receive with respect to such shares the same merger consideration as other stockholders;

  •
  solely with respect to the Company's executive officers, the receipt of certain severance benefits in the event of a qualifying termination of employment, which may occur following consummation of the merger; and

  •
  continued indemnification and liability insurance for directors and executive officers following consummation of the merger.

        For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under "The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation" beginning on page [    •    ] and "Advisory Vote on Merger-Related Compensation for the Company's Named Executive Officers" beginning on page [    •    ].

Material U.S. Federal Income Tax Consequences of the Merger (Page [    •    ])

        The exchange of shares of Company common stock for cash and CVRs in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash and CVRs in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the cash consideration received with respect to such shares and the U.S. holder's adjusted tax basis in such shares.

        There is substantial uncertainty as to the tax treatment of the CVRs. The U.S. federal income tax treatment of the receipt of, and payment with respect to, the CVRs depends on whether the receipt of the CVRs is treated as a "closed transaction" or an "open transaction" for U.S. federal income tax purposes. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page [    •    ] for a more detailed discussion of the U.S. federal income tax consequences of the merger, including the receipt of, and payments with respect to, the CVRs. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

 Regulatory Approvals (Page [    •    ])

        Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, has expired or been earlier terminated.

        On May 30, 2013, the Company and Parent filed notification of the proposed merger with the Federal Trade Commission, or the FTC, and the Department of Justice, or the DOJ, under the HSR Act. The waiting period with respect to the notification filed under the HSR Act expires 30 calendar days after such filing, or on July 1, 2013.

The Merger Agreement (Page [    •    ])

        Treatment of Common Stock, Stock Options, Restricted Shares and Warrants (Page [    •    ])

        Common Stock.    At the effective time of the merger, each share of Company common stock outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted automatically into the right to receive the merger consideration.

        Stock Options.    The merger agreement requires the Company to take all action necessary to cause each stock option to be vested and exercisable at least ten business days prior to the date of the closing of the merger, which we refer to as the closing date. At least ten business days prior to the closing date, the Company must provide written notice to each holder of stock options that such holder will have the right, during the period beginning on the date of such notice and ending two business days prior to the closing date, to exercise such stock options by providing the Company with notice of exercise and full payment of the applicable exercise price. Each stock option that remains unexercised immediately prior to the effective time of the merger will be cancelled at such time without consideration therefor.

        Restricted Stock.    Each share of Company common stock subject to vesting, repurchase or other lapse restrictions that is outstanding immediately prior to the effective time of the merger, which we refer to as restricted shares, will be vested and all restrictions thereon will lapse and each such restricted share will be converted into the right to receive the merger consideration.

        Warrants.    The merger agreement requires the Company to take all action necessary to cause, at the effective time of the merger, each outstanding unexercised warrant to purchase shares of Company common stock, whether or not exercisable, to be cancelled and converted into the right to receive (subject to any applicable withholding tax) (i) an amount in cash equal to the product of (A) the excess, if any, of the cash consideration over the applicable exercise price per share of Company common stock of such warrant multiplied by (B) the total number of shares of Company common stock subject to such warrant, and (ii) one CVR multiplied by the total number of shares of Company common stock subject to such warrant.

  No Financing Condition (Page [    •    ])

        The merger agreement is not subject to a financing condition.

  Conditions to the Merger (Page [    •    ])

        The respective obligations of the Company, Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or, to the extent legally permissible, waiver of certain customary conditions, including:

  •
  the adoption of the merger agreement by our stockholders;

  •
  expiration or termination of the applicable waiting period under the HSR Act;

  •
  the absence of any applicable law (including, but not limited to, any order, injunction, judgment, decree or ruling by a governmental authority) prohibiting the consummation of the merger;

  •
  the accuracy of the representations and warranties made by the other party in the merger agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties); and

  •
  performance by the other party in all material respects of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger.

        For further information, see the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page [    •    ].

  Non-Solicitation Covenant; Changes in Board Recommendation (Page [    •    ])

        The merger agreement provides that from the date of the merger agreement until the effective time of the merger, we are not permitted to, directly or indirectly, initiate, solicit or take any action to knowingly facilitate or knowingly encourage the submission of any proposal that constitutes an acquisition proposal from any person, or engage in discussions or negotiations regarding any acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, prior to the time the merger agreement is adopted by our stockholders, provide information to and/or engage in discussions or negotiations with a third party making an acquisition proposal. At any time before the merger agreement is adopted by our stockholders, our board of directors may change or withdraw its recommendation that the Company's stockholders adopt the merger agreement and authorize the Company to terminate the merger agreement (i) in order to enter into a definitive agreement concerning a superior proposal or (ii) based on any fact, event, change in circumstance, development or combination thereof that was not known by, or the consequence of which was not reasonably foreseeable to, the board of directors on or prior to the date of the merger agreement, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Parent a period of four days prior to such action to make adjustments to the merger agreement so that such termination is no longer permitted under the merger agreement and, in the event of such termination, paying a termination fee to Parent. If the board of directors changes or withdraws its recommendation the Company's stockholders adopt the merger agreement, Parent may terminate the merger agreement and receive the termination fee.

        For a more detailed description of the foregoing, see "The Merger Agreement—No Solicitation; Other Offers" beginning on page [    •    ].

  Termination of the Merger Agreement (Page [    •    ])

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

  •
  by mutual written agreement of the Company and Parent;

  •
  by either the Company or Parent, if:

  •
  the merger has not been consummated on or before November 27, 2013, which we refer to as the end date, provided that the right to so terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

  •
  any applicable law (including, but not limited to, any order, injunction, judgment, decree or ruling by a governmental authority) (i) makes consummation of the merger illegal or otherwise prohibited or (ii) enjoins the Company, Parent or Merger Subsidiary from consummating the merger and in each case such applicable law shall have become final and nonappealable; or

    •
    at the special meeting of stockholders (including any adjournment or postponement thereof), the stockholders of the Company do not vote in favor of adoption of the merger agreement;

  •
  by Parent, if:

  •
  the board of directors withdraws or changes its recommendation that the stockholders adopt the merger agreement or, at any time after receipt or public announcement of an acquisition proposal, the board of directors fails to reaffirm its recommendation that the stockholders adopt the merger agreement as promptly as practicable (but in any event within ten business days) after receipt of any written request to do so from Parent;

  •
  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the merger agreement occurs that would cause the applicable closing conditions to the merger agreement not to be satisfied, and such breach or failure is incapable of being cured by the end date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; or

  •
  the Company has intentionally and materially breached its obligations with respect to non-solicitation of acquisition proposals or holding the special meeting of stockholders (it being understood that isolated actions taken by the Company's representatives (other than a director or officer of the Company) will not give rise to a right to so terminate the merger agreement so long as (i) such actions were not authorized, permitted or caused by the Company, (ii) the Company has used its commercially reasonable efforts to prevent such actions and (iii) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof); or

  •
  by the Company, if:

  •
  prior to the adoption of the merger agreement by the Company's stockholders, the board of directors makes an adverse recommendation change in compliance with the terms of the merger agreement (i) in order to enter into a definitive, written agreement concerning a superior proposal or (ii) based on any fact, event, change in circumstance, development or combination thereof that was not known by, or the consequence of which was not reasonably foreseeable to, the board of directors on or prior to the date of the merger agreement; provided, that the Company must have paid any termination fees in accordance with the terms, and at the times, specified in the merger agreement; or

  •
  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the merger agreement occurs that would cause the applicable closing conditions to the merger agreement not to be satisfied, and such breach or failure is incapable of being cured by the end date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure.

  Termination Fees and Expenses (Page [    •    ])

        Generally, all fees and expenses incurrent in connection with the merger agreement and the transaction contemplated thereby will be paid by the party incurring such expenses. However, the merger agreement provides that, upon termination of the merger agreement by Parent or the Company under specified circumstances, the Company will be required to pay Parent a termination fee of $12,500,000.

        For a more detailed description of the foregoing, see "The Merger Agreement—Termination Fees and Expenses" beginning on page [    •    ].

Market Price of Company Common Stock (Page [    •    ])

        The closing price of Company common stock on the NASDAQ Global Market on May 24, 2013, the last trading day prior to the public announcement of the execution of the merger agreement, was $6.77 per share of Company common stock. On [    ], 2013, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NASDAQ Global Market was $[            ] per share of Company common stock and there were [                        ] shares of Company common stock outstanding. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page [    •    ])

        Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

        To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See "Appraisal Rights" beginning on page [    •    ] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (Page [    •    ])

        If the merger is completed, the Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act and we will no longer file reports with the Securities and Exchange Commission, or the SEC, on account of Company common stock.

Additional Information (Page [    •    ])

        You can find more information about the Company in the reports and other information we file with the SEC. The information is available at the SEC's public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, see "Where You Can Find More Information" beginning on page [    •    ].

 Litigation Relating to the Merger

        The Company and the board of directors have been named as defendants in a purported class action brought by alleged holders of Company common stock. On May 31, 2013, Barbara Wolfson, a purported stockholder of the Company, filed an action in the Court of Chancery of the State of Delaware captioned Barbara Wolfson v. Omthera Pharmaceuticals, Inc., et al., C.A. No. 8611. The complaint alleges that the board of directors has breached its fiduciary duties to the Company's stockholders in connection with the merger. The complaint generally alleges that the consideration in the proposed merger is financially inadequate, that the merger agreement improperly favors the proposed buyers and unduly precludes an alternative bid, and that the sales process leading up to the execution of the merger agreement was flawed. The complaint generally seeks an injunction preventing the consummation of the merger and compensatory damages.

        The Company and the board of directors believe that the claims in this lawsuit are without merit, and they intend to vigorously defend all pending claims.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, the CVR agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the "Summary" and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information" beginning on page [    •    ].

Q.
What is the proposed merger transaction and what effects will it have on the Company?

A.
The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, following the merger, the Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and we will no longer file reports with the SEC on account of Company common stock.

Q.
What will I receive if the merger is completed?

A.
Upon completion of the merger, for each share of Company common stock that you own (unless you have properly exercised and not withdrawn your appraisal rights under the DGCL) you will be entitled to receive (i) $12.70 in cash, without interest, less any applicable withholding taxes, plus (ii) one CVR, which represents the right to receive contingent payments of up to approximately $4.70 in cash in the aggregate, without interest, less any applicable withholding taxes, if certain specified milestones are achieved within agreed upon time periods. For example, if you own 100 shares of Company common stock, you will receive $1,270.00 in cash consideration plus a CVR representing the right to receive contingent payments of up to an additional approximately $470.00 in cash in the aggregate if specified milestones are achieved within agreed upon time periods, subject to and in accordance with the terms and conditions of the CVR agreement.

Q.
What are the CVRs?

A.
The CVRs represent the non-transferable contractual right to receive the following cash payments from Parent, conditioned upon the achievement of certain milestones as follows:

•
approximately $1.18 per CVR if (i) the Milestone #1 Regulatory Approval (as defined herein on page [    •    ]) is attained at any time during period commencing on the date of the CVR agreement and ending on July 31, 2014 and (ii) the Milestone #1 Determination (as defined herein on page [    •    ]) is received on or before September 30, 2014;

•
approximately $3.52 per CVR if Milestone #2 (as defined herein on page [    •    ]) is attained at any time during the period commencing on the date of the CVR agreement and ending on March 31, 2016; and

•
up to approximately $4.70, less any milestone payments previously paid pursuant to the foregoing, if Milestone #3 (as defined herein on page [    •    ]) is attained at any time during the period commencing on the date of the CVR agreement and ending on December 31, 2020.

  Parent has agreed to use commercially reasonable efforts (as described herein on page [    •    ]) to achieve the milestones, subject to certain limitations agreed to in the CVR agreement.

  The CVRs generally may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than in the limited circumstances specified in the CVR agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Parent, any constituent company to the merger or any of their respective affiliates. No interest will accrue on any amounts payable in respect of the CVRs.

  For a more detailed description of the CVRs and the CVR agreement, see "The CVRs" beginning on page [    •    ].

Q.
If the merger is completed, what will happen to the Company's stock options, restricted shares and warrants?

A.
Stock Options.    The merger agreement requires the Company to take all action necessary to cause each stock option to be vested and exercisable at least ten business days prior to the closing date. At least ten business days prior to the closing date, the Company must provide written notice to each holder of stock options that such holder will have the right, during the period beginning on the date of such notice and ending two business days prior to the closing date, to exercise such stock options by providing the Company with notice of exercise and full payment of the applicable exercise price using any method permitted by such stock options (other than by delivery of a promissory note). Each stock option that remains unexercised immediately prior to the effective time of the merger will be cancelled at such time without consideration therefor.

  Restricted Stock.    Each share of Company common stock subject to vesting, repurchase or other lapse restrictions that is outstanding immediately prior to the effective time of the merger, which we refer to as restricted shares, will be vested and all restrictions thereon will lapse and each such restricted share will be converted into the right to receive the merger consideration.

  Warrants.    The merger agreement requires the Company to take all action necessary to cause, at the effective time of the merger, each outstanding unexercised warrant to purchase shares of Company common stock, whether or not exercisable, to be cancelled and converted into the right to receive (subject to any applicable withholding tax) (i) an amount in cash equal to the product of (A) the excess, if any, of the cash consideration over the applicable exercise price per share of Company common stock of such warrant multiplied by (B) the total number of shares of Company common stock subject to such warrant, and (ii) one CVR multiplied by the total number of shares of Company common stock subject to such warrant.

Q.
How does the per share cash consideration compare to the market price of Company common stock prior to announcement of the merger?

A.
The per share cash consideration represents a premium of approximately (i) 88% over the closing price per share of Company common stock on May 24, 2013, the last trading day prior to public announcement of the execution of the merger agreement, (ii) 59% over the per share offering price of Company common stock in its initial public offering, and (iii) 78% over the average price per share over the period commencing on April 11, 2013 and ending on May 24, 2013.

  These values exclude the potential for up to approximately $4.70 per share related to the CVRs. The CVRs provide each holder thereof the right to receive such payments as described in "The CVRs" beginning on page [    •    ].

Q.
How does the Company's board of directors recommend that I vote?

A.
The board of directors unanimously recommends that you vote "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

Q.
When do you expect the merger to be completed?

A.
We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the third quarter of 2013.

Q.
What happens if the merger is not completed?

A.
If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and Company common stock will continue to be listed and traded on the NASDAQ Global Market. Under specified circumstances, the Company may be required to pay to Parent a fee with respect to the termination of the merger agreement, as described under "The Merger Agreement—Termination Fees" beginning on page [    •    ].

Q.
What happens if the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger is not approved?

A.
Approval of the compensation that may be paid or become payable to the Company's named executive officers that is based on or otherwise related to the merger is not a condition to the completion of the merger. The vote is advisory only and will not be binding on the Company or Parent. Even though the Company values the input of stockholders as to whether such compensation is appropriate, if the merger is approved by the stockholders and completed, the Company will have a contractual obligation to pay such compensation to its named executive officers if, as and when it becomes due even if the compensation is not approved by the stockholders in the advisory vote.

Q.
What conditions must be satisfied to complete the merger?

A.
In addition to approval of the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon, each of the other closing conditions contained in the merger agreement must be satisfied or waived, including, but not limited to, the absence of any event or occurrence or development of a circumstance, in each case arising after the date of the merger agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company (as defined below).

  For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see "The Merger Agreement—Conditions to the Merger" beginning on page [    •    ].

Q.
What are the U.S. federal income tax consequences of the merger?

A.
The exchange of shares of Company common stock for cash and CVRs in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash and CVRs in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the cash consideration received with respect to such shares and the U.S. holder's adjusted tax basis in such shares.

  There is substantial uncertainty as to the tax treatment of the CVRs. The U.S. federal income tax treatment of the receipt of, and payment with respect to, the CVRs depends on whether the receipt of the CVRs is treated as a "closed transaction" or an "open transaction" for U.S. federal income tax purposes. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page [    •    ] for a more detailed discussion of the U.S. federal income tax consequences of the merger, including the receipt of, and payments with respect to, the CVRs. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q.
Do any of the Company's directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.
Yes. In considering the recommendation of the board of directors to adopt the merger agreement, you should be aware that the Company's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Company's stockholders that the merger agreement be adopted. See "The Merger—Interests of Certain Persons in the Merger" beginning on page [    •    ] and "Advisory Vote on Merger-Related Compensation for the Company's Named Executive Officers" beginning on page [    •    ].

Q.
Why am I receiving this proxy statement and proxy card or voting instruction form?

A.
You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.
When and where is the special meeting?

A.
The special meeting of stockholders of the Company will be held on [                        ], 2013 at [            ] Eastern time, at [                        ].

Q.
What am I being asked to vote on at the special meeting?

A.
You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent, to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, and to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

Q.
What vote is required for the Company's stockholders to approve the proposal to adopt the merger agreement?

A.
The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

  Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock present in person or represented by proxy, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" approval of the proposal to adopt the merger agreement.

  In connection with the merger agreement, the committed stockholders entered into the voting agreements, pursuant to which such committed stockholders agreed, among other things, to vote their shares of Company common stock, representing approximately [            ]% of the issued and outstanding shares of Company common stock as of [                        ], the latest practicable date before the printing of this proxy statement, in favor of the proposal to adopt the merger agreement, subject to the terms and conditions set forth in the voting agreements. Accordingly, unless the voting agreements are terminated in accordance with their terms, the committed stockholders will vote their shares of Company common stock in favor of adopting the merger agreement and the adoption of the merger agreement will be approved.

Q.
What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

  Abstaining will have the same effect as a vote "AGAINST" approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.
What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger?

A.
Approving the merger-related compensation for named executive officers requires the affirmative vote of a majority of votes properly cast by stockholders entitled to vote at the special meeting on the proposal to approve such merger-related compensation.

  Accordingly, abstentions, broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.

Q.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, grant your voting proxy directly to the Company or to a third party or to vote in person at the meeting.

  If your shares are held by a bank, broker, trustee or nominee, you are considered the beneficial owner of shares held in "street name," and your bank or broker is considered the stockholder of record with respect to those shares. Your bank, broker, trustee or nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting if you bring a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification; however, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from your bank, broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.
If my shares of Company common stock are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. Under the rules applicable to broker-dealers, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted, which we refer to as broker non-votes, and the effect will be the same as a vote "AGAINST" approval of the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

Q.
Who can vote at the special meeting?

A.
All of the holders of record of Company common stock as of the close of business on [                        ], 2013, the record date for the special meeting, are entitled to receive notice of, and to attend and vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.
How many votes do I have?

A.
You are entitled to one vote for each share of the Company common stock held of record as of the record date, which is [                        ], 2013. As of close of business on the record date, there were [                        ] outstanding shares of Company common stock.

Q.
What is a quorum?

A.
A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. There must be a quorum for business to be conducted at the special meeting. Abstentions will be counted as present for the purpose of determining whether a quorum is present. Broker non-votes will not be counted as present for the purpose of determining whether a quorum is present.

Q.
How do I vote?

A.
Stockholder of Record.    If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•
in person—you may attend the special meeting and cast your vote there; or

•
by proxy—stockholders of record have a choice of voting by proxy (i) by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope or (ii) over the Internet or by telephone by following the instructions on your proxy card.

  A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

  Beneficial Owner.    If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.
How can I change or revoke my vote?

A.
You have the right to revoke a proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxy by voting in person at the special meeting or by notifying the Company's Secretary in writing at: Omthera Pharmaceuticals, Inc., Attention: Corporate Secretary, 707 State Road, Princeton, New Jersey 08540.

Q.
What is a proxy?

A.
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of Company common stock is called a "proxy card."

Q.
If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.
The individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

Q.
How are votes counted?

A.
For the proposal to adopt the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions and broker non-votes will have the same effect as votes "AGAINST" approval of the proposal to adopt the merger agreement.

  For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions will have the same effect as if you voted "AGAINST" approval of the proposal, but broker non-votes will not have an effect on the proposal.

  For the proposal to approve the merger-related executive compensation, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions and broker non-votes will not have an effect on the proposal.

Q.
What do I do if I receive more than one proxy or set of voting instructions?

A.
If you hold shares of Company common stock in "street name" and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.
What happens if I sell my shares of Company common stock before the special meeting?

A.
The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.
What happens if I sell my shares of Company common stock after the special meeting but before the effective time of the merger?

A.
If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of Company common stock through completion of the merger.

Q.
Where can I find the voting results of the special meeting?

A.
The Company intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports the Company files with the SEC are publicly available when filed.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
The Company has engaged MacKenzie Partners, Inc., which we refer to as MacKenzie, to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie a fee of $20,000, plus telephone and mailing charges. The Company has agreed to reimburse MacKenzie, pay directly, or, where requested in special situations, advance sufficient funds to MacKenzie, for the payment of certain fees and expenses and will also indemnify MacKenzie, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of

  Company common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
What do I need to do now?

A.
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please submit a proxy to have your shares of Company common stock voted at the special meeting (i) by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope or (ii) over the Internet or by telephone by following the instructions on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.
How will I exchange my shares for the merger consideration?

A.
If the proposal to adopt the merger agreement is approved, you will be sent a letter of transmittal and instructions promptly after the effective time of the merger, and in any event no later than the second business day following the closing, describing how you may exchange your shares of Company common stock for the merger consideration. If your shares of Company common stock are held in "street name" through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Company common stock in exchange for the merger consideration.

Q.
Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.
Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions, meet certain conditions, and fully comply with the requirements set forth under the DGCL, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See "Appraisal Rights" beginning on page [    •    ].

Q.
How can I obtain additional information about the Company?

A.
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Omthera Pharmaceuticals, Inc., Attn: Christian S. Schade, 707 State Road, Princeton, New Jersey 08540, Telephone (908) 741-4399; or MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500; or from the SEC through the SEC's website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. For further information, see "Where You Can Find More Information" beginning on page [    •    ].

Q.
Who can help answer any other questions I might have?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or collect at (212) 929-5500.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contain certain "forward-looking" statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as "believes," "anticipates," "expects," "continues," "predict," "potential," "contemplates," "may," "will," "likely," "could," "should," "estimates," "intends," "plans" and other similar expressions are forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements involve known and unknown risks, assumptions and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

  •
  the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals;

  •
  the Company's and Parent's ability to consummate the merger;

  •
  the failure of the merger to close for any other reason;

  •
  the ability of Parent to achieve the milestones on the terms specified in the CVR agreement;

  •
  risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the merger;

  •
  the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement, and the transactions contemplated thereby, including the merger;

  •
  diversion of management's attention from ongoing business concerns;

  •
  limitations placed on our ability to operate the business by the merger agreement;

  •
  the effect of the announcement of the merger on our business relationships, standing with regulators, operating results and business generally;

  •
  the amount of the costs, fees, expenses, impairments and charges related to the merger;

  •
  the risk that the transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all;

  •
  the difficulty of integrating the business, operations and employees of the Company and Parent; and

  •
  certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism and natural disasters.

        Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under the headings "Risk Factors" and "Business," and information in our consolidated financial statements and notes thereto, included in the Company's Prospectus filed pursuant to Rule 424(b)(4) of the Securities Act with the SEC on April 12,

2013 in connection with the Company's initial public offering and the Company's quarterly report on Form 10-Q for the period ended March 31, 2013 (see the section entitled "Where You Can Find More Information" beginning on page [    •    ]). The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company's control. The Company undertakes no obligation to update or revise and forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

 PARTIES TO THE MERGER

The Company

Omthera Pharmaceuticals, Inc.
707 State Road
Princeton, New Jersey 08540
(908) 741-4399

        The Company, a corporation organized under the laws of Delaware, is an emerging specialty pharmaceutical company focused on the development and commercialization of new therapies for abnormalities in blood lipids, referred to as dyslipidemia, and the treatment of cardiovascular disease. Epanova™, currently the Company's sole product candidate, is a late-stage, novel, omega-3 free fatty acid composition that meaningfully reduces triglycerides, improves other key lipid parameters and is expected to increase patient convenience with 2-gram once-a-day dosing with or without meals. Based on the Company's clinical experience to date, we expect to submit a New Drug Application with the U.S. Food and Drug Administration in mid-2013 to commercialize Epanova™ in the United States for treatment of patients with triglyceride levels greater than or equal to 500 mg/dL, or severe hypertriglyceridemia.

        For more information about the Company, please visit its website at http://www.omthera.com. The Company's website address is provided as an inactive textual reference only. The information contained on the Company's website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also "Where You Can Find More Information" beginning on page [    •    ].

        The Company common stock is listed on the NASDAQ Global Market under the symbol "OMTH."

AstraZeneca

AstraZeneca PLC
2 Kingdom Street
London, England W2 6BD, United Kingdom
+44 20 7604 8000

        AstraZeneca PLC, a U.K. public limited company is engaged in the discovery, development and commercialization of pharmaceutical products.

        For more information about AstraZeneca PLC, please visit its website at http://www.astrazeneca.com/. AstraZeneca PLC's website address is provided as an inactive textual reference only. The information contained on its website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

Parent

Zeneca, Inc.
1800 Concord Pike
Wilmington, Delaware 19803
(800) 236-9933

        Zeneca, Inc., a Delaware corporation and wholly owned indirect subsidiary of AstraZeneca is engaged in the business of managing certain assets and liabilities of the AstraZeneca group.

 Merger Subsidiary

KAFA Acquisition Corp.
1800 Concord Pike
Wilmington, Delaware 19803
(800) 236-9933

        KAFA Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent, was incorporated in May 2013 solely for the purpose of facilitating the merger. Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

 THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [                        ], 2013, at [            ] Eastern time, at [                        ], or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

        Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Recommendation of the Company's Board of Directors

        After careful consideration, the Company's board of directors unanimously determined that the terms of the merger are advisable and in the best interests of the Company and its stockholders and unanimously approved the merger agreement and the merger. Certain factors considered by the Company's board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled "The Merger—Reasons for the Merger; Recommendation of the Board of Directors" beginning on page [    •    ].

Record Date and Quorum

        We have fixed the close of business on [                        ], 2013 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [                        ] shares of Company common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Company common stock that you owned on the record date.

        A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an "abstention" from voting, will be counted for purposes of establishing a quorum. Broker non-votes (as described below) will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

        Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. Please bring to the special meeting proof of your beneficial ownership of Company common stock. Acceptable proof could include an account statement showing that you owned shares of the Company common stock on the record date, [                        ], 2013. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger requires the affirmative vote of a majority of votes properly cast by stockholders entitled to vote on the matter at the special meeting. You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to any proposal.

        Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the other proposals.

        If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to adopt the merger agreement or the proposal to adjourn the special meeting, your abstention will have the same effect as a vote against such proposal. If you abstain from voting on the proposal to approve the merger-related executive compensation, your abstention will have no effect on such proposal.

        If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of Company common stock, the "stockholder of record." This proxy statement and proxy card have been sent directly to you by the Company.

        If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

        If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

  •
  in person—you may attend the special meeting and cast your vote there; or

  •
  by proxy—stockholders of record have a choice of voting by proxy (i) by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope or (ii) over the Internet or by telephone by following the instructions on your proxy card.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

        A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your shares of Company common stock.

        If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger.

        If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or collect at (212) 929-5500.

        IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

        As of [                        ], 2013, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [                        ] shares of Company common stock (not including any shares of Company common stock deliverable upon exercise or conversion of any stock options), representing [            ]% of the outstanding shares of Company common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of Company common stock "FOR" approval of the proposal to adopt the merger agreement, "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company's named executive officers in connection with the merger, although no director or executive officer has entered into an agreement obligating him to do so except for the voting agreements described below.

 Voting Agreements

        In connection with the merger agreement, the committed stockholders entered into the voting agreements. Pursuant to the voting agreements, the committed stockholders agreed to vote their shares of Company common stock in favor of the merger and against any (i) acquisition proposal (as defined below), (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the merger or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the merger agreement. The committed stockholders together own approximately [            ]% of the issued and outstanding shares of Company common stock as of [                        ], the latest practicable date before the printing of this proxy statement. Accordingly, unless the voting agreements are terminated in accordance with their terms, the committed stockholders will vote their shares of Company common stock in favor of adopting the merger agreement and the adoption of the merger agreement will be approved.

        The voting agreements will terminate upon the earlier of (i) the merger and (ii) the termination of the merger agreement in accordance with its terms. In addition, the committed stockholders may terminate their respective voting agreements if the board of directors changes its recommendation in accordance with the terms of the merger agreement or if the merger agreement is amended to decrease the amount or change the form of the merger consideration.

        The foregoing does not limit, restrict or otherwise affect the committed stockholders or their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors in its or their capacity as a director or officer of the Company, or any designee of a committed stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person's sole discretion on any matter.

Proxies and Revocation

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote "AGAINST" approval of the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Omthera Pharmaceuticals, Inc., Attn: Corporate Secretary, 707 State Road, Princeton, New Jersey 08540.

Adjournments

        Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting and without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

        We are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the third quarter of 2013. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See "The Merger—Closing and Effective Time of Merger" beginning on page [    •    ].

Rights of Stockholders Who Seek Appraisal

        Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

        To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See "Appraisal Rights" beginning on page [    •    ] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

        The Company has engaged MacKenzie to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie a fee of $20,000, plus telephone and mailing expenses. The Company has agreed to reimburse MacKenzie, pay directly, or, where requested in special situations, advance sufficient funds to MacKenzie, for the payment of certain fees and expenses and will also indemnify MacKenzie, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of Company common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or collect at (212) 929-5500.

THE MERGER

        This discussion of the merger contained in this section is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A, and the form of CVR agreement, which is attached to this proxy statement as Annex C, each of which are incorporated by reference into this proxy statement. We encourage you to read the merger agreement and the form of CVR agreement carefully as they are the legal documents governing the merger.

        The merger agreement provides that Merger Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

        In the merger, each outstanding share of Company common stock (other than excluded shares) will be converted into the right to receive the cash consideration plus a CVR representing the right to receive up to approximately $4.70 in cash in the aggregate, without interest, less any applicable withholding taxes, if specified milestones are achieved within agreed upon time periods, subject to and in accordance with the terms and conditions of the CVR agreement.

Background of the Merger

        The board of directors and senior management of the Company over the past several years have reviewed the Company's long-term strategic plan and potential strategic alternatives, all with the goal of maximizing stockholder value. The Company from time to time has discussed with third parties, including AstraZeneca, potential strategic transactions involving the Company.

        At various times between January 2011 and January 2012, representatives of the Company discussed with Mr. Mahmood Ladha, AstraZeneca's Executive Director, Regional and Corporate Business Development, and/or Will Mongan, AstraZeneca's Executive Director of U.S. Business Development, Epanova and, on occasion, possible transactions between the companies. The companies entered into a confidentiality agreement in February 2011, but the discussions did not proceed to the negotiation of a transaction.

        On July 18, 2012, at a time when the Company was privately held, the board of directors authorized senior management to work with Goldman Sachs and another nationally recognized financial advisor to identify potential parties that might be interested in and capable of consummating a potential strategic transaction with the Company, and to solicit such parties' interest with respect to such a transaction. At the direction of the board of directors, Goldman Sachs and the other financial advisor contacted approximately 30 potential parties. Five parties (not including AstraZeneca) conducted a due diligence investigation of the Company, including, in some cases, meetings with senior management of the Company. Through the first quarter of 2013, prior to the Company's initial public offering, representatives of the Company or its advisors from time to time discussed with several other third parties possible strategic transactions, including a sale of the Company or a partnering transaction. No such discussions led to a formal proposal by any of such third parties, none of which remain subject to standstill provisions with respect to the Company.

        From July 2012 through October 2012, representatives of the Company discussed with Mr. Ladha and/or Mr. Mongan Epanova and AstraZeneca's potential interest in a transaction with the Company. These discussions did not proceed to the negotiation of a potential transaction.

        During the first quarter of 2013, representatives of the Company again discussed with Mr. Ladha and/or Mr. Mongan from time to time the status of Epanova and AstraZeneca's potential interest in a transaction with the Company. These discussions did not proceed to the negotiation of a potential transaction.

        On April 10, 2013, the day before the Company planned to proceed with its proposed initial public offering, Mr. Ladha contacted Mr. Wisler and inquired whether the board of directors would be willing to consider a potential acquisition by AstraZeneca of the Company or a potential licensing transaction. The board of directors discussed with management that the Company could not postpone or cancel its initial public offering without an alternative source of immediate financing. At the direction of the board of directors, Mr. Wisler informed Mr. Ladha that the Company would consider postponing the initial public offering and engage in discussions about a potential transaction only if AstraZeneca was prepared to make an equity investment in the Company immediately. Mr. Ladha indicated that AstraZeneca was not prepared at that time to consummate an investment in the Company.

        On April 11, 2013, the Company proceeded with its initial public offering at $8.00 per share.

        On April 13, 2013, Mr. Ladha contacted Mr. Wisler to express AstraZeneca's continued interest in a potential transaction involving the Company. On the same day, Mr. Pascal Soriot, the Chief Executive Officer of AstraZeneca, contacted Mr. Wisler, and the following day Mr. Wisler and Mr. Soriot had dinner and discussed the status of Epanova, but did not discuss any details relating to a potential transaction between the companies.

        On April 16, 2013, Mr. Wisler, Christian S. Schade, the Company's Executive Vice President and Chief Financial Officer, and a representative from Goldman Sachs met with Mr. Ladha, at which meeting Mr. Ladha, on behalf of AstraZeneca, offered to acquire the Company for $215 million in cash upfront, representing approximately $8.50 per share of our common stock, and up to $180 million, representing approximately $7.06 per share of our common stock, in the form of a contingent value right payable upon FDA approval for the commercialization of both (x) a product that contains both Crestor and Epanova as its sole active ingredients, co-formulated in a single, fixed dose combination product and (y) Epanova in combination with statins as a therapy for hypertriglyceridemia in patients with triglyceride levels greater than 200 mg/dL and less than 500 mg/dL, which we refer to collectively as the "FDC/HTG Milestone". The offer was subject to, among other things, due diligence, the negotiation and execution of mutually acceptable definitive agreements and approval of AstraZeneca's board of directors. AstraZeneca also requested a period of 30 days during which the companies would negotiate exclusively concerning a potential transaction, which request the Company ultimately did not grant.

        On April 17, 2013, the board of directors approved the re-engagement of Goldman Sachs to act as financial advisor in connection with the offer and any other potential transaction involving the Company. The board of directors discussed with management and the Company's advisors various aspects of the proposed offer from AstraZeneca and determined that it would be in the interests of the stockholders of the Company for senior management of the Company, along with the Company's advisors, to further evaluate a potential transaction with AstraZeneca. The board of directors instructed Goldman Sachs to inform AstraZeneca that it was willing to discuss a potential transaction, but that the proposed offer was financially inadequate, that AstraZeneca would need to increase the consideration being offered and that a greater portion of the total consideration should be paid upfront in cash. At the direction of the board of directors, representatives of Goldman Sachs informed AstraZeneca of the foregoing.

        On April 18, 2013, Mr. Ladha communicated to representatives of Goldman Sachs a revised offer for the acquisition of the Company consisting of $280 million in cash upfront, plus a special dividend to stockholders of the Company of the entire cash balance of the Company at closing, representing in the aggregate an estimated $13.49 per share of our common stock, assuming a cash dividend of approximately $63 million, representing approximately $2.47 per share of our common stock, and up to $100 million, representing approximately $3.92 per share of our common stock, in the form of a contingent value right payable upon the achievement of the FDC/HTG Milestone. The board of directors discussed with management and the Company's advisors various aspects of AstraZeneca's revised offer. Dr. Michael Davidson, the Company's Chief Medical Officer, called Mr. Pascal Soriot, the Chief Executive Officer of AstraZeneca. During the conversation, Mr. Soriot inquired about Dr. Davidson's willingness to continue working on the development of Epanova following the closing of the Merger, although no specific financial terms of his potential continuing engagement were discussed.

        On April 19, 2013, Mr. Ladha contacted a representative of Goldman Sachs and indicated that, unless the board of directors agreed by 12:00 P.M. Eastern Standard Time that day to move forward to the next stage of discussions based on the April 18 offer, AstraZeneca would terminate discussions with the Company. On that same day, the board of directors discussed with management and the Company's advisors various aspects of AstraZeneca's offer, including the structure of the contingent value right and the potential achievability of the milestones. Following such discussion, the board of directors instructed representatives of Goldman Sachs to inform Mr. Ladha that the structure of the contingent value right needed to be modified, such that 30% of the $100 million contingent value right be payable upon receipt of FDA approval of a new drug application for Epanova, which we refer to as the "FDA Approval Milestone", with the remainder to be payable upon achievement of the FDC/HTG Milestone. At the direction of the board of directors, representatives of Goldman Sachs informed Mr. Ladha of the foregoing proposal. On the basis of this understanding, the Company permitted AstraZeneca to commence its due diligence investigation of the Company. Later in the same day, the Company sent to AstraZeneca a draft confidentiality agreement, containing a customary 12-month standstill provision, which the parties entered into on April 22, 2013.

        From April 22, 2013 until May 8, 2013, AstraZeneca conducted a due diligence investigation of the Company, including meetings and telephone calls with representatives of the Company and its advisors. On April 24, 2013, the board of directors discussed with management and the Company's advisors whether to contact other potential acquirers and determined that, given the importance of confidentiality in light of the potential adverse effect that could arise if rumors were to surface that the Company and AstraZeneca were discussing a potential transaction, representatives of Goldman Sachs should contact a limited number of potential bidders. The board of directors, in conjunction with management and the Company's advisors, identified two parties, which because of their demonstrated prior interest, prior due diligence investigation and prior discussions, the board of directors and management determined would be most likely to be interested in pursuing a potential transaction involving the Company.

        On May 9, 2013, Mr. Ladha contacted a representative of Goldman Sachs to indicate that AstraZeneca was continuing its internal discussions regarding the results of its due diligence investigation and the proposed transaction terms. On the same day, Mr. Soriot called Dr. Davidson confirming the same message.

        On May 10, 2013, Mr. Ladha contacted a representative of Goldman Sachs to convey a further revised offer consisting of $240 million in cash upfront, plus a special dividend to stockholders of the Company of the entire cash balance of the Company at closing, representing in the aggregate an estimated $11.92 per share of our common stock, assuming a cash dividend of approximately $63 million, representing approximately $2.47 per share of our common stock, and up to $140 million, representing up to approximately $5.49 per share of our common stock, in the form of a contingent value right with the same payment conditions as communicated in its prior offer, except that the FDA Approval Milestone would also be conditioned on the grant by the FDA of a period of five-year new chemical entity (NCE) exclusivity for Epanova, which combined conditions we refer to as the "NDA/NCE Approval Milestone".

        On May 11, 2013, the board of directors discussed with management and the Company's advisors various aspects of AstraZeneca's revised offer, including the potential achievability of the milestones, with the goal of allocating more of the consideration upfront and eliminating the special dividend structure. At the direction of the board of directors, a representative of Goldman Sachs contacted Mr. Ladha to communicate a counterproposal consisting of approximately $323 million in cash upfront (in lieu of the proposed special dividend), representing $12.70 per share of our common stock, and up to $120 million, representing approximately $4.70 per share of our common stock, in the form of a contingent value right, with three milestones: (i) $30 million payable upon FDA approval of a new drug application for Epanova, (ii) $70 million payable upon achievement of the FDC/HTG Milestone and (iii) $20 million payable upon the earlier of the grant by the FDA of a period of five-year new chemical entity (NCE) exclusivity for Epanova or the satisfaction of other conditions that provided a similar period of exclusivity. Later on the same day, Mr. Ladha contacted a representative of Goldman Sachs to indicate that AstraZeneca would agree to eliminate the special dividend structure and agree to the $323 million upfront payment, but would not agree to all of the proposed modifications to the contingent value right. Mr. Ladha agreed to the proposal to set the contingent value right at a total of $120 million, with $30 million payable upon the achievement of the NDA/NCE Approval Milestone and $90 million payable on achievement of the FDC/HTG Milestone.

        On May 12, 2013, the board of directors discussed with management and the Company's advisors various aspects of AstraZeneca's revised offer, including the potential achievability of the milestones, with the goal modifying the structure of the contingent value right such that amounts payable in respect of the NDA/NCE Approval Milestone and FDC/HTG Milestone would be payable even if the specific timelines required for payment of such Milestones were not achieved. At the direction of the board of directors, a representative of Goldman Sachs contacted Mr. Ladha to propose the addition of a third milestone providing for payment of the first and second milestone amounts to the extent not otherwise paid if net sales of Epanova and the fixed dose combination product exceeded $500 million in any consecutive four-quarter period prior to December 31, 2020, which we refer to as the "Net Sales Milestone". Later on the same day, Mr. Ladha indicated that AstraZeneca would accept the Net Sales Milestone but specified that the Net Sales Milestone would apply only if certain elements of the FDC/HTG Milestone had already been achieved.

        On May 13, 2013, the board of directors discussed with management and the Company's advisors AstraZeneca's counter-proposal regarding the Net Sales Milestone and directed representatives of Goldman Sachs to communicate to AstraZeneca that, if AstraZeneca confirmed that it had completed its due diligence investigation of the Company, the board of directors would authorize the negotiation of definitive documentation. The board of directors also discussed with management and the Company's advisors the process for contacting representatives from the two parties previously identified by the board of directors and management on April 24, 2013. On that same day, at the direction of the board of directors of the Company, representatives of Goldman Sachs contacted representatives from such two parties to advise that the Company was considering a potential transaction with a third party and to determine whether they had any interest in discussing an offer to acquire the Company. Shortly after those inquiries, each of such parties responded through Goldman Sachs that they had no interest in pursuing a transaction with the Company at that time. Also on May 13, 2013, AstraZeneca sent to the Company drafts of the merger agreement and voting agreement, and on May 14, AstraZeneca sent to the Company a draft of the CVR agreement. The initial draft merger agreement proposed, among other deal protection provisions, a termination fee of $20 million payable by the Company if the merger agreement were to be terminated under specified circumstances.

        On May 17, 2013, the Company sent to AstraZeneca a revised draft of the merger agreement which, among other things, proposed that the termination fee payable by the Company would be lowered from AstraZeneca's initial proposal of $20 million to an unspecified amount.

        On May 21 and 22, 2013, representatives of the Company, AstraZeneca, and their respective counsel, and Goldman Sachs met to negotiate the drafts of (i) the merger agreement, including with respect to the conditions to closing, the scope of certain covenants and representations and warranties to be made by the Company, the scope of the restrictions on the ability of the Company to respond to and negotiate with competing bidders, including the amount of the termination fee payable by the Company, the circumstances under which such fee would be payable and the circumstances under which the Company would be able to terminate the merger agreement, (ii) the CVR agreement, including with respect to the specific requirements of the various milestones and the efforts AstraZeneca would be required to use to achieve such milestones, and (iii) the form of voting agreement, including with respect to the termination provisions.

        On May 23, 2013, after several discussions between the Company, AstraZeneca and their respective counsel, the Company and AstraZeneca agreed to a termination fee of $12.5 million.

        On May 23 and May 24, 2013, counsel to Sofinnova Partners SAS and New Enterprise Associates, Inc. discussed with AstraZeneca's counsel matters with respect to the voting agreement, including the termination provisions. The parties agreed that the voting agreements would terminate automatically upon the termination of the merger agreement and would be terminable by the committed stockholders if the board of directors changed its recommendation or the merger agreement was amended or modified in a manner that decreased the amount or changed the form of the merger consideration.

        On May 24, 2013, the board of directors convened to review the terms of the merger agreement, CVR agreement and voting agreement and related issues, including the potential achievability of the milestones. Also at this meeting, representatives of Goldman Sachs reviewed their preliminary financial analyses with the board of directors.

        On May 27, 2013, the board of directors convened to review the final terms of the merger agreement, CVR agreement and voting agreement and related issues. Also at this meeting, representatives of Goldman Sachs reviewed with the board of directors of the Company its financial analysis of the merger consideration of $12.70 in cash and one CVR and delivered to the board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 27, 2013, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration of $12.70 in cash and one CVR to be paid to the holders (other than AstraZeneca and its affiliates) of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Following further discussion, and after consultation with its advisors, the board of directors unanimously (i) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) declared that it is in the best interests of the Company and its stockholders that the Company enter into the merger agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and (iii) declared that the terms of the merger are fair to the Company and its stockholders and (iv) recommended that the stockholders of the Company vote to adopt the merger agreement.

        Before the open of business on May 28, 2013, the Company, Parent and Merger Subsidiary executed the Merger Agreement and announced the transaction in a jointly issued press release.

Reasons for the Merger; Recommendation of the Board of Directors

        The board of directors, at a meeting held on May 27, 2013, unanimously (i) determined that the merger is fair to, and in the best interests of, the company and its stockholders, (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and (iv) recommended that the stockholders of the Company vote to adopt the merger agreement.

        In evaluating the merger agreement and the merger, the board of directors consulted with the Company's management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that the Company's stockholders vote for the adoption of the merger agreement, the board of directors considered a variety of factors, including the following:

  •
  the cash consideration represents a premium of approximately (i) 88% over the closing price per share of Company common stock on May 24, 2013, the last trading day prior to public announcement of the execution of the merger agreement, (ii) 59% over the per share offering price of Company common stock in its initial public offering, and (iii) 78% over the volume weighted average price per share over the period commencing on April 11, 2013 and ending on May 24, 2013 (noting that these values exclude the potential for up to approximately $4.70 per share related to the CVRs, which provide each holder thereof the right to receive such payments as described in the section entitled "The CVRs" beginning on page [    •    ]);

  •
  approximately 73% of the nominal per share merger consideration will be in cash, which provides immediate liquidity and a high degree of certainty of value to the Company's stockholders;

  •
  the possibility that it could take a considerable period of time, if ever, before the trading price of Company common stock would reach and sustain at least the cash consideration of $12.70;

  •
  in addition to cash, each Company stockholder will receive CVRs, which may provide Company stockholders an opportunity to realize additional value to the extent the milestones set forth in the CVR agreement are achieved, through additional cash payments under the terms of the CVRs;

  •
  the board of directors' knowledge and familiarity with the Company's business, financial condition and results of operations, as well as its financial plan and prospects if it were to remain a standalone public company, and the Company's long-term capital needs, which would result in further significant dilution to the stockholders of the Company;

  •
  the risks inherent in the development and commercialization of therapies for abnormalities in blood lipids, the risks related to clinical data results, approval for marketing by the U.S. Food and Drug Administration, or the FDA, and any potential conditions or contingencies of such approval, and market acceptance, if approved, and other factors affecting the revenues and profitability of biotechnology products generally;

  •
  the significant risks and considerable costs associated with a successful launch and commercialization by the Company of Epanova™ due, in part, to our lack of any material U.S. and global sales or marketing infrastructure or capabilities;

  •
  the strategic options available to the Company (including a customary collaboration with or license to another party of Epanova™) and the Company's assessment that none of these options, including remaining as a standalone entity, is likely to present an opportunity that is equal or superior to the merger or to create value for the stockholders that is equal to or greater than that created by the merger in the foreseeable future;

  •
  trends in the industry in which the Company's business operates and the available strategic alternatives, including remaining a standalone public company or pursuing a transaction with another company in the industry, as well as the risks and uncertainties associated with such alternatives;

  •
  the assessment by the board of directors regarding the Company's prospects for substantially increasing stockholder value as a standalone company by building a commercial infrastructure, considering (i) the size of the sales force that the Company could reasonably afford to deploy with its financial resources, (ii) the expected growth in product sales given the size of such a sales force, (iii) the execution risks associated with transforming an emerging, development-stage company focused on product development into a profitable specialty pharmaceutical company with efficient sales execution and (iv) other risks and uncertainties related to the Company's business plan;

  •
  the board of directors' view that the sale and negotiation process yielded a full and fair price for the Company;

  •
  the risk that prolonging the sale and negotiation process further could have resulted in the loss of an opportunity to consummate a transaction with Parent and distracted senior management from implementing the Company's business plan;

  •
  the reputation of AstraZeneca and its ability to consummate large acquisition transactions on a timely basis;

  •
  the fact that the committed stockholders, solely in their capacity as stockholders, are supportive of the transaction and have agreed, pursuant to and subject to the conditions of the voting agreements, to vote their shares of Company common stock, representing approximately 60% of the issued and outstanding shares of Company common stock as of May 24, 2013, the last trading day prior to the public announcement of the execution of the merger agreement, in favor of the proposal to adopt the merger agreement;

  •
  the fact that Company stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to appraisal rights under the DGCL; and

  •
  the opinion of Goldman Sachs delivered to the Company's board of directors that, as of the date of its written opinion, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than AstraZeneca and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders, and the financial analyses related thereto prepared by Goldman Sachs and described below in "The Merger—Opinion of Goldman, Sachs & Co."

        The board of directors also specifically considered the following terms of the merger agreement and related documents (not in any relative order of importance):

  •
  the merger agreement permits the Company to respond to, and engage in discussions with, third parties who make unsolicited written acquisition proposals, and permits the Company to terminate the merger agreement if the board of directors changes its recommendation or to accept a superior proposal prior to the special meeting of stockholders, subject to the terms and conditions in the merger agreement;

  •
  the voting agreements entered into by the committed stockholders automatically terminate if the merger agreement is validly terminated by the Company in accordance with its terms;

  •
  the voting agreements entered into by the committed stockholders may be terminated by such committed stockholders if the board of directors changes its recommendation or the merger agreement is amended or modified in a manner that decreases the amount or changes the form of the merger consideration;

  •
  the termination fee provisions of the merger agreement were determined by the board of directors to be reasonably customary and not likely be a significant deterrent to competing offers that might constitute superior proposals to the merger;

  •
  the Company's ability to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

  •
  the limited conditions to the parties' obligations to complete the merger (including the absence of significant required regulatory approvals); nd

  •
  the customary nature of the representations, warranties and covenants of the Company in the merger agreement.

        In addition to the merger agreement, the board of directors also reviewed, considered and discussed the terms and potential ramifications of the other transaction documents proposed to be executed in connection with the merger agreement, including the voting agreements and the form of the CVR agreement.

        In the course of its deliberations, the board of directors also considered a variety of risks and other potentially negative factors, including the following:

  •
  the fact that the stockholders of the Company will have no ongoing equity interest in the surviving corporation following the merger, meaning that the stockholders will cease to participate in the Company's future earnings or growth (except to the extent that they receive payments under the CVRs), or to benefit from any increases in the value of Company common stock;

  •
  the restrictions the merger agreement imposes on soliciting alternative acquisition proposals;

  •
  the obligation that the Company pay a termination fee under certain circumstances, and the potential effect of such termination fee in deterring other potential acquirors from proposing alternative transactions (for a full description of the reasons the Company would be required to pay a termination fee to Parent, see "The Merger Agreement—Termination Fees");

  •
  the fact that the milestones necessary to trigger payments under the CVRs may not be achieved and therefore that no payments would be made pursuant to the CVRs;

  •
  the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether or not the merger is consummated (including in connection with any litigation that has resulted or may result from the announcement or pendency of the merger);

  •
  the risk that one or more conditions to the parties' obligations to complete the merger will not be satisfied, and the related risk that the merger may not be completed even if the merger agreement is adopted and approved by the Company's stockholders;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential adverse effect on the trading price of Company common stock and the potential disruptive effect on business and customer relationships;

  •
  the effect of a public announcement of the transactions on the Company's operations, stock price and employees and its ability to attract and retain key personnel while the merger is pending, as well as the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated by the merger agreement;

  •
  the fact that the committed stockholders are obligated to vote their shares of Company common stock, representing approximately 60% of the issued and outstanding shares of Company common stock as of May 24, 2013, the last trading day prior to the public announcement of the execution of the merger agreement, in favor of the transaction unless the board of directors changes its recommendation, the Company terminates the merger agreement or the merger agreement is amended or modified in a manner that decreases the amount or changes the form of the merger consideration (and accordingly, unless the voting agreements are terminated in accordance with their terms, the committed stockholders will vote their shares of Company common stock in favor of adopting the merger agreement and the adoption of the merger agreement will be approved);

  •
  the fact that the operations of the Company will be restricted by interim operating covenants under the merger agreement during the period between signing the merger agreement and the closing of the merger, which could effectively prohibit the Company from undertaking any strategic initiatives or other material transactions to the detriment of the Company and its stockholders;

  •
  the interests of our directors and executive officers in the merger, including the matters described under the section entitled, "The Merger—Interests of Certain Persons in the Merger" beginning on page [    •    ]; and

  •
  the fact that a cash transaction would be taxable to the Company's stockholders that are U.S. holders for U.S. federal income tax purposes.

        The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the principal factors considered by the board of directors. The board of directors collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the board of directors believed were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors. Rather, the board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

 Opinion of Goldman, Sachs & Co.

        On May 27, 2013, at a meeting of the board of directors, Goldman Sachs rendered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated May 27, 2013, to the effect that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $12.70 in cash and one CVR to be paid to the holders (other than AstraZeneca and its affiliates) of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated May 27, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex E. The following summary of Goldman Sachs' opinion is qualified in its entirety by reference to the full text of the opinion. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  the CVR agreement;

  •
  the Company's registration statement on Form S-1, as amended, including the Company's Prospectus, dated April 11, 2013, relating to the initial public offering of Company common stock;

  •
  certain publicly available research analyst reports for the Company; and

  •
  certain internal financial analyses and forecasts for the Company prepared by its management, including management's forecasts and assessments as to the probability and estimated timing of achievement of Milestone #1, Milestone #2 and Milestone #3 (as defined beginning on page [    •    ]), as approved for Goldman Sachs' use by the Company (which we refer to as the Forecasts). For a more detailed description of the Forecasts, see the section entitled "The Merger—Certain Unaudited Prospective Financial and Other Information Concerning the Company" beginning on page [    •    ].

        Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs, with the Company's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification. In that regard, Goldman Sachs assumed with the Company's consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the expected benefits of the merger in any way meaningful to Goldman Sachs' analysis. Goldman Sachs assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion did not address the underlying business decision of the Company to engage in the transactions contemplated by the merger agreement, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company, nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addressed only the fairness from a financial point of view to the holders (other than AstraZeneca and its affiliates) of shares of Company common stock, as of the date of the written opinion, of the merger consideration of $12.70 in cash and one CVR to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the CVR agreement, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the consideration to be paid to the holders (other than AstraZeneca and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company, AstraZeneca or Parent or the ability of the Company, AstraZeneca or Parent to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its written opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. Goldman Sachs' advisory services and the opinion expressed in its opinion were provided for the information and assistance of the board of directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to such merger or any other matter. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

  Summary of Material Financial Analyses

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 24, 2013, the last trading day before the delivery by Goldman Sachs of its written opinion described above, and is not necessarily indicative of current market conditions.

        Illustrative Analysis at Various Prices.    Goldman Sachs analyzed the implied equity premium per share of Company common stock represented by each of (1) the $12.70 per share in cash, without considering any potential payment under the terms of the CVR agreement, (2) an estimated value of the merger consideration determined by adding $12.70 and the estimated probability-adjusted present value of the potential CVR payments calculated by Goldman Sachs based on the Company management's estimates of the probability and timing of achievement of Milestone #1, Milestone #2 and Milestone #3 (as defined beginning on page [    •    ]) as reflected in the Forecasts and (3) the nominal undiscounted value of the merger consideration determined by adding $12.70 and the maximum amounts of the potential CVR payments (each of which we refer to as an Illustrative Price Per Share), in each case as compared to:

  •
  the $6.77 closing price per share of Company common stock on May 24, 2013,

  •
  the $8.00 offering price per share of Company common stock in the Company's initial public offering, and

  •
  the average trading price of $7.15 for the shares of Company common stock over the period from (but not including) April 11, 2013, the date of the Company's initial public offering, through (and including) May 24, 2013.

        Goldman Sachs also calculated the enterprise value associated with each Illustrative Per Share Price by multiplying the applicable Illustrative Price Per Share by the number of outstanding shares of

Company common stock on a diluted basis and subtracting the amount of the Company's cash balance on April 30, 2013 (as provided by the Company's management), where applicable.

        The results of this analysis are summarized as follows:

	Upfront Payment (without CVR)	Upfront Payment + Estimated Probability- Adjusted Present Value of CVR	Upfront Payment + Nominal Value of CVR
Illustrative Price Per Share	$12.70	$16.00	$17.40
Illustrative Enterprise Value (mm)	$252	$336	$372
% Premium to May 24, 2013 Price Per Share ($6.77)	88%	136%	157%
% Premium to Initial Public Offering Price ($8.00)	59%	100%	118%
% Premium to Average Trading Price Since the Initial Public Offering ($7.15)	78%	124%	144%

        Summary Discounted Cash Flow Analysis.    Goldman Sachs performed an illustrative discounted cash flow analysis on the Company on a standalone basis using estimated unlevered free cash flows for the Company reflected in the Forecasts to calculate an implied equity value per share of the Company. For purposes of its analysis, at the instruction of the Company's management, Goldman Sachs assumed that the Company would effect an incremental $100 million equity financing (net of $5 million of financing fees) at a price of $6.00 per share. Using discount rates ranging from 12.8% to 14.0% (reflecting estimates of the Company's weighted average cost of capital, which were derived by application of the Capital Asset Pricing Model), Goldman Sachs calculated a range of implied enterprise values for the Company by discounting to present value as of April 30, 2013 estimated unlevered free cash flows for the Company for the period from May 2013 through end of the 2025, the net proceeds of the assumed $100 million equity financing in 2014 and a terminal value of the estimated unlevered free cash flows of the Company for the periods after 2025 (calculated by applying perpetuity growth rates ranging from negative 10.0% to negative 20.0% to the Company management's estimate of terminal year unlevered free cash flows). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account Company management's guidance regarding the anticipated decline in Company revenues after the expiration of certain patents related to Epanova™. For purposes of its analysis, Goldman Sachs added to the range of the implied enterprise values it calculated the Company's cash balance as of April 30, 2013 to derive a range of implied equity values for the Company. Goldman Sachs divided this range of implied equity values by the Company's diluted outstanding shares calculated using the treasury stock method, as provided by the Company's management and as impacted by the assumed incremental $100 million equity financing to derive implied equity values per share of the Company ranging from $9.56 to $11.48. In the illustrative discounted cash flow analysis described in this paragraph, unlevered free cash flow, which is the Company's projected operating income, minus taxes (calculated by multiplying a tax rate based on Company management's guidance) by the Company's projected operating income, plus depreciation, minus its projected capital expenditures and minus or plus an increase or decrease, respectively, in its net working capital, was calculated using the Forecasts.

        Selected Transaction Analysis.    Goldman Sachs analyzed certain information relating to the following selected transactions, which comprised public acquisition transactions in the biopharmaceutical industry announced since June 7, 2006 with transaction values of between $300 million and $1 billion.

        For each of the selected transactions, Goldman Sachs calculated and compared the premium represented by the price per share paid for the target to (i) the undisturbed price per share of the target, (ii) the average closing price per share of the target during four weeks prior to the announcement date and (iii) the closing price per share of the target four weeks prior to the announcement date. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company's results, market size and product profile. The following table presents the results of this analysis:

Selected Transactions

Acquiror	Target	Date Announcement	Premium to Undisturbed Price (%)	Premium to Four Week Average (%)	Premium to Four Week Prior (%)
Gilead Sciences, Inc.	YM BioSciences Inc.	December 12, 2012	75%	82%	84%
BASF	Pronova BioPharma ASA	November 21, 2012	13%	17%	20%
Bausch + Lomb	Ista Pharmaceuticals, Inc.	March 26, 2012	134%	135%	125%
Merck & Co., Inc.	Inspire Pharmaceuticals, Inc.	April 5, 2011	26%	31%	26%
Bristol-Myers Squibb Company	ZymoGenetics, Inc.	September 7, 2010	77%	98%	119%
Abbott Laboratories	Facet Biotech Corporation	March 9, 2010	67%	62%	67%
Johnson & Johnson	Cougar Biotechnology, Inc.	May 21, 2009	18%	24%	23%
Endo Pharmaceuticals Holdings, Inc.	Indevus Pharmaceuticals, Inc.	January 5, 2009	43%	62%	69%
BTG PLC	Protherics PLC	September 18, 2008	42%	19%	0%
Sanofi Aventis	Acambis PLC	July 25, 2008	65%	66%	63%
ViroPharma Incorporated	Lev Pharmaceuticals, Inc.	July 15, 2008	49%	51%	49%
Shire Pharmaceuticals	Jerini AG	July 3, 2008	71%	101%	136%
Ipsen, S.A.	Tercica, Inc.	June 5, 2008	104%	109%	96%
GlaxoSmithKline PLC	Sirtris Pharmaceuticals, Inc.	April 22, 2008	76%	75%	81%
Galderma Laboratories, L.P.	CollaGenex Pharmaceuticals, Inc.	February 26, 2008	30%	33%	39%
Pfizer Inc.	Encysive Pharmaceuticals Inc.	February 20, 2008	118%	198%	262%
Nycomed US Inc.	Bradley Pharmaceuticals, Inc.	October 30, 2007	25%	19%	9%
Genzyme Corporation	Bioenvison, Inc.	May 29, 2007	67%	49%	68%
Actelion Ltd	CoTherix, Inc.	November 20, 2006	86%	55%	78%
Genentech, Inc.	Tanox, Inc.	November 9, 2006	38%	50%	57%
Stiefel Laboratories, Inc.	Connetics Corporation	October 23, 2006	49%	62%	61%
Genzyme Corporation	AnorMED Inc.	August 30, 2006	143%	110%	118%
Novartis Pharma AG	NeuTec Pharma PLC	June 7, 2006	109%	102%	110%

		High	143%	198%	262%
		Mean	66%	70%	76%
		Median	67%	62%	68%
		Low	13%	17%	0%

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to the Company or the merger.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its written opinion to the board of directors as to the fairness from a financial point of view of the consideration per share of Company common stock to be paid to the holders (other than AstraZeneca and its affiliates) of shares of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, AstraZeneca, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The type and amount of consideration was determined through arms'-length negotiations between the Company and Parent and was approved by the board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific consideration to the Company or the board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

        As described above, Goldman Sachs' opinion to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, AstraZeneca, any of their respective affiliates and third parties, including Sofinnova Partners SAS and New Enterprise Associates, Inc., affiliates of which are significant stockholders of the Company, and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the merger for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger. During the two-year period ended May 27, 2013, Goldman Sachs has not been engaged by the Company or its affiliates to provide services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs has provided certain investment banking and other financial services to AstraZeneca and its affiliates from time to time, for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as AstraZeneca's corporate broker since September 2005 and as joint book-running manager with respect to the public offering of 1.95% Notes due September 2019 (aggregate principal amount $1,000,000,000) and 4.00% Notes due September 2042 (aggregate principal amount $1,000,000,000) issued by AstraZeneca in September 2012. During the two-year period ended May 27, 2013, the Investment Banking Division of Goldman Sachs has received compensation for services provided to AstraZeneca and its affiliates of approximately $4,431,000. Goldman Sachs may also in the future provide investment banking and other financial services to the Company, AstraZeneca and their respective affiliates, and to Sofinnova Partners SAS and New Enterprise Associates, Inc. and their respective affiliates and portfolio companies, for which the investment banking division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Sofinnova Partners SAS or New Enterprise Associates, Inc. or their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Sofinnova Partners SAS or New Enterprise Associates, Inc. from time to time and may do so in the future.

        The board of directors selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated May 21, 2013, the Company engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of 0.80% of the aggregate consideration to be paid in the merger (but not less than $3.2 million), all of which is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Unaudited Prospective Financial and Other Information Concerning the Company

        The Company does not, as a matter of general practice, publicly disclose financial or other types of projections, due to the unpredictability of the underlying assumptions and estimates inherent in preparing such projections. However, the Company has elected to provide the unaudited prospective financial and other information set forth below in order to provide its stockholders access to selected non-public unaudited prospective financial and other information that was prepared in connection with the evaluation of a possible transaction and was provided to the board of directors and Goldman Sachs prior to the execution of the merger agreement. You should note that the prospective financial and other information constitutes forward-looking statements, and that the prospective financial and other information was not prepared with a view toward public disclosure. Inclusion of this information should not be regarded as an indication that any of the Company, or any of its affiliates, advisors, officers, employees, directors or representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or is indicative of guidance that the Company would provide as a stand-alone company should the transaction not be consummated. None of the Company or any of its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding the Company's ultimate performance compared to the prospective financial and other information or that forecasted results will be achieved. The Company has made no representation to Parent in the merger agreement or otherwise, concerning these or any financial forecast. See "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    •    ].

        The prospective financial and other information was prepared for internal use and is subjective in many respects. While presented with numeric specificity, the prospective financial and other information reflects numerous estimates and assumptions of the Company's management with respect to, as applicable, sales volume, managed care discounts, operating expense, capital expenditures, industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to the Company's business, many of which are beyond the Company's control. As a result, there can be no assurance that the prospective financial and other information will be realized or that actual results will not be significantly higher, lower or different than estimated. Since the prospective financial and other information covers multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to the Company's business and the industry in which it participates may affect actual results and result in the prospective financial and other information not being achieved. For a description of some of these factors, the Company's stockholders are urged to review the Company's most recent SEC filings as well as the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    •    ]. Economic and business environments can and do change quickly which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the prospective financial and other information will be achieved. The prospective financial information was not prepared with a view toward complying with United States generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of the prospective financial information. Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date of its preparation.

  Prospective financial information (dollars in millions)

	Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
US Net Adjusted Sales(1)	$—	$22	$95	$159	$208	$261	$313	$343	$358	$372	$387	$402	$418
Total Adjusted Sales(2)	—	22	95	161	216	278	336	372	394	413	430	447	465
Free Cash Flow(3)	(27)	(84)	(55)	(1)	40	95	99	96	105	112	117	122	126

(1)
US Net Adjusted Sales is defined as gross sales less estimated managed care rebates.

(2)
Total Adjusted Sales is defined as US Net Adjusted Sales, plus estimated non-U.S. royalty revenues.

(3)
Free Cash Flow is defined as non-GAAP Operating Profit / (Loss), less taxes, plus depreciation, less capital expenditures and plus or minus changes in net working capital.

        The prospective financial information was probability-adjusted. Specifically, an 85% probability was applied to gross sales and certain inputs for GAAP Operating Profit / (Loss) in connection with the preparation of the prospective financial information. Non-U.S. royalty income was probability adjusted at 75%.

        For the purposes of evaluating the proposed CVR agreement, management of the Company provided to Goldman Sachs and the board of directors an estimate that (A) Milestone #1 had a 75% probability of achievement by June 30, 2014 and an additional 14% probability of achievement as part of the achievement of Milestone #3 by December 31, 2020 (implying a probability of achievement of 89%) and (B) Milestone #2 had a 45% probability of achievement by March 31, 2016 and an additional 25% probability of achievement as part of the achievement of Milestone #3 by December 31, 2020 (implying a probability of achievement of 70%). As stated above, this prospective information constitutes forward-looking information and is subject to risks and uncertainties that could cause the actual results to differ materially from the projected results.

        The inclusion of this prospective information should not be regarded as an indication that the milestones for payments under the CVR agreement will be achieved or that the Company or Goldman Sachs believes that this information is a reliable prediction of future events, and this information should not be relied upon as such.

        Readers of this proxy statement are cautioned not to place undue reliance on the prospective financial and other information. The inclusion of the prospective financial and other information in this proxy statement should not be regarded as an indication that any of the Company or its affiliates, advisors, officers, employees, directors or representatives considered the prospective financial and other information to be predictive of actual future events, and the prospective financial and other information should not be relied upon as such. None of the Company or its affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from the prospective financial and other information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial and other information to reflect circumstances existing after the date the prospective financial and other information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial and other information are shown to be in error. The Company does not intend to make publicly available any update or other revision to the prospective financial and other information. None of the Company or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding the Company's ultimate performance compared to the information contained in the prospective financial and other information or that results in the prospective financial and other information will be achieved. The Company has made no representation to Parent in the merger agreement or otherwise concerning the prospective financial and other information.

Closing and Effective Time of Merger

        The merger agreement provides that the closing of the merger will take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 no later than two business days after the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or at such other place and time as Parent and the Company may mutually agree.

        The merger will become effective at the time when Company and Merger Subsidiary file a certificate of merger with the Delaware Secretary of State or at such later time as may be specified in such certificate of merger. We refer to this time as the effective time.

        We expect to complete the merger in the third quarter of 2013. However, the merger is subject to various conditions described below, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. As a result, there could be a substantial amount of time between the special meeting of the Company's stockholders and the completion of the merger.

Payment of Cash Consideration

        Promptly after the effective time of the merger, and in any event no later than the second business day following the closing, Parent will send, or will cause the exchange agent to send, to each holder of shares of Company common stock at the effective time (other than holders of excluded shares) a customary letter of transmittal and instructions describing how such holder may exchange shares of Company common stock for the cash consideration.

        Upon receipt by the exchange agent of (i) a properly completed letter of transmittal and (ii) an "agent's message" (or such other evidence, if any, of transfer as the exchange agent may reasonably request), Company stockholders (other than holders of excluded shares) will be entitled to receive the merger consideration into which the shares of Company common stock are converted in the merger. Until so surrendered or transferred, as the case may be, after the effective time of the merger, each share of Company common stock will represent for all purposes only the right to receive the merger consideration.

        If there is a transfer of ownership of Company common stock that is not registered in the records of the Company's transfer agent, payment of any portion of the merger consideration as described above will be made to a person other than the person in whose name transferred shares of Company common stock are registered only if (i) such shares have been properly transferred and (ii) the person requesting such payment (A) pays to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or (B) establishes to the satisfaction of the exchange agent that such taxes have been paid or are not payable.

 Interests of Certain Persons in the Merger

        In considering the recommendation of the board of directors to adopt the merger agreement, you should be aware that the Company's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company's stockholders generally. The board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Company's stockholders that the merger agreement be adopted.

        The interests of the Company's directors and executive officers include those described below.

        For further information with respect to the arrangements between the Company and its named executive officers, see the information included under "Advisory Vote on Merger-Related Compensation for the Company's Named Executive Officers" beginning on page [    •    ].

  Accelerated Vesting of Equity Awards

        The merger agreement provides that all stock options held by the Company's directors and executive officers will become fully vested at least ten business days before the effective time of the merger. Each holder of a stock option will have the right to exercise such stock option during a specified exercise period. The exercise period will begin on the date the Company provides notice of the exercise period, which must occur no later than ten business days before the effective time of the merger, and end two business days prior to the effective time of the merger. The stock option holders who exercise their stock options will be entitled to the same cash consideration and CVRs, with respect to the shares received upon exercise, as other holders of common shares. Each stock option that remains unexercised immediately prior to the effective time of the merger will be canceled at the effective time, without any payments to the holders of such stock options.

        The merger agreement provides that all restricted shares will become vested immediately prior to the effective time of the merger. The holders of restricted shares will receive the same cash consideration and CVRs as other holders of common shares.

        The following table sets forth the cash payments that each director and executive officer may be entitled to receive in respect of his outstanding equity awards, assuming that (1) the merger is completed on July 31, 2013, (2) all stock options with an exercise price of $12.70 or less are exercised, and (3) the executive remains employed by the Company until the effective time of the merger. The stock option holders are required to pay an exercise price for each share; the table shows the excess of the cash consideration for the shares over the exercise price. For the values of the executives' unvested equity awards that are not scheduled to vest prior to July 31, 2013, but will vest in connection with the merger, see the "Equity" column of the table under "The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation" below.

Payments to Directors and Executive Officers in Respect of Shares of Equity Awards

Name	Shares(1)	Initial Cash Consideration(2)	CVRs(3)
George Horner	204,308	$2,526,289	$960,248
Gerald L. Wisler	119,449	$1,517,002	$561,410
Michael H. Davidson, M.D.	119,449	$1,517,002	$561,410
Christian S. Schade	316,292	$3,359,337	$1,486,572
Bernardus (Ben) N. Machielse	221,404	$2,351,532	$1,040,599

(1)
For Mr. Horner, consists of 204,308 shares (34,052 of which will not otherwise be vested as of July 31, 2013) underlying a stock option with an exercise price of $0.3349. For Mr. Wisler and

  Dr. Davidson, consists of 119,449 unvested restricted shares. For Mr. Schade, consists of 316,292 shares (171,324 of which will not otherwise be vested as of July 31, 2013) underlying a stock option with an exercise price of $2.079 per share. For Mr. Machielse, consists of 221,404 shares (119,927 of which will not otherwise be vested as of July 31, 2013) underlying a stock option with an exercise price of $2.079 per share.

(2)
For Mr. Horner, consists of the excess of $12.70 per share over the exercise price of $0.3349 per share. For Mr. Wisler, and Dr. Davidson, consists of $12.70 per share. For Mr. Schade and Mr. Machielse, consists of the excess of $12.70 per share over the exercise price of $2.079 per share.

(3)
Assumes that the total payments under the CVR for each share will be approximately $4.70 per share. As explained above, each CVR payment is conditioned on achieving performance objectives that will not necessarily be achieved.

        As described in the section entitled "Security Ownership of Certain Beneficial Owners and Management" beginning on page [    •    ], Messrs. Wisler, Davidson, Schade, Machielse and Horner directly hold shares of Company common stock. If the merger is consummated, these individuals will receive the same merger consideration as the Company's stockholders generally with respect to these shares.

        Neither of Messrs. Mott or Seghezzi, the Company's other non-employee directors, directly hold shares of Company common stock or outstanding equity awards. However, as described under "Security Ownership of Certain Beneficial Owners and Management" beginning on page [    •    ], Mr. Mott is a director of NEA 13 GP, LTD, the general partner of NEA Partners 13, L.P., and Mr. Seghezzi is a partner of Sofinnova Partners SAS, the management company of Sofinnova Capital VI FCPR. If the merger is consummated, certain affiliates of NEA 13 GP, LTD and Sofinnova Partners SAS will receive the same per share merger consideration as the Company's stockholders generally. Messrs. Mott and Seghezzi disclaim beneficial ownership with respect to any such shares of Company common stock, except to the extent of their respective pecuniary interests therein, if any.

  Termination Benefits of Executive Officers

        Each of our executive officers has an employment agreement with the Company. Each employment agreement entitles the executive to severance pay if (i) the Company terminates his employment without cause (as defined below) or (ii) the executive resigns for good reason (as defined below), in each case at or after the effective time of the merger. Each executive's right to severance pay is conditioned on the executive executing and not revoking a general release of claims against the Company and its affiliates, and complying with his obligations under the restrictive covenants described below under "Non-Compete and Non-Solicitation." Subject to these conditions, the employment agreements provide for the following severance payments if the executive's employment terminates under circumstances that give rise to severance after the merger:

  •
  for Mr. Wisler and Dr. Davidson, (i) continued base salary and benefits until the later of the second anniversary of the merger or the first anniversary of his termination date, (ii) payment of any bonus that was previously granted but not paid, and (iii) continued health care benefits for the executive and his spouse for life;

  •
  for Mr. Schade, (i) continued base salary and health benefits for 12 months after termination and (ii) payment of any bonus that was previously granted but not paid; and

  •
  for Mr. Machielse, (i) continued base salary and health benefits for nine months after termination, and (ii) payment of any bonus that was previously granted but not paid.

        The terms "cause" and "good reason" are defined in the executives' employment agreements. In general:

  •
  "cause" includes (i) the executive's intentional, willful or knowing failure or refusal to perform his duties (other than as a result of physical or mental illness, accident or injury) or any other material breach of his employment agreement, (ii) dishonesty, willful or gross misconduct, or illegal conduct by the executive in connection with his employment, (iii) the executive's conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (other than negligent operation of a motor vehicle) and (iv) a material breach by the executive of his confidentiality agreement with the Company; and

  •
  "good reason" includes (i) a material adverse change in the executive's title or any material diminution in the executive's authority or responsibilities, (ii) certain reductions in base salary, (iii) a material breach by the Company of its obligations under the executive's employment agreement and (iv) certain material relocations.

  Non-Compete and Non-Solicitation

        Each of the executive officers has entered into an agreement with the Company that:

  •
  prohibits the executive from disclosing any of the Company's proprietary information received during the course of employment;

  •
  requires the executive to assign to the Company any inventions conceived or developed during the course of employment;

  •
  restricts the executive from competing with the Company during his employment and for 12 months thereafter; and

  •
  restricts the executive from soliciting the Company's employees, consultants, customers or suppliers during his employment and for 12 months thereafter.

        The Company may discontinue severance payments if the executive materially breaches this agreement.

  Golden Parachute Compensation

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation that may become payable to our executive officers (each of whom is a "named executive officer" under SEC disclosure rules). The Company stockholders are being asked to approve, on a non-binding, advisory basis, such compensation for these executives (see section entitled "Advisory Vote on Merger-Related Compensation For the Company's Named Executive Officers" beginning on page [    •    ]). Because the vote to approve such compensation is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the merger agreement is approved at the special meeting (or any adjournment thereof) and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table.

        The table below sets forth the compensation that may become payable to each named executive officer. If (i) the Company terminates the executive officer's employment without cause or (ii) he resigns for good reason at or after the effective time of the merger, severance amounts (including continued base salary and health benefits) may become payable to each executive officer. The definitions of "cause" and "good reason" are described in the section entitled "The Merger—Interests

of Certain Persons in the Merger—Termination Benefits of Executive Officers" beginning on page [    •    ]. Each executive's right to these severance amounts is conditioned on the executive executing and not revoking a general release of claims against the Company and its affiliates, and complying with his obligations under certain restrictive covenants, as further described in the section entitled "The Merger—Interests of Certain Persons in the Merger—Non-Compete and Non-Solicitation" beginning on page [    •    ]. The merger agreement provides that all unvested stock options and shares of restricted stock held by the executive officers will become fully vested prior to the effective time of the merger—without regard to whether the executive terminates employment.

        The amounts indicated below are estimates of amounts that would be payable assuming that the merger is consummated on July 31, 2013 and assuming that the named executive officers terminated employment immediately thereafter on a basis entitling them to severance payments. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by the named executive officers may differ in material respects from the amounts set forth below. See the footnotes to the table for additional assumptions.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursement(5)	Other (6)	Total
Gerald L. Wisler	$700,000	$2,078,413	$0	$444,000	$0	$0	$3,222,413
Christian S. Schade	$300,000	$2,624,855	$0	$25,800	$0	$0	$2,950,655
Michael H. Davidson, M.D.	$600,000	$2,078,413	$0	$410,000	$0	$0	$3,088,413
Bernardus (Ben) N. Machielse	$225,000	$1,837,402	$0	$19,400	$0	$0	$2,081,802

(1)
As further described under "The Merger—Interests of Certain Persons in the Merger—Termination Benefits of Executive Officers" beginning on page [    •    ], the payments in this column consist of continued payments of base salary for the specified period. Such payments are made in accordance with the Company's payroll practices over the applicable severance period following a qualifying termination, subject to execution of a release of claims and compliance with restrictive covenants. There are no unpaid bonuses.

(2)
The merger agreement provides that all unvested stock options and shares of restricted stock held by the executive officers will become fully vested prior to the effective time of the merger, without regard to whether the executive terminates employment at or following the merger.

For Mr. Wisler and Dr. Davidson, amounts in this column reflect a cash payment for 119,449 unvested restricted shares at $12.70 per share, plus payment of approximately $4.70 per share under the CVR agreement.

For Messrs. Schade and Machielse, the amounts in this column assume that all stock options with an exercise price of $12.70 or less are exercised prior to the effective time of the merger and reflect a cash payment the applicable executive officer will receive in respect of shares of common stock issued upon exercise of such stock options (such cash payment equaling, for each share of common stock issued, $12.70 minus the exercise price per share, plus payment of $4.70 under the CVR agreement). Upon exercise, Mr. Schade has 171,324 shares in respect of his in-the-money stock options that are not already vested and Mr. Machielse has 119,927 shares in respect of his in-the-money stock options that are not already vested as of July 31, 2013. The amount shown assumes that Mr. Machielse will not exercise his stock option to buy 28,667 shares at an exercise price of $15.36, and that such stock option will therefore be canceled.

(3)
None of the named executive officers will become eligible for pension or nonqualified deferred compensation benefit enhancements as a result of the proposed transaction.

(4)
Reflects health benefits provided in connection with a qualifying termination of employment at or following the effective time of the merger.

For Messrs. Wisler and Davidson, amounts in this column reflect the value of the continued health care benefits (at AstraZeneca self insured retiree medical rates) for the executive and his spouse for life (and dependents for a limited period, if any) as described under "The Merger—Interests of Certain Persons in the

  Merger—Termination Benefits of Executive Officers" beginning on page [    •    ]. The amount shown assumes that the Company's cost to provide such benefits will be $25,823 for Mr. Wisler (including dependents) and $20,658 for Mr. Davidson, increased for heath care inflation (as described below), until the executive reaches age 65, and that after age 65, the Company's cost will be $3,600 per year (in 2013 dollars), increased for health care inflation at the rate described below. The amounts shown assume RP2000 mortality, with no collar adjustments (specific to gender), projected 20 years at scale AA, and a discount rate of 4.05% which was the buyer's U.S. GAAP discount rate as of December 31, 2012. For Messrs. Schade and Machielse, amounts in this column reflect the Company's expected cost for continued health care benefits for the specified period as described under "The Merger—Interests of Certain Persons in the Merger—Termination Benefits of Executive Officers" beginning on page [    •    ]. For purposes of these calculations, the health care inflation rate is assumed to be 8.20% for 2013, 7.55% for 2014, 6.90% for 2015, 6.25% for 2016, 5.60% for 2017, and 5.00% for 2018 and each year thereafter.

(5)
None of the named executive officers are currently eligible for any tax reimbursements as a result of the proposed transaction.

(6)
None of the named executive officers are currently eligible for any other compensation as a result of the proposed transaction that is not otherwise shown in this table.

  Indemnification of Certain Stockholders

        In order to induce the entrance by affiliates of Sofinnova Partners SAS and New Enterprise Associates, Inc. into the voting agreements, the Company entered into customary indemnification agreements with such committed stockholders.

Material U.S. Federal Income Tax Consequences of the Merger

        The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) of Company common stock whose shares are converted to cash and CVRs in the merger. This summary does not address any tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction or U.S. federal laws other than U.S. federal income tax laws and does not address tax considerations applicable to holders who receive cash pursuant to the exercise of appraisal rights. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable U.S. Treasury Regulations, published positions of the Internal Revenue Service, court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders of Company common stock in light of their particular circumstances or U.S. holders of Company common stock subject to special treatment under U.S. federal income tax law, such as:

  •
  entities treated as partnerships for U.S. federal income tax purposes, S corporations or other pass-through entities;

  •
  persons who hold Company common stock as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

  •
  U.S. holders whose functional currency is not the U.S. dollar;

  •
  United States expatriates;

  •
  persons who acquired Company common stock through the exercise of employee stock options or otherwise as compensation;

  •
  persons subject to the U.S. alternative minimum tax;

  •
  banks, insurance companies and other financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt organizations;

  •
  brokers or dealers in securities or foreign currencies; and

  •
  traders in securities that elect mark-to-market treatment.

        Company stockholders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash and the CVRs in exchange for shares of Company common stock pursuant to the merger (including the application and effect of any state, local or non-U.S. income and other tax laws).

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding shares of Company common stock should consult their tax advisors regarding the tax consequences of the merger.

        This discussion applies only to Company stockholders that hold their shares of Company common stock as a capital asset within the meaning of Section 1221 of the Code.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Company common stock that is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

  Tax Consequences of the Merger Generally

        The exchange of shares of Company common stock for cash and CVRs in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash and CVRs in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the cash consideration received with respect to such shares and the U.S. holder's adjusted tax basis in such shares. A U.S. holder's adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction) owned by a U.S. holder. Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder's holding period for the shares of Company common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by certain individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

        Pursuant to the merger agreement and the CVR agreement, the parties to the merger agreement and the CVR agreement have agreed to treat and report any CVR payments (except to the extent of any imputed interest, as described below) for all tax purposes as additional consideration for the sale of shares of Company common stock in the merger, except as required by applicable law. There is substantial uncertainty as to the tax treatment of the CVRs. The receipt of the CVRs as part of the merger consideration may be treated as a "closed transaction" or an "open transaction" for U.S. federal income tax purposes, which affects the amount of gain, if any, that may be recognized at the time of consummation of the merger. There is no authority directly on point addressing whether contingent value rights with characteristics similar to the CVRs should be taxed as "open transactions" or "closed transactions" and such question is inherently factual in nature. Accordingly, you are urged to consult your tax advisors regarding this issue.

  Treatment of Consideration Received Upon Consummation of the Merger

        Treatment as an Open Transaction.    The receipt of the CVRs would generally be treated as an "open transaction" if the fair market value of the CVRs cannot be "reasonably ascertained." Subject to the Section 483 Rules discussed below, if the transaction is an open transaction for U.S. federal income tax purposes, the CVRs would not be taken into account in determining the U.S. holder's taxable gain upon receipt of the merger consideration and a U.S. holder would take no tax basis in the CVRs. A U.S. holder would recognize capital gain as payments with respect to the CVRs are made in accordance with a U.S. holder's regular method of accounting for U.S. federal income tax purposes, but only to the extent the sum of such payments (and all previous payments under the CVRs), together with the amount received upon consummation of the merger discussed above, exceeds such U.S. holder's adjusted tax basis in the shares surrendered pursuant to the merger. Subject to the Section 483 Rules discussed below, if the transaction is an open transaction for U.S. federal income tax purposes, a U.S. holder who does not receive cumulative payments pursuant to the merger in an amount at least equal to such U.S. holder's adjusted tax basis in the shares of common stock surrendered pursuant the merger will recognize a capital loss in the year that the U.S. holder's right to receive further payments under the CVRs terminates.

        Treatment as a Closed Transaction.    If the value of the CVRs can be "reasonably ascertained," the merger should be treated as a "closed transaction" for U.S. federal income tax purposes and a U.S. holder would recognize gain or loss upon consummation of the merger taking into account the amount of cash plus the fair market value of the CVRs, determined on the date of the consummation of the merger. If the merger is a "closed transaction" for U.S. federal income tax purposes, a U.S. holder's initial tax basis in the CVRs will equal the fair market value of the CVRs on the date of the consummation of the merger. The holding period of the CVRs will begin on the day following the date of the consummation of the merger.

  Future Payments on the CVRs

        Treatment as an Open Transaction.    If the merger is treated as an "open transaction," a payment pursuant to a CVR to a U.S. holder of a CVR should be treated as a payment under a contract for the sale or exchange of shares of common stock to which Section 483 of the Code applies, which we refer to as the Section 483 Rules. Under the Section 483 Rules, a portion of the payment(s) made pursuant to a CVR will be treated as interest. Any interest portion of a payment made pursuant to a CVR will be ordinary income to the U.S. holder of a CVR. The interest amount will equal the excess of the amount received over its present value at the consummation of the merger, calculated using the applicable federal rate as the discount rate. The U.S. holder of a CVR must include in the U.S. holder's taxable income interest pursuant to the Section 483 Rules using such U.S. holder's regular method of accounting. The portion of the payment pursuant to a CVR that is not treated as interest under the Section 483 Rules will generally be treated as a payment with respect to the sale of shares of common stock, as discussed above in "Treatment of Consideration Received Upon Consummation of the Merger—Treatment as an Open Transaction."

        Treatment as a Closed Transaction.    If the merger is a "closed transaction" for U.S. federal income tax purposes, there is no direct authority with respect to the treatment of contingent value rights payments similar to the CVR payments. If the merger is treated as a "closed transaction," payment, if any, with respect to the CVRs would likely be treated as non-taxable return of a U.S. holder's adjusted tax basis in the CVR. To the extent that payments are not treated as such, payments may be treated as any of (i) payments with respect to a sale of a capital asset, (ii) income taxed at ordinary rates or (iii) dividends. Additionally, it is possible that a portion of a payment, if any, would constitute imputed interest under the Section 483 Rules.

        Due to the legal and factual uncertainty regarding the tax treatment of the CVRs, you should consult your tax advisors concerning the recognition of gain, if any, resulting from the receipt of the CVRs in the merger.

  Backup Withholding

        Under the "backup withholding" provisions of the Code, you may be subject to information reporting and backup withholding at a rate of 28% on any cash payments you receive for Company common stock in the merger. In addition, payments pursuant to the CVRs may be subject to backup withholding and information reporting. You generally will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

  •
  provide proof that you are otherwise exempt from backup withholding.

        Backup withholding is not an additional federal income tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service. Each U.S. holder should consult its own tax advisors as to the qualification for an exemption from backup withholding and the procedures for obtaining such exemption.

        This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

 Regulatory Approvals

        Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been earlier terminated.

        On May 30, 2013, the Company and Parent filed notification of the proposed merger with the FTC and the DOJ under the HSR Act. The waiting period with respect to the notification filed under the HSR Act expires 30 calendar days after such filing, or on July 1, 2013.

        At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

        There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. For a description of the parties' obligations with respect to regulatory approvals related to the merger, see "The Merger Agreement—Filings; Other Actions; Notification" beginning on page [    •    ].

Litigation Relating to the Merger

        The Company and the board of directors have been named as defendants in a purported class action brought by alleged holders of Company common stock. On May 31, 2013, Barbara Wolfson, a purported stockholder of the Company, filed an action in the Court of Chancery of the State of Delaware captioned Barbara Wolfson v. Omthera Pharmaceuticals, Inc., et al., C.A. No. 8611. The complaint alleges that the board of directors has breached its fiduciary duties to the Company's stockholders in connection with the merger. The complaint generally alleges that the consideration in the proposed merger is financially inadequate, that the merger agreement improperly favors the proposed buyers and unduly precludes an alternative bid, and that the sales process leading up to the execution of the merger agreement was flawed. The complaint generally seeks an injunction preventing the consummation of the merger and compensatory damages.

        The Company and the board of directors believe that the claims in this lawsuit are without merit, and they intend to vigorously defend all pending claims.

THE MERGER AGREEMENT

        This section describes the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety, as it, together with the form of CVR agreement attached as Annex C are the legal documents governing the merger. This section is not intended to provide you with any factual information about us, AstraZeneca or any of their respective affiliates. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, "Where You Can Find More Information" beginning on page [    •    ].

 Explanatory Note Regarding the Merger Agreement

        The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company's public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Subsidiary were qualified and subject to important limitations agreed to by the Company, Parent and Merger Subsidiary in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the confidential disclosure schedules that the Company delivered to Parent in connection with the execution of the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective affiliates.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

        The merger agreement provides for the merger of Merger Subsidiary with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as an indirect wholly owned subsidiary of AstraZeneca.

        The directors of Merger Subsidiary at the effective time of the merger will be the initial directors of the surviving corporation until successors are duly elected or appointed and qualified in accordance with applicable law. The officers of the Company at the effective time of the merger will be the initial officers of the surviving corporation until successors are duly elected or appointed and qualified in accordance with applicable law.

        At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended as set forth in Annex I to the merger agreement. The bylaws of Merger Subsidiary immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

        Following the completion of the merger, the Company common stock will be delisted from the NASDAQ Global Market, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

        The merger agreement provides that, unless the parties otherwise agree, the closing of the merger will take place no later than two business days after the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) described in the section entitled, "The Merger Agreement—Conditions to the Merger" beginning on page [    •    ].

        The merger will become effective at the time when Company and Merger Subsidiary file a certificate of merger with the Delaware Secretary of State or at such later time as may be specified in such certificate of merger. We refer to this time as the effective time of the merger.

        We expect to complete the merger in the third quarter of 2013. However, the merger is subject to various conditions described below, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. As a result, there could be a substantial amount of time between the special meeting of the Company's stockholders and the completion of the merger.

Treatment of Common Stock, Stock Options, Restricted Stock and Warrants

  Common Stock

        At the effective time of the merger, each share of Company common stock outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted automatically into the right to receive (i) the cash consideration plus (ii) one CVR, which represents the right to receive contingent payments of up to approximately $4.70 in cash in the aggregate, without interest, less any applicable withholding taxes, if specified milestones are achieved within agreed upon time periods, subject to and in accordance with the terms and conditions of the CVR agreement.

        If, between the date of the merger agreement and the effective time, the outstanding shares of Company common stock are changed into a different number of share or a different class (including, but not limited to, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or stock dividend thereon), the merger consideration will be correspondingly adjusted to reflect such change and to provide the holders of Company common stock the same economic effect as contemplated by the merger agreement prior to such action.

  Stock Options

        The merger agreement requires the Company to take all action necessary to cause each stock option to be vested and exercisable at least ten business days prior to the closing date. At least ten business days prior to the closing date, the Company must provide written notice to each holder of stock options that such holder will have the right, during the period beginning on the date of such notice and ending two business days prior to the closing date, to exercise such stock options by providing the Company with notice of exercise and full payment of the applicable exercise price using any method permitted by such stock options (other than by delivery of a promissory note). Each stock option that remains unexercised immediately prior to the effective time of the merger will be cancelled at such time without consideration therefor.

  Restricted Stock

        Each share of Company common stock subject to vesting, repurchase or other lapse restrictions that is outstanding immediately prior to the effective time, which we refer to as restricted shares, will be vested and all restrictions thereon will lapse and each such restricted share will be converted into the right to receive the merger consideration, less any applicable withholding taxes.

  Warrants

        The merger agreement requires the Company to take all action necessary to cause, at the effective time of the merger, each outstanding unexercised warrant to purchase shares of Company common stock, whether or not exercisable, to be cancelled and converted into the right to receive, less any applicable withholding taxes, (i) an amount in cash equal to the product of (A) the excess, if any, of the cash consideration over the applicable exercise price per share of Company common stock of such warrant multiplied by (B) the total number of shares of Company common stock subject to such warrant, and (ii) one CVR multiplied by the total number of shares of Company common stock subject to such warrant.

Surrender and Payment Procedures

        Prior to the effective time of the merger, Parent will appoint an exchange agent reasonably acceptable to the Company for the purpose of exchanging shares of Company common stock for the merger consideration. Parent or one of its affiliates will deposit, or will cause to be deposited, with the exchange agent, in trust for the benefit of Company stockholders, cash in an amount sufficient to pay the aggregate cash consideration to be paid in respect of shares of Company common stock (other than excluded shares). Promptly after the effective time of the merger, and in any event no later than the second business day following the closing, Parent will send, or will cause the exchange agent to send, to each holder of shares of Company common stock at the effective time (other than holders of excluded shares) a customary letter of transmittal and instructions describing how such holder may exchange shares of Company common stock for the merger consideration.

        Upon receipt by the exchange agent of (i) a properly completed letter of transmittal and (ii) an "agent's message" (or such other evidence, if any, of transfer as the exchange agent may reasonably request), Company stockholders (other than holders of excluded shares) will be entitled to receive the merger consideration into which the shares of Company common stock are converted in the merger. Until so surrendered or transferred, as the case may be, after the effective time of the merger, each share of Company common stock will represent for all purposes only the right to receive the merger consideration.

        If there is a transfer of ownership of Company common stock that is not registered in the records of the Company's transfer agent, payment of the merger consideration as described above will be made to a person other than the person in whose name surrendered or transferred shares of Company common stock are registered only if (i) such shares have been properly transferred and (ii) the person requesting such payment (A) pays to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or (B) establishes to the satisfaction of the exchange agent that such taxes have been paid or are not payable.

        No interest will be paid or payable with respect to the merger consideration. The exchange agent, the rights agent (with respect to the CVRs), the surviving corporation and Parent will each be entitled to deduct and withhold any applicable taxes from the merger consideration. Any amount that is withheld will be treated as having been paid to the person in respect of which such deduction or withholding was paid.

        After the effective time of the merger, there will be no further registration of transfers of shares of Company common stock on the Company's stock transfer books. If, after the effective time of the merger, shares of Company common stock are presented to the surviving corporation or the exchange agent, they will be cancelled and exchanged for the merger consideration provided for, and in accordance with the procedures set forth, in the merger agreement.

        Any portion of the merger consideration made available to the exchange agent that remains unclaimed by former record holders of Company common stock one year after the effective time of the merger will be returned to Parent or one of its affiliates. Any holder of Company common stock (other than a holder of excluded shares) who has not, prior to the effective time of the merger, exchanged its shares for the merger consideration in accordance with the procedures set forth above may thereafter look only to Parent for payment of the merger consideration with respect to such shares. Neither Parent nor any of its affiliates will be liable to any holder of shares of Company common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

        The Company has made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the confidential disclosure schedules that the Company delivered to Parent in connection with the execution of the merger agreement. These representations and warranties relate to, among other things:

  •
  corporate existence, good standing and corporate power;

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  due authorization, execution, delivery and enforceability of the merger agreement;

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  the stockholder vote required for adoption of the merger agreement;

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  required regulatory filings and governmental approvals;

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  the absence of certain conflicts in connection with the Company's entry into the merger agreement and the completion of the transactions contemplated thereby;

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  capitalization;

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  absence of subsidiaries or other investments in other entities, including joint ventures;

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  SEC filings and internal controls;

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  financial statements;

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  accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

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  absence of certain changes and events since December 31, 2012;

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  absence of undisclosed material liabilities;

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  compliance with laws and court orders, including anti-bribery laws;

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  absence of litigation;

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  matters relating to owned and leased property;

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  intellectual property matters;

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  taxes;

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  employee benefit matters;

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  environmental matters;

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  material contracts and the performance of obligations and absence of breaches thereunder;

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  absence of undisclosed finders' and brokers' fees;

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  receipt of the opinion of Goldman Sachs with respect to the fairness of the merger consideration;

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  inapplicability of antitakeover statutes;

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  regulatory matters;

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  transactions with affiliates; and

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  insurance.

        The merger agreement also contains customary representations and warranties made by Parent that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent relate to, among other things:

  •
  corporate existence, good standing and corporate power;

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  due authorization, execution, delivery and enforceability of the merger agreement;

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  required regulatory filings and governmental approvals;

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  the absence of certain conflicts in connection with Parent's and Merger Subsidiary's entry into the merger agreement and the completion of the transactions contemplated thereby;

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  accuracy of information supplied to the Company by Parent or Merger Subsidiary for use in this proxy statement, as it may be amended or supplemented from time to time;

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  absence of undisclosed finders' and brokers' fees;

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  availability of funds to consummate the merger;

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  ownership and operations of Merger Subsidiary; and

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  disclaimer of other representations and warranties.

        Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a "material adverse effect" standard. For purposes of the merger agreement, a "material adverse effect" means, with respect to the Company, a material adverse effect on (i) the Company's ability to consummate the transactions contemplated by the merger agreement or to perform its obligations under the merger agreement or (ii) the financial condition, business or results of operations of the Company, excluding any effect to the extent arising or resulting from:

  •
  changes in general United States or global economic conditions, including changes generally affecting United States or global credit, currency, financial or capital markets, or changes in general United States or global regulatory, legal, legislative or political conditions, except to the extent such fact, change, event, occurrence or effect has a materially disproportionate adverse effect on the Company relative to other participants in the industry in which the Company operates;

  •
  changes (including changes in applicable law or GAAP) or conditions generally affecting the industry in which the Company operates, except to the extent such fact, change, event, occurrence or effect has a materially disproportionate adverse effect on the Company relative to other participants in the industry in which the Company operates;

  •
  any acts of war, sabotage or terrorism, outbreak or escalation of hostilities or war (whether or not declared) or epidemics, pandemics or natural disasters (whether or not caused by any person or any force majeure event), except to the extent such fact, change, event, occurrence or effect has a materially disproportionate adverse effect on the Company relative to other participants in the industry in which the Company operates;

  •
  the announcement of the transactions contemplated by the merger agreement, including the impact thereof on relationships of the Company, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators (it being understood that the foregoing does not apply with respect to a representation or warranty contained in the merger agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the merger or any of the other transactions contemplated by the merger agreement or the performance of obligations under the merger agreement);

  •
  any decline in the market price, or change in trading volume, of any capital stock of the Company (it being understood that the foregoing shall not prevent or otherwise affect a determination that any fact, change, event, occurrence or effect that contributed to such decline or failure has resulted in or contributed to a material adverse effect);

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  any failure of the Company to meet any internal or public projections, forecasts, budgets or estimates of revenue, earnings, cash flow or cash position (it being understood that the foregoing shall not prevent or otherwise affect a determination that any fact, change, event, occurrence or effect that contributed to such decline or failure has resulted in or contributed to a material adverse effect);

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  any action taken by the Company that is expressly required by the merger agreement or taken at the prior written request of or with the prior written consent of Parent; or

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  any actions, requests, decisions, findings or determinations by a governmental authority, or any panel or advisory body empowered or appointed thereby, related to a New Drug Application (or foreign equivalent thereto) submitted by or on behalf of the Company to the FDA or any other governmental authority.

        For the purpose of the merger agreement, a "material adverse effect" means, with respect to Parent, a material adverse effect on Parent's ability to consummate the transactions contemplated by the merger agreement or to perform its obligations under the merger agreement.

        The representations and warranties in the merger agreement of each of the Company, Parent and Merger Subsidiary will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of the Company Pending the Merger

        The merger agreement provides that, from the date of the merger agreement until the effective time of the merger, except (a) as otherwise required by the merger agreement, (b) as set forth in the confidential disclosure schedules delivered by the Company to Parent in connection with the execution of the merger agreement, (c) as may be required to comply with applicable law or as may be required by a governmental authority or (d) with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), the Company must (i) conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to (A) develop Epanova™ and a combination product that contains both rosuvastatin and Epanova™ as its sole active ingredients, co-formulated in a single, fixed dose combination, and take actions to obtain approval from the FDA to commercialize such products for use in humans, including certain specified actions, (B) preserve intact its present business organization, (C) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals an authorizations, (D) keep available the services of its directors, officers, employees and consultants and (E) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with the Company. Without limiting the above, and subject to the exceptions set forth in items (a) through (d) above, the Company may not:

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  amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) or form a subsidiary;

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  (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any securities of the Company;

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  (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any securities of the Company, other than the issuance of any shares of Company common stock upon the exercise of stock options or warrants outstanding on the date of the merger agreement in accordance with their terms on the date of the merger agreement, or (ii) amend any term of any security of the Company (whether by merger, consolidation or otherwise);

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  incur any capital expenditures or any obligations or liabilities in respect thereof;

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  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company in a manner that is consistent with past practice;

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  sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any lien on, any of the Company's assets (including any intellectual property owned by or licensed to the Company), securities, properties, interests or businesses, other than (except in the case of any intellectual property owned by or licensed to the Company) sales of obsolete equipment in the ordinary course of business consistent with past practice;

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  make any loans, advances or capital contributions to, or investments in, any other person, other than advances to its employees in the ordinary course of business consistent with past practice;

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  create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company's existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company;

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  (i) enter into, amend, modify in any material respect or terminate or renew any material contract or (ii) waive, release or assign any material rights, claims or benefits of the Company;

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  (i) with respect to any director, officer, employee or individual independent contractor of the Company, which we collectively refer to as service providers, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, consulting, termination, retirement, deferred compensation or other similar agreement (or amend any such existing agreement, except as required by law), (C) establish, adopt or amend (except as required by law) any employee plan, including any collective bargaining agreement, (D) increase compensation, bonus or other benefits payable to a service provider or (E) hire or engage the services of any individual as a service provider or terminate the service of any service provider other than for "cause";

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  change the Company's methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

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  settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim (except with respect to immaterial routine matters in the ordinary course of business), (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, investigation, arbitration, proceeding or other claim or dispute that relates to the transactions contemplated hereby;

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  make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any material tax returns or file claims for material tax refunds, enter into any closing agreement with respect to a material tax, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability; or

  •
  agree, resolve or commit to do any of the foregoing.

Non-Solicitation Covenant; Changes in Board Recommendation

        The merger agreement provides that, from the date of the merger agreement until the effective time of the merger, and subject to the exceptions set forth below, the Company may not and may not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors, which we collectively refer to as representatives, to:

  •
  solicit, initiate, or take any action knowingly to facilitate (it being understood that ministerial acts not otherwise prohibited by the merger agreement, such as taking unsolicited telephone calls, are not considered to be "facilitation" for these purposes) or knowingly encourage the submission of any acquisition proposal (as defined below);

  •
  other than informing persons of the merger agreement provisions related to solicitation, enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by, any third party that has made, is seeking (to the knowledge of the Company) to make an acquisition proposal;

  •
  fail to make, withdraw or modify in a manner adverse to Parent the recommendation of the board of directors that the stockholders adopt the merger agreement (or recommend an acquisition proposal or take any action or make any public statement inconsistent with such recommendation) (we refer to any of the foregoing as an "adverse recommendation change");

  •
  grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company;

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  approve any transaction under, or any person becoming an "interested stockholder" under, Section 203 of the DGCL; or

  •
  enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal (other than a confidentiality agreement as further described below).

        Notwithstanding the foregoing, at any time prior to receipt of the vote of a majority of the outstanding shares of Company common stock to adopt the merger agreement, the Company or the board of directors may take any of the following actions only if the board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law:

  •
  the Company, directly or indirectly through its representatives:

  •
  may contact any third party (and its representatives) that, subject to the Company's compliance with the terms of the merger agreement, has made after the date of the merger agreement a bona fide, written acquisition proposal in order to clarify the terms and conditions with respect thereto for the sole purpose of the board of directors determining in good faith whether such acquisition proposal is or reasonably would be expected to lead to a superior proposal (as defined below); and

  •
  (i) engage in negotiations or discussions with any third party (and its representatives) that, subject to the Company's compliance with the terms of the merger agreement, has made after the date of the merger agreement a bona fide, written acquisition proposal that the board of directors determines in good faith is or would reasonably be expected to lead to a superior proposal and (ii) furnish to such third party or its representatives non-public information relating to the Company pursuant to a confidentiality agreement (a copy of which must be provided for informational purposes only to Parent) with such third party with terms no less favorable in the aggregate in any material respect to the Company than those contained in the confidentiality agreement between the Company and an affiliate of Parent; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party; and

  •
  subject to compliance with the terms of the merger agreement, the board of directors may make an adverse recommendation change based on any fact, event, change in circumstance, development or combination thereof that was not known by, or the consequence of which was not reasonably foreseeable to, the board of directors on or prior to the date of the merger agreement.

        The board of directors may not take any of the actions referred to in the list above unless the Company delivers to Parent a prior written notice advising Parent that it intends to take such action and, after taking such action, the Company must continue to advise Parent as promptly as practicable of any material changes in the status or terms of any discussions and negotiations with the third party. In addition, the Company must notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or, to the knowledge of the Company, any of its representatives) of a bona fide acquisition proposal, a notice that a third party is considering making an acquisition proposal or any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any third party that has made or is seeking (to the knowledge of the Company) to make an acquisition proposal. The Company must provide such notice in writing and must identify the third party making, and the material terms and conditions of, any such acquisition proposal, indication or request and, after taking such action, the Company must continue to advise Parent as promptly as practicable of any material changes in the status or terms of any such acquisition proposal, indication or request. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for purposes of the Company's compliance with the requirements above.

        Further, the board of directors may not make an adverse recommendation change unless:

  •
  if such adverse recommendation change is to be taken in circumstances involving or relating to an acquisition proposal, such acquisition proposal constitutes a superior proposal;

  •
  the Company provides written notice to Parent at least four days before taking such action of its intention to do so and containing (A) in the case of any action intended to be taken in circumstances involving or relating to an acquisition proposal, the material terms of such acquisition proposal, including the most current version of the proposed agreement under which such acquisition proposal is proposed to be consummated and the identity of the third party making the acquisition proposal or (B) in the case of any action intended to be taken in circumstances not involving or relating to an acquisition proposal, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; and

  •
  Parent does not make, within four days after its receipt of that written notification, an offer that (A) in the case of any action intended to be taken in circumstances involving or relating to an acquisition proposal, is at least as favorable to the stockholders of the Company as such acquisition proposal (it being understood that any amendment to the financial terms or other material terms of such acquisition proposal will require a new written notification from the Company and a new four-day period) or (B) in the case of any action intended to be taken in circumstances not involving or relating to an acquisition proposal, after receipt of such offer, the board of directors does not determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

        The Company has agreed that, during any applicable four-day period referred to above, the Company and its representatives will negotiate in good faith with Parent and its representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by the merger agreement.

        The merger agreement requires the Company to use its reasonable best efforts to cause its representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives conducted prior to the date of the merger agreement with respect to any acquisition proposal and the Company must use its reasonable best efforts to cause any such third party (and its representatives) that has executed a confidentiality agreement within the 24-month period prior to the date of the merger agreement and that is in possession of confidential information previously furnished by or on behalf of the Company (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to return or destroy all such information as promptly as practicable.

        Nothing contained in the merger agreement prevents the board of directors from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to an acquisition proposal so long as any action taken or statement made to so comply is consistent with the provisions of the merger agreement, or making any other disclosure required applicable law, provided that any such action taken or statement made that relates to an acquisition proposal will be deemed to be an adverse recommendation change unless the board of directors reaffirms the recommendation of the board of directors that the stockholders adopt the merger agreement in such statement or in connection with such action. Any factually accurate public statement by the Company that merely describes the Company's receipt of an acquisition proposal and the operation of the merger agreement with respect thereto and contains a "stop, look and listen" communication (including pursuant to Rule 14d-9(f) under the Exchange Act) will not be deemed to be an adverse recommendation change.

        For purposes of the merger agreement:

  •
  "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any third party offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the assets of the Company or 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

  •
  "superior proposal" means a bona fide written acquisition proposal not solicited in contravention of the merger agreement (with all percentages in the definition of "acquisition proposal" changed to 50%) on terms that the board of directors determines in good faith, after consultation with an outside financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable from a financial point of view to the Company's stockholders than as provided under the merger agreement (taking into account any proposal by Parent to amend the terms of the merger agreement), which the board of directors determines is reasonably capable of being consummated.

Company Stockholder Meeting

        The merger agreement requires the Company to take all action reasonably necessary or advisable to cause a meeting of its stockholders to be duly called and held as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on this proxy statement or that the Company may commence mailing this proxy statement for the purpose of voting on the approval and adoption of the merger agreement, and requires the Company to comply with all applicable law with respect to such meeting and the solicitation of proxies in connection therewith. The Company must cause this proxy statement to be mailed to the stockholders of the Company as of the record date established for the special meeting of stockholders as promptly as reasonably practicable thereafter. Subject to the board of directors right to effect an adverse recommendation change (as described above), the Company must (i) include in this proxy statement the recommendation of the board of directors that the Company's stockholders vote in favor of the proposal to adopt the merger agreement and (ii) use its reasonable best efforts to solicit from the Company's stockholders proxies in favor of the adoption of the merger agreement and must take all other action necessary or advisable to secure the stockholders' adoption of the merger agreement.

Section 16 Matters

        Prior to the special meeting of the Company's stockholders, the Company will take all steps as may be necessary or appropriate to cause any dispositions of shares of Company common stock (including derivative securities with respect to such shares) resulting from the consummation of the merger and the other transactions contemplated by the merger agreement by each director (including any directors by deputization) or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Director and Officer Liability

        The merger agreement provides that Parent will, or will cause the surviving corporation to, for six years after the effective time of the merger (i) indemnify and hold harmless the present and former officers and directors of the Company against any costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation in respect of, arising out of or related to such person's services as a director or officer of the Company in respect of acts or omissions occurring at or prior to the effective time (including in connection with the merger and the other transactions contemplated by the merger agreement) to the fullest extent permitted by Delaware law or any other applicable law or provided in the Company's certificate of incorporation and bylaws in effect as of the date of the merger agreement and (ii) maintain in effect provisions of the surviving corporation's certificate of incorporation and bylaws regarding elimination of liability and indemnification of, and advancement of expenses to, present and former officers and directors that are no less advantageous than the corresponding provisions in existence as of the date of the merger agreement.

        In addition, prior to the effective time of the merger, the Company will, in consultation with the Parent, purchase a six-year extended reporting period endorsement with respect to the Company's directors' and officers' insurance policies and fiduciary liability insurance policies with respect to any claim related to any period of time at or prior to the effective time of the merger with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company's policies as of the date of the merger agreement (subject to the limitation that in fulfilling this obligation the annual cost of such endorsement does not exceed 250% of the current annualized premium for such policies, in which case the surviving corporation is obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time of the merger, for a cost not exceeding such amount).

Employee Matters

        The merger agreement provides that for a period of one year (or any shorter term of employment) following the effective time of the merger, Parent must provide to each employee of the Company as of such time who continues employment with the surviving corporation or any of its affiliates, which we refer to as continuing employees, (i) base salary or base wages and cash target bonus opportunity no less than as provided to such continuing employee immediately prior to the effective time of the merger and (ii) benefits that are comparable in the aggregate to the benefits provided to similarly situated employees of AstraZeneca Pharmaceuticals LP, an affiliate of Parent, from time to time, subject to applicable eligibility requirements.

        Following the effective time of the merger, Parent must, subject to applicable law, give each continuing employee full credit for prior service with the Company for purposes of vesting and eligibility to participate in all employee benefit plans maintained by Parent or its affiliates for which the continuing employee is otherwise eligible to participate, and for purposes of determining the amount of the continuing employee's accrued vacation, other leave, severance benefits and certain retirement benefits (but such service credit shall not be provided for purposes of determining the benefit accrued under any other plans or policies). However, service of a continuing employee prior to the effective time of the merger will not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs maintained by Parent or its affiliates in which any continuing employee participates after the effective time of the merger. In addition, Parent will (i) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company applicable to such continuing employee prior to the effective time of the merger and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the effective time of the merger occurs. Nothing contained in the paragraphs above is required to result in any duplication of benefits for the same period of service.

        If, after the effective time of the merger and before the first anniversary thereof, the employment of a continuing employee who is not a party to an employment agreement that provides for severance benefits terminates, such terminated continuing employee shall be eligible to receive severance benefits pursuant to the terms and conditions of a specified separation plan maintained by Parent and its affiliates (including satisfaction of the conditions for payment of severance under such plan). If the employment of a continuing employee who is a party to an employment agreement that provides for severance benefits terminates, such terminated continuing employee's right to severance benefits will be as set forth in his or her employment agreement.

Reasonable Best Efforts

        The merger agreement requires the Company and Parent to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

        The merger agreement further requires each of Parent and the Company to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable, and in any event within five business days, after the date of signing of the merger agreement (which filings were made on May 30, 2013), (ii) make appropriate filings pursuant to any other antitrust law with respect to the transactions contemplated by the merger agreement as promptly as practicable after the date of signing of the merger agreement and (iii) supply as promptly as practicable any additional information and documentary material that may be requested and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under such antitrust law as soon as practicable.

        To the extent permitted by applicable law, each of Parent and the Company must use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received from, or given to, any governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

No Financing Condition

        The merger is not subject to a financing condition.

Other Covenants and Agreements

  Access to Information

        Subject to applicable law and certain exceptions, the merger agreement provides that until the effective time of the merger, the Company will provide Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, assets, books and records of the Company, furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as they reasonably request and instruct employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its reasonable investigation of the Company.

  Notices of Certain Events

        Subject to applicable law, each of the Company and Parent must promptly notify the other of (i) any notice or other communication from any person alleging that such person's consent is or may be required in connection with the transactions contemplated by the merger agreement, (ii) any inaccuracy of any representation or warranty of such party at any time during the term of the merger agreement or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, in each case that would reasonably be expected to cause any of the conditions to the merger not to be satisfied, (iii) any written notice or other written communication received by either party or any of their respective affiliates from a governmental authority in connection with the transactions contemplated by the merger agreement and (iv) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent and any of its subsidiaries (A) that, if pending on the date of the merger agreement, would have been required to have been disclosed pursuant to the merger agreement or (B) that relate to the merger agreement or the consummation of the transactions contemplated by the merger agreement.

Conditions to the Merger

        The obligations of the Company, Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

  •
  the stockholders of the Company have voted to adopt the merger agreement in accordance with Delaware law;

  •
  no applicable law (including, but not limited to, any order, injunction, judgment, decree or ruling by a governmental authority) prohibits consummation of the merger; and

  •
  any applicable waiting period under the HSR Act relating to the merger has expired or been terminated.

        The obligations of Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following further conditions:

  •
  performance by the Company in all material respects of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

  •
  the representations and warranties of the Company relating to capitalization being true in all respects (other than de minimis exceptions) at and as of the effective time of the merger as if made at and as of such time;

  •
  the representations and warranties of the Company relating to corporate existence and power, corporate authorization, brokers' and finders' fees, opinion of financial advisor and antitakeover statutes being true in all material respects at and as of the effective time of the merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which are true in all material respects only as of such time);

  •
  the other representations and warranties of the Company contained in the merger agreement or in any certificate or other writing delivered by the Company pursuant the merger agreement (disregarding all materiality and material adverse effect qualifications contained therein) being true at and as of the effective time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which are true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

  •
  receipt by Parent of a certificate signed by an executive officer of the Company certifying the satisfaction of the foregoing conditions; and

  •
  there not having occurred any event or occurrence or development of a circumstance, in each case arising after the date of the merger agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company.

        The obligations of the Company to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following further conditions:

  •
  performance by Parent and Merger Subsidiary in all material respects of its obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger;

  •
  the representations and warranties of Parent relating to corporate existence and power and corporate authorization being true in all material respects at and as of the effective time of the merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which are true in all material respects only as of such time);

  •
  the other representations and warranties of Parent contained in the merger agreement or in any certificate or other writing delivered by Parent pursuant the merger agreement (disregarding all materiality and material adverse effect qualifications contained therein) being true at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent; and

  •
  receipt by the Company of a certificate signed by an executive officer of Parent certifying the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by the stockholders of the Company):

  •
  by mutual written agreement of the Company and Parent;

  •
  by either the Company or Parent, if:

  •
  the merger has not been consummated on or before November 27, 2013, which we refer to as the end date, provided that the right to so terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

  •
  any applicable law (including, but not limited to, any order, injunction, judgment, decree or ruling by a governmental authority) (i) makes consummation of the merger illegal or otherwise prohibited or (ii) enjoins the Company, Parent or Merger Subsidiary from consummating the merger and in each case such applicable law shall have become final and nonappealable; or

  •
  at the special meeting of stockholders (including any adjournment or postponement thereof), the stockholders of the Company do not vote in favor of adoption of the merger agreement;

  •
  by Parent, if:

  •
  an adverse recommendation change occurs or, at any time after receipt or public announcement of an acquisition proposal, the board of directors fails to reaffirm its recommendation that the stockholders adopt the merger agreement as promptly as practicable (but in any event within ten business days) after receipt of any written request to do so from Parent;

  •
  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the merger agreement occurs that would cause the applicable closing conditions to the merger agreement not to be satisfied, and such breach or failure is incapable of being cured by the end date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; or

  •
  the Company has intentionally and materially breached its obligations described in the section entitled "—Non-Solicitation Covenant; Changes in Board Recommendation" beginning on page [    •    ] or "—Company Stockholder Meeting" beginning on page [    •    ] (it being understood that isolated actions taken by the Company's representatives (other than a director or officer of the Company) will not give rise to a right to so terminate the merger agreement so long as (i) such actions were not authorized, permitted or caused by the Company, (ii) the Company has used its commercially reasonable efforts to prevent such actions and (iii) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof); or

  •
  by the Company, if:

  •
  prior to the adoption of the merger agreement by the Company's stockholders, the board of directors makes an adverse recommendation change in compliance with the terms of the merger agreement (i) in order to enter into a definitive, written agreement concerning a superior proposal or (ii) based on any fact, event, change in circumstance, development or combination thereof that was not known by, or the consequence of which was not reasonably foreseeable to, the board of directors on or prior to the date of the merger agreement; provided, that the Company must have paid any termination fees in accordance with the terms, and at the times, specified in the merger agreement; or

  •
  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the merger agreement occurs that would cause the applicable closing conditions to the merger agreement not to be satisfied, and such breach or failure is incapable of being cured by the end date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure.

        The party desiring to terminate the merger agreement pursuant to the provisions above (other than in the case of a mutual written agreement of the Company and Parent) must give notice of such termination to the other party.

        If the merger agreement is terminated pursuant to its terms, the merger agreement will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to the merger agreement except as described in the section entitled "—Termination Fees" beginning on page [    •    ]; provided that, if such termination results from the (i) willful and intentional failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) willful and intentional breach by either party of a covenant contained in the merger agreement, such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach.

 Termination Fees and Expenses

        Generally, all fees and expenses incurrent in connection with the merger agreement and the transaction contemplated thereby will be paid by the party incurring such expenses. However, the merger agreement provides that the Company will be required to pay Parent a termination fee of $12,500,000, which we refer to as the termination fee, if:

  •
  Parent terminates the merger agreement because an adverse recommendation change occurs or, at any time after receipt or public announcement of an acquisition proposal, the board of directors fails to reaffirm its recommendation that the stockholders adopt the merger agreement as promptly as practicable (but in any event within ten business days) after receipt of any written request to do so from Parent;

  •
  Parent terminates the merger agreement because the Company has intentionally and materially breached its obligations described in the section entitled "—Non-Solicitation Covenant; Changes in Board Recommendation" beginning on page [    •    ] or "—Company Stockholder Meeting" beginning on page [    •    ]; or

  •
  the Company terminates the merger agreement because, prior to the adoption of the merger agreement by the Company's stockholders, the board of directors makes an adverse recommendation change in compliance with the terms of the merger agreement (i) in order to enter into a definitive, written agreement concerning a superior proposal or (ii) based on any fact, event, change in circumstance, development or combination thereof that was not known by, or the consequence of which was not reasonably foreseeable to, the board of directors on or prior to the date of the merger agreement.

        In the case of a termination by Parent, the Company must pay the termination fee within two business days after such termination. In the case of a termination by the Company, the Company must pay the termination fee immediately before and as a condition to such termination.

        If (i) (A) Parent or the Company terminates the merger agreement because either (x) the merger has not been consummated on or before the end date or (y) at the special meeting of stockholders (including any adjournment or postponement thereof), the stockholders of the Company do not vote in favor of adoption of the merger agreement, or (B) Parent terminates the merger agreement due to a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company giving rise to a termination right of Parent as described in the section entitled "—Termination of the Merger Agreement" beginning on page [    •    ]; (ii) after the date of the merger agreement and prior to such termination, an acquisition proposal is publicly announced or otherwise communicated by or on behalf of the person making such acquisition proposal to the board of directors or the Company's stockholders and not withdrawn and (iii) within 12 months following the date of such termination, the Company enters into a definitive agreement with respect to or recommends to its stockholders an acquisition proposal or an acquisition proposal is consummated (provided that for purposes of this clause (iii), each reference to "25%" in the definition of acquisition proposal will be deemed to be a reference to "50%"), then the Company must pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (iii), the termination fee; provided that the above provisions will not apply if the merger agreement is terminated by the Company because the merger has not been consummated on or before the end date and, at the time of such termination, Parent is not permitted to terminate the merger agreement because it has breached a provision of the merger agreement and such breach results in a failure to consummate the merger by the end date.

        If the Company fails promptly to pay any amount due to Parent pursuant to the paragraphs above, it must also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce the merger agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. The Company will not be required to pay the termination fee on more than one occasion, and if Parent receives the termination fee from the Company pursuant to the terms of the merger agreement, then, except in the case of fraud, such payment will constitute liquidated damages and will be the sole and exclusive remedy of Parent, its affiliates and its representatives against the Company and its former, current or future officers, directors, partners, stockholders, managers, members, affiliates and representatives and none of the Company or any of its former, current or future officers, directors, partners, stockholders, managers, members, affiliates or representatives will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Specific Performance

        The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement, without proof of actual damages (or requirement for the securing or posting of any bond), in addition to any other remedy to which they are entitled at law or in equity.

Amendments and Waivers

        Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after the stockholders of the Company have voted to adopt the merger agreement, there may be no amendment or waiver of any provision of the merger agreement that would require the further approval of the stockholders of the Company under Delaware law without such approval having first been obtained.

Third Party Beneficiaries

        Except (i) as provided in the section entitled "—Director and Officer Liability" beginning on page [    •    ] and (ii) for the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the merger to the Company's stockholders) in the event of Parent's or Merger Subsidiary's wrongful termination of, or breach of, the merger agreement (whether or not the merger agreement has been terminated pursuant to the terms of the merger agreement), no provision of the merger agreement is intended to confer any rights, benefits, remedies, obligations or liabilities thereunder upon any person other than the parties thereto and their respective successors and assigns. Notwithstanding the foregoing, following the effective time of the merger, the provisions of the merger agreement will be enforceable by Company stockholders to the extent necessary to receive the merger consideration to which each such holder is entitled under the merger agreement.

 VOTING AGREEMENTS

        This section describes the material terms of the voting agreements. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreements, copies of which are attached as Annex B and are incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. We encourage you to read the voting agreements carefully and in their entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, "Where You Can Find More Information" beginning on page [    •    ].

        In connection with the execution and delivery of the merger agreement, on May 27, 2013, the committed stockholders entered into voting agreements in favor of Parent. As of [                        ], the latest practicable date before the printing of this proxy statement, the shares of Company common stock subject to the voting agreements constituted approximately [            ]% of the total outstanding shares of Company common stock. Accordingly, unless the voting agreements are terminated in accordance with their terms, the committed stockholders will vote their shares of Company common stock in favor of adopting the merger agreement and the adoption of the merger agreement will be approved.

        The voting agreements do not limit, restrict or otherwise affect the committed stockholders or their respective officers, directors, employees or other agents or advisors in its or their capacity as a director or officer of the Company, or any designee of a committed stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person's sole discretion on any matter.

Agreement to Vote

        Under the voting agreements, each of the committed stockholders have agreed to vote their shares of Company common stock beneficially owned by the committed stockholders as of May 27, 2013 in favor of any proposal (i) to adopt the merger agreement, the merger, and all agreements related to the merger and any actions related to the merger and (ii) to adjourn or postpone any meeting of the Company's stockholders if there are not sufficient votes for the adoption of the merger agreement.

        Each of the committed stockholders also agreed, while the voting agreements remain in effect and subject to certain exceptions, to vote or execute consents, as applicable, with respect to their shares of Company common stock, against:

  •
  any acquisition proposal (as defined above in the section entitled "The Merger Agreement—Non-Solicitation Covenant; Changes in Board Recommendation" beginning on page [    •    ]);

  •
  any reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the merger; and

  •
  any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the merger agreement.

        In furtherance of the foregoing, each of the committed stockholders irrevocably appointed Parent as such committed stockholder's exclusive attorney-in-fact and proxy to vote or execute consents with respect to the shares of Company common stock subject to the voting agreements.

 Transfer Restrictions; Other Covenants

        While the voting agreements remain in effect, each of the committed stockholders agreed not to: (i) grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any of their shares of Company common stock, or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of their shares of Company common stock.

        While the voting agreements remain in effect, each committed stockholder (together with its subsidiaries (if any)) has further agreed not to, or authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to:

  •
  solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any acquisition proposal; or

  •
  (i) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, or (ii) knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by, any third party that has made, is seeking (to the knowledge of the committed stockholder) to make an acquisition proposal; provided that a committed stockholder may participate with the Company in the activities set forth in clauses (i) or (ii) if the board of directors has determined in good faith that such activities are in compliance with the merger agreement.

Termination

        The voting agreements will terminate upon the earlier of (i) the effective time and (ii) the termination of the merger agreement in accordance with its terms. In addition, the committed stockholders may terminate the voting agreement if there is an adverse recommendation change or the merger agreement is amended to decrease the amount or change the form of the merger consideration.

THE CVRS

        This section describes the material terms of the form of CVR agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the form of CVR agreement, a copy of which is attached as Annex C and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the form of CVR agreement that is important to you. We encourage you to read the form of CVR agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, "Where You Can Find More Information" beginning on page [    •    ].

 CVR Agreement

        The CVRs will be governed by the terms of the CVR agreement, which will be entered into prior to the effective time of the merger by Parent and a rights agent selected by Parent and reasonably acceptable to the Company.

        As provided in the merger agreement, each share of Company common stock outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted automatically into the right to receive, in addition to the cash consideration, one CVR, which represents the right to receive contingent payments of up to approximately $4.70 in cash in the aggregate, without interest, less any applicable withholding taxes, if the milestones set forth below are achieved within the time periods set forth below.

Milestones

        For purposes of the CVR agreement:

  •
  "Milestone #1" means receipt by AstraZeneca PLC, which we refer to as AZ Parent, or any of its affiliates of both the Milestone #1 Regulatory Approval and the Milestone #1 Determination as follows:

  •
  "Milestone #1 Regulatory Approval" means all necessary FDA approvals to permit AZ Parent or such affiliate to market and sell Epanova™ with approved labeling that includes all of the following:

  •
  Dosage and Administration—dosage at two grams per day, taken as two capsules once daily, with or without food;

  •
  Indication and Usage—an indication as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia;

  •
  Clinical Pharmacology—bioavailability data substantially similar to that set forth in Table 2, Figure 1 and Figure 2 of the draft label for Epanova™ dated March 11, 2013; and

  •
  Warnings and Precautions—none of diarrhea, nausea or eructation will be listed as a warning or precaution; and

  •
  "Milestone #1 Determination" means a New Chemical Entity (NCE) exclusivity determination of five years of exclusivity with respect to Epanova™.

  •
  "Milestone #2" means receipt by AZ Parent or any of its affiliates of both of the following:

  •
  all necessary FDA approvals to permit AZ Parent or such affiliate to market and sell a pharmaceutical product that contains both rosuvastatin and Epanova™ as its sole active agreements, co-formulated in a single, fixed dose combination, which we refer to as the Rosuva FDC, with approved labeling for use by adult patients with mixed dyslipidemia and TG levels of 200 mg/dL to 500 mg/dL, and who were on statin therapy with any statin to achieve their LDL-C goal, which labeling includes:

      •
      (i) all indications contained in the then-current labeling for Crestor™ (a product marketed by AZ Parent) and (ii) an indication as an adjunct to diet in combination with a statin to (A) reduce non-high-density lipoprotein cholesterol (non-HDL-C) and (B) reduce triglyceride (TG) levels; and

    •
    all necessary FDA approvals to permit AZ Parent or such affiliate to market and sell Epanova™ with approved labeling for use by adult patients with mixed dyslipidemia and TG levels of 200 mg/dL to 500 mg/dL and who are on statin therapy to achieve their LDL-C goal, which labeling includes all of the following:

    •
    Indication and Usage—an indication as an adjunct to diet in combination with a statin to (i) reduce non-high-density lipoprotein cholesterol (non-HDL-C); and (ii) reduce triglyceride (TG) levels; and

    •
    Warnings and Precautions—none of diarrhea, nausea or eructation will be listed as a warning or precaution.

  •
  "Milestone #3" means achievement of cumulative worldwide net sales of Epanova™ and/or the Rosuva FDC of more than $500,000,000 during any period of four consecutive calendar quarters ending at a time at which AZ Parent or any of its affiliates has received the regulatory approvals set forth in Milestone #2, in each case disregarding the approved labeling requirements contained therein, which we refer to as the Milestone #3 Regulatory Approvals.

Milestone Payments

        The CVR agreement provides that Parent will be obligated to pay to the rights agent:

  •
  approximately $1.18 per CVR if (i) the Milestone #1 Regulatory Approval is attained at any time during the period commencing on the date of the CVR agreement and ending on July 31, 2014 and (ii) the Milestone #1 Determination is received on or before September 30, 2014;

  •
  approximately $3.52 per CVR if Milestone #2 is attained at any time during the period commencing on the date of the CVR agreement and ending on March 31, 2016; and

  •
  up to approximately $4.70, less any milestone payments previously paid pursuant to the foregoing, if Milestone #3 is attained at any time during the period commencing on the date of the CVR agreement and ending on December 31, 2020.

        Within ten business days of receipt of any payment set forth above from Parent, the rights agent will pay to each holder of CVRs an amount equal to the applicable milestone payment multiplied by the number of CVRs held by such holder at the time of such payment, as set forth in a CVR register to be kept by the rights agent.

        In the event that any of the milestones are not attained during the periods set forth above, then Parent will deliver to the rights agent for distribution to the holders of CVRs a certificate certifying, in each case, that the applicable milestone has not been attained and that Parent has complied in all material respects with its obligations under the CVR agreement. If the rights agent does not receive from the holders or holders of at least 45% of the outstanding CVRs, which we refer to as the acting holders, an objection to any such certificate within 90 days of delivery of such certificate to the holders by the rights agent, the holders will be deemed to have accepted such certificate and Parent and its affiliates will have no further obligation with respect to the applicable milestone payment.

 Efforts Covenant

        The CVR agreement provides that, until the end of the applicable milestone period, Parent must, and must cause its affiliates to and must use its commercially reasonable efforts to cause its and their licensees (in the case of such affiliates and licensees, only to the extent such persons are engaged in the development, commercialization, manufacture, marketing, distribution or selling of Epanova™ and/or the Rosuva FDC) to, use their respective commercially reasonable efforts consistent with those used by persons in the pharmaceutical industry similar in size to, and with similar resources as, AZ Parent (or, with respect to any such licensee, persons in the pharmaceutical industry similar in size to, and with similar resources as, such licensee) and the general practices and standards in the pharmaceutical industry, in each case, relating to the development, commercialization, manufacture, marketing, distribution and selling of similar products with similar economic potential, taking into account all relevant factors including, as applicable, stage of development or product life, mechanism of action, efficacy and safety relative to competitive products in the marketplace, anticipated development cost (not including any payments required to be made under the CVR agreement), material changes in expected timelines, the anticipated prescription label, the nature of the product, actual or anticipated regulatory approval process (not including the cost and likelihood of obtaining any such regulatory approval), patient needs, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the clinical setting in which it is expected to be used, competitiveness of the marketplace, other product candidates, competing products, actual or projected profitability, payer reimbursement and other conditions then prevailing from time to time, to achieve the milestones. Any determination by Parent to develop the Rosuva FDC with rosuvastatin calcium will not, in and of itself, constitute a violation or breach of its obligations, and Parent may otherwise engage in such development in accordance with its obligations under the CVR agreement.

        Except as otherwise provided in the CVR agreement, Parent and its affiliates will have the right, in their sole and absolute discretion, to direct and control the development, commercialization, manufacture, marketing, distribution and selling of Epanova™ and the Rosuva FDC in all respects, including the right to determine whether to test, develop or pursue, market, make any regulatory filings or seek any regulatory approvals with respect to, make any strategic product portfolio decisions affecting, or otherwise advance, Epanova™ and/or the Rosuva FDC.

Audit Rights

        On or before the date that is 30 days after the last day of the first full calendar quarter following the occurrence of both (i) the achievement of the Milestone #3 Regulatory Approvals and (ii) the first commercial sale of Epanova™ or the Rosuva FDC, Parent must deliver to the rights agent for delivery to the holders of CVRs notice of the occurrence of such first commercial sale and a net sales statement, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail a calculation of the net sales of Epanova™ and/or the Rosuva FDC for the four most recently completed calendar quarters. Thereafter, on or before the date that is 30 days after the last day of each subsequent calendar quarter, Parent will deliver a net sales statement to the rights agent, which net sales statement will be delivered by the rights agent to any holders of CVRs upon request.

        Following delivery of the first net sales statement (and no more than once during any period of four consecutive calendar quarters, except in connection with the final net sales statement), upon reasonable advance written notice, Parent will permit the acting holders (and an independent accountant, if applicable) to have access to the books and records of Parent and its affiliates as may be reasonably necessary to evaluate and verify the accuracy of the net sales calculations set forth in the most recently delivered net sales statement and the figures underlying such calculations to the extent that such net sales calculations (i) have not become conclusive and binding on the rights agents and the holders of CVRs as set forth below and (ii) have not been previously audited by an independent accountant as set forth below. In the event that the acting holders dispute any calculation of net sales in the most recently delivered net sales statement, within 90 days after delivery by Parent to the rights agent of such net sales statement as set forth above, the acting holders must provide Parent with a dispute notice setting forth such dispute in reasonable detail, together with supporting documentation. If the acting holders do not deliver a dispute notice within such 90-day period, the calculations set forth in the applicable net sales statement will become conclusive and binding on the rights agents and the holders of CVRs. If the acting holders deliver a dispute within such 90-day period, all calculations and items set forth in the applicable net sales statement other than disputed items will also become conclusive and binding on the rights agent and the holders of CVRs.

        For ten business days following the delivery of a dispute notice, Parent and the acting holders will attempt in good faith to resolve the disputed items. To the extent that the parties fail to resolve such disputed items within such period, the parties will submit the unresolved disputed items to an independent accountant for final determination (it being understood that the acting holders may only submit any unresolved disputed items to an independent accountant one time per calendar year). If, based on the procedures set forth above, Parent and the acting holders or the independent accountant, as applicable, conclude that the applicable net sales threshold was achieved during the four most recently concluded calendar quarters and that payment with respect to Milestone #3 should have been paid but was not paid when due, Parent will make such payment in accordance with the terms of the CVR agreement.

Characteristics of the CVRs; Restrictions on Transfer

        The CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than pursuant to any of the following permitted transfers: (i) upon death by will or intestacy, (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) pursuant to a court order, (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; or (vi) upon abandonment of a CVR by the holder thereof in accordance with the CVR agreement.

        The CVRs will not be evidenced by a certificate or other instrument. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs. The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the merger or any of their respective affiliates.

Carve-Out Transactions

        Prior to December 31, 2020, AZ Parent may not enter into a Carve-Out Transaction unless (i) Parent's board of directors determines that following such transaction, the acquirer or other surviving entity is reasonably capable of complying with Parent's obligations under the CVR agreement, including (A) developing Epanova™ and the Rosuva FDC and (B) making due and punctual payment of the milestone payments, (ii) the acquirer or other surviving entity expressly assumes due and punctual payment of the milestone payments if, as and when payable and the performance of Parent's duties and covenants under the CVR agreement and (iii) upon consummation of such Carve-Out Transaction, such acquirer or other surviving entity owns or has a valid right to use all rights, property and assets (including intellectual property rights and material contracts) necessary in connection with the development of Epanova™ and the Rosuva FDC.

        For purposes of the CVR agreement, a "Carve-Out Transaction" means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction), other than a change of control of AZ Parent, pursuant to which any rights, property or assets (including intellectual property rights and material contracts) necessary for the development of Epanova™ and the Rosuva FDC are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a person other than AZ Parent or any of its subsidiaries.

Amendment and Termination of CVR Agreement

        Parent, when authorized by its board of directors, may unilaterally enter into one or more amendments to the CVR agreement for any of the following purposes, without the consent of any of the holders of CVRs or the rights agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the holders of CVRs: (i) to evidence the appointment of another person as a successor rights agent and the assumption by any successor rights agent of the covenants and obligations of the rights agent in accordance with the provisions of the CVR agreement, (ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent's board of directors may determine to be for the protection of the holders of CVRs, (iii) to cure any ambiguity, to correct or supplement any provision of the CVR agreement that may be defective or inconsistent with any other provision thereof, or to make any other provisions with respect to matters or questions arising under the CVR agreement; or (iv) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act. Parent must provide notice of any such amendment to the holders of CVRs promptly after execution by Parent of such amendment.

        In addition to any amendments to the CVR agreement that may be made by Parent without the consent of any holders of CVRs or the rights agent, with the consent of holders of not less than a majority of the outstanding CVRs, Parent, when authorized by its board of directors, and the rights agent may enter into one or more amendments to the CVR agreement for the purpose of adding, eliminating or changing any provisions of the CVR agreement, even if such addition, elimination or change is adverse to the interests of the holders of CVRs. Parent must provide notice of any such amendment to the holders of CVRs promptly after execution by Parent and the rights agent of any such amendment.

        The CVR agreement will be terminated and of no force or effect, and the parties will have no liability thereunder, upon the earlier to occur of (i) the payment of both the Milestone #1 payment and the Milestone #2 payment, (ii) the payment of the Milestone #3 payment and (c) December 31, 2020, unless there is an ongoing audit, in which case until such audit has been completed. The termination of the CVR agreement will not affect or limit the right to receive milestone payments to the extent earned prior to termination of the CVR agreement.

 VOTE ON ADJOURNMENT OF THE SPECIAL MEETING

        Although it is not currently expected, stockholders may be asked to vote on a proposal to adjourn the special meeting of the Company's stockholders for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted, the shares represented by your properly signed proxy will be voted "FOR" approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote "AGAINST" approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

 ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY'S NAMED
EXECUTIVE OFFICERS

Merger-Related Compensation Proposal

        As provided by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is submitting a proposal to Company stockholders for a non-binding, advisory vote to approve the payment of certain compensation of the Company's named executive officers. This proposal, commonly known as "say-on-golden parachutes," gives the Company stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized in the table under "The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation" beginning on page [    •    ], including the footnotes to the table.

        Accordingly, the Company is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

  "RESOLVED, that the compensation that may be paid or become payable to the Company's named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in "Advisory Vote on Merger-Related Compensation for the Company's Named Executive Officers—Golden Parachute Compensation," are hereby APPROVED."

Vote Required and the Company Board Recommendation

        The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company or Parent, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company's named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

        The advisory vote on the compensation that may be received by the Company's named executive officers in connection with the merger will be approved if a majority of the votes cast on such proposal vote "FOR" such proposal.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY'S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

 MARKET PRICE OF COMMON STOCK

        The Company common stock is listed for trading on the NASDAQ Global Market under the symbol "OMTH." Since Company common stock commenced public trading on April 11, 2013, the high and low sales prices for Company common stock have been [            ] and [            ], respectively.

        The closing price of Company common stock on the NASDAQ Global Market on May 24, 2013, the last trading day prior to the public announcement of the execution of the merger agreement, was $6.77 per share. On [                        ], 2013, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NASDAQ Global Market was $[            ] per share and there were [            ] shares of Company common stock outstanding and approximately [            ] holders of record. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

        Since becoming a public company in April 2013, the Company has not paid a cash dividend on outstanding shares of Company common stock. Our ability to repurchase Company common stock and to pay cash dividends is restricted by the terms of its credit agreement. In addition, under the merger agreement, we are prohibited from repurchasing Company common stock generally and from paying cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information concerning the beneficial ownership of the shares of Company common stock as of May 24, 2013 by (i) each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of the Company's capital stock, (ii) each of the Company's directors, (iii) each of the Company's named executive officers, and (iv) all of the Company's executive officers and directors as a group.

        The Company has determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of Company common stock if that person has a right to acquire ownership within 60 days by the exercise of vested stock options. A person is also deemed to be a beneficial owner of Company common stock if that person has or shares voting power, which includes the power to vote or direct the voting of Company common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, the Company believes that each stockholder identified in the table possesses sole voting power and investment power over all shares of Company common stock shown as beneficially owned by the stockholder.

        The percentage of shares outstanding is based on 24,414,171 shares of Company common stock outstanding as of May 24, 2013. In addition, shares of Company common stock subject to stock options that are exercisable within 60 days of May 24, 2013 are considered outstanding and beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o Omthera Pharmaceuticals, Inc., 707 State Road, Princeton, New Jersey 08540.

Name of Beneficial Owner	Company Common Stock Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders:
Sofinnova Capital VI FCPR(1)	7,159,317	29.3%
New Enterprise Associates (2)	5,838,333	23.9%
Named Executive Officers and Directors:
George Horner(3)	170,256	*
Graziano Seghezzi(1)	—	—
David M. Mott(2)	—	—
Gerald L. Wisler(4)	1,378,236	5.7%
Michael H. Davidson, M.D.(5)	1,485,343	6.1%
Christian S. Schade(6)	170,568	*
Bernardus (Ben) N. Machielse(7)	127,077	*
All executive officers and directors as a group (7 persons)(8)	3,331,480	13.6%

*	Indicates beneficial ownership of less than one percent.
(1)
Mr. Seghezzi is a partner of Sofinnova Partners SAS, the management company of Sofinnova Capital VI FCPR. Mr. Seghezzi disclaims beneficial ownership with respect to any such shares, except to the extent of his pecuniary interest therein, if any. The address of Sofinnova Capital VI FCPR is 17 rue de Serene, Paris 75008, France.

(2)	Consists of 5,833,213 shares of Company common stock held by New Enterprise Associates 13, L.P., or NEA 13, and 5,120 held by NEA Ventures 2011, Limited Partnership, or NEA 2011 LP. The shares directly held by NEA 13 are indirectly held by NEA Partners 13, L.P., or NEA Partners 13, the sole general partner of NEA 13; NEA 13 GP LTD, or NEA 13 LTD, the sole general partner of NEA Partners 13; and each of the individual directors of NEA 13 LTD. The individual directors, or collectively, the Directors, of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna Kolluri, David M. Mott (a member of the Company's board of directors), Scott D. Sandell, Ravi Viswanathan and Harry R. Weller. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares directly held by NEA 13. The shares directly held by NEA 2011 LP are indirectly held by Karen P. Welsh, the general partner of NEA 2011 LP. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares directly held by NEA 13. Karen P. Welsh, the general partner of NEA 2011 LP, holds voting and dispositive power over the shares held by NEA 2011 LP. All indirect holders of the above-referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.
(3)	Consists of stock options to purchase 170,256 shares of Company common stock exercisable within 60 days of May 24, 2013.
(4)	Includes 716,690 shares of Company common stock held in trusts for the benefit of certain of Mr. Wisler's family members.
(5)	Includes 520,756 shares of Company common stock held by the Michael H. Davidson 2012 GRAT u/a/d October 2, 2012.
(6)	Includes stock options to purchase 144,967 shares of Company common stock exercisable within 60 days of May 24, 2013.
(7)	Includes stock options to purchase 101,476 shares of Company common stock exercisable within 60 days of May 24, 2013.
(8)	Includes stock options to purchase 416,699 shares of Company common stock exercisable within 60 days of May 24, 2013.

 APPRAISAL RIGHTS

        Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The "fair value" of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share consideration that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company's stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

        This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company's notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

        If you elect to demand appraisal of your shares of Company common stock, (i) you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of Company common stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of Company common stock, and (ii) you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

        If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

        All demands for appraisal should be addressed to Omthera Pharmaceuticals, Inc., Attention: Corporate Secretary, 707 State Road, Princeton, New Jersey 08540, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company common stock.

        To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder's name appears on the stockholder's stock certificate(s) or in the transfer agent's records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

        Within ten days after the effective time of the merger, the surviving corporation must give notice of the date that the merger has become effective to each of the Company's stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder's shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

        Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition for appraisal or request from the surviving corporation such statement.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Company common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares of Company common stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, to the Company's stockholders entitled to receive the same (in the case of shares represented by certificates, payment will not be made until following surrender of such certificates). Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

        You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Company common stock is less than the merger consideration. In determining "fair value," the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Costs of the appraisal proceeding (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder's right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement.

        In view of the complexity of Section 262 of the DGCL, the Company's stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

 DELISTING AND DEREGISTRATION OF COMMON STOCK

        If the merger is completed, the Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and we will no longer file reports with the SEC on account of Company common stock.

 STOCKHOLDER PROPOSALS AND NOMINIATIONS

        If the merger is consummated, there will be no public stockholders of the Company and no public participation in any future meetings of the Company's stockholders. However, if the merger is not completed, the Company expects to hold a 2014 annual meeting of stockholders. In that event, any proposal submitted by a stockholder for action at the 2014 annual meeting will be acted upon only in the following circumstances:

  •
  Proposals for inclusion in the Company's proxy statement.  If the Company holds a 2014 annual meeting, the meeting will be the Company's first annual meeting since the initial public offering of Company common stock. Accordingly, to be considered for inclusion in the Company's proxy statement relating to the 2014 annual meeting pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposal must be submitted to the Company a reasonable time before the Company begins to print and send its proxy materials for the 2014 annual meeting. The stockholder proposal must also comply with the other requirements of Rule 14a-8 to be included in the Company's proxy statement.

  •
  Nominations and other proposals for presentation at the 2014 annual meeting.  Any stockholder nomination of a person to serve on the board of directors, and any stockholder proposal not submitted for inclusion in the Company's proxy statement for the 2014 annual meeting pursuant to Rule 14a-8, should have been received by the Corporate Secretary no later than the close of business on the later of (i) the ninetieth (90th) day prior to the scheduled date of the 2014 annual meeting and (ii) the tenth (10th) day following the day on which the Company first makes or sends a public announcement of the date of the 2014 annual meeting.

        If the Company does hold a 2014 annual meeting, the Company will announce the date of the meeting, and the specific deadlines for submission of stockholder proposals and nominations in respect thereof, by filing a Current Report on Form 8-K with the SEC promptly after the board of directors establishes the date of the meeting. All stockholder proposals and nominations of persons to serve on the board of directors should be sent to our Corporate Secretary by mail to Corporate Secretary, Omthera Pharmaceuticals, Inc., 707 State Road, Princeton, New Jersey 08540.

        Please read our by-laws, which are available free of charge through the SEC's web site at http://www.sec.gov, or, upon written request by stockholders of record to our Corporate Secretary, for additional information regarding stockholder proposals. If you have questions or need more information about the 2014 annual meeting of stockholders, write to: Corporate Secretary, Omthera Pharmaceuticals, Inc., 707 State Road, Princeton, New Jersey 08540.

 WHERE YOU CAN FIND MORE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at http://www.sec.gov.

        Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

  •
  Prospectus filed pursuant to Rule 424(b)(4) of the Securities Act (filed with the SEC on April 12, 2013);

  •
  Quarterly report on Form 10-Q for the quarter ended March 31, 2013 (filed with the SEC on May 28, 2013); and

  •
  Current Reports on Form 8-K (filed with the SEC on April 26, 2013, May 28, 2013 (SEC Accession No.: 0001104659-13-044901) and May 28, 2013 (SEC Accession No.: 0001104659-13-045066)).

        Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Omthera Pharmaceuticals, Inc., Attn: Christian S. Schade, 707 State Road, Princeton, New Jersey 08540, Telephone (908) 741-4399; or MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                        ], 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

        AGREEMENT AND PLAN OF MERGER

dated as of
May 27, 2013
among

OMTHERA PHARMACEUTICALS, INC.,

ZENECA, INC.
and

KAFA ACQUISITION CORP.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 27, 2013, among Omthera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), Zeneca, Inc., a Delaware corporation ("Parent"), and KAFA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

W I T N E S S E T H :

        WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved and deemed advisable this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, as a condition and inducement to Parent's and Merger Subsidiary's willingness to enter into this Agreement and to consummate the Merger, Parent has entered into voting agreements, each dated as of the date hereof, with certain stockholders of the Company (collectively, the "Voting Agreements"), pursuant to which, subject to the terms thereof, such stockholders have agreed, among other things, to vote Shares held by them in favor of the adoption of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        SECTION 1.01.    Definitions.     (a) As used herein, the following terms have the following meanings:

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the assets of the Company or 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

        "Antitrust Law" means Applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Applicable Law" means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

        "Code" means the Internal Revenue Code of 1986.

        "Combination Product" means a pharmaceutical product that contains both rosuvastatin and the Key Product as its sole active ingredients, co-formulated in a single, fixed dose combination.

        "Company Balance Sheet" means the audited consolidated balance sheet of the Company as of December 31, 2012 set forth in the Company S-1.

        "Company Balance Sheet Date" means December 31, 2012.

        "Company Disclosure Schedule" means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

        "Company Material Adverse Effect" means a material adverse effect on (i) the financial condition, business or results of operations of the Company, excluding any effect to the extent arising or resulting from (A) changes in general United States or global economic conditions, including changes generally affecting United States or global credit, currency, financial or capital markets, or changes in general United States or global regulatory, legal, legislative or political conditions, (B) changes (including changes in Applicable Law or GAAP) or conditions generally affecting the industry in which the Company operates, (C) any acts of war, sabotage or terrorism, outbreak or escalation of hostilities or war (whether or not declared) or epidemics, pandemics or natural disasters (whether or not caused by any Person or any force majeure event), (D) the announcement of the transactions contemplated by this Agreement, including the impact thereof on relationships of the Company, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators (it being understood that this clause (D) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations under this Agreement), (E) any decline in the market price, or change in trading volume, of any capital stock of the Company, (F) any failure of the Company to meet any internal or public projections, forecasts, budgets or estimates of revenue, earnings, cash flow or cash position, (G) any action taken by the Company that is expressly required by this Agreement or taken at the prior written request of or with the prior written consent of Parent, or (H) any actions, requests, decisions, findings or determinations by a Governmental Authority, or any panel or advisory body empowered or appointed thereby, related to a New Drug Application (or foreign equivalent thereto) submitted by or on behalf of the Company to the FDA or any other Governmental Authority; provided, however, that any fact, change, event, occurrence or effect set forth in clauses (A), (B), or (C) shall be taken into account to the extent such fact, change, event, occurrence or effect has a materially disproportionate adverse effect on the Company relative to other participants in the industry in which the Company operates; and provided, further, however, that the exceptions set forth in clauses (E) and (F) shall not prevent or otherwise affect a determination that any fact, change, event, occurrence or effect that contributed to such decline or failure has resulted in or contributed to a Company Material Adverse Effect, or (ii) the Company's ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

        "Company S-1" means the prospectus filed by the Company with the SEC on April 12, 2013 pursuant to Rule 424(b)(4) of the 1933 Act (Registration No. 333-187153).

        "Confidentiality Agreement" means the Confidentiality Agreement dated as of April 22, 2013 between the Company and AstraZeneca Pharmaceuticals LP.

        "Contract" means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person's properties or assets are bound.

        "Costs" means costs, expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement.

        "CVR Agreement" means the Contingent Value Rights Agreement by and among Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the "Rights Agent"), substantially in the form attached hereto as Exhibit A (subject to any reasonable revisions requested by the Rights Agent).

        "Delaware Law" means the General Corporation Law of the State of Delaware.

        "Employee Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company has any material direct or indirect liability.

        "Environmental Laws" means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the protection of the environment or to Hazardous Substances.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company as currently conducted.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

        "GAAP" means generally accepted accounting principles in the United States.

        "Good Clinical Practice" means Applicable Law, guidances of Governmental Authorities and prevailing industry practices concerning the conduct of clinical trials, including 21 C.F.R. Parts 50, 54, 56, and 312.

        "Good Laboratory Practice" means Applicable Law, guidances of Governmental Authorities and prevailing industry practices concerning the conduct of non-clinical trials, including 21 C.F.R. Part 58.

        "Good Manufacturing Practice" means Applicable Law, guidances of Governmental Authorities and prevailing industry practices concerning manufacturing practices for pharmaceutical products (and components thereof), including 21 C.F.R. Parts 210, 211.

        "Governmental Authority" means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

        "Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including any substance, waste or material regulated under any Environmental Law.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Intellectual Property Rights" means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application ("Trademarks"), (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application ("Patents"), (iii) trade secrets, information, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, inventions, discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof ("Copyrights"), (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

        "International Plan" means any Employee Plan that covers Service Providers located primarily outside of the United States.

        "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or licensed or leased by the Company pursuant to written agreement (excluding any public networks).

        "Jointly-Owned Intellectual Property Rights" means all Intellectual Property Rights that are jointly owned or purported to be jointly owned by the Company and at least one other Person.

        "Key Product" means the product defined in NDA number 205060.

        "knowledge" means, with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule.

        "Licensed Intellectual Property Rights" means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or for which the Company has obtained a covenant not to be sued.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, but excluding any non-exclusive license in the ordinary course of business. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Nasdaq" means the NASDAQ Stock Market LLC.

        "1933 Act" means the Securities Act of 1933.

        "1934 Act" means the Securities Exchange Act of 1934.

        "Owned Intellectual Property Rights" means all Wholly-Owned Intellectual Property Rights and Jointly-Owned Intellectual Property Rights.

        "Parent Material Adverse Effect" means a material adverse effect on Parent's ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Parent Disclosure Schedule" means the disclosure schedule dated the date hereof related to this Agreement that has been provided by Parent to the Company.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission.

        "Service Provider" means any director, officer, employee or individual independent contractor of the Company.

        "Shares" means shares of common stock, par value $0.001 per share, of the Company.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Third Party" means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

        "Wholly-Owned Intellectual Property Rights" means all Intellectual Property Rights that are solely owned or purported to be solely owned by the Company.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04
Agreement	Preamble
Board of Directors	4.02(b)
Cash Consideration	2.02(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company Proxy Statement	4.09
Company SEC Documents	4.07(a)
Company Securities	4.05(b)

Term	Section
Company Stock Option	2.05
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.03(a)
Company Warrant	2.07
Continuing Employees	7.04(b)
Copyrights	1.01
CVR	2.02(a)
D&O Insurance	7.03(b)
Drug Laws	4.23(a)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
FCPA	4.12(b)
FDA	4.23(a)
GLP	4.23(c)
Indemnified Person	7.03(a)
Lease	4.14
Material Contracts	4.19
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Parent	Preamble
Patents	1.01
Permits	4.12(c)
Registered IP	4.15(d)
Related Party	4.24
Representatives	6.04(a)
Restricted Share	2.06
Superior Proposal	6.04(e)
Surviving Corporation	2.01(a)
Tax	4.16(j)
Tax Sharing Agreement	4.16(j)
Taxing Authority	4.16(j)
Tax Return	4.16(j)
Termination Fee	11.04(b)(i)
Trademarks	1.01
UK Bribery Act	4.12(b)
Uncertificated Shares	2.03(a)
Voting Agreements	Preamble

        SECTION 1.02.    Other Definitional and Interpretative Provisions.     The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. "Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement, contract, or Employee Plan are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law," "laws" or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
THE MERGER

        SECTION 2.01.    The Merger.     (a) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

        (b)   Subject to the provisions of Article 9, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree (the date on which the Closing occurs, the "Closing Date").

        (c)   At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as such certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in such certificate of merger).

        (d)   From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

        SECTION 2.02.    Conversion of Shares.     At the Effective Time:

          (a)   Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary or the holders of any securities of the Company or Merger Subsidiary, be converted automatically into the right to receive (i) $12.70 in cash, without interest (the "Cash Consideration"), and (ii) one contractual contingent value right (a "CVR"), which shall represent the right to receive one or more contingent payments upon the achievement of certain milestones, subject to and in accordance with the terms and conditions of the CVR Agreement (together with the Cash Consideration, the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

          (b)   Each Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

          (c)   Each Share held by any Subsidiary of Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

          (d)   Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

        SECTION 2.03.    Surrender and Payment.     (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") reasonably acceptable to the Company for the purpose of exchanging for the Merger Consideration uncertificated Shares (the "Uncertificated Shares"). Parent or one of its Affiliates shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Cash Consideration to be paid in respect of the Uncertificated Shares (it being understood and agreed, for the avoidance of doubt, that Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement). At or prior to the Effective Time, Parent and the Rights Agent shall enter into the CVR Agreement. Promptly after the Effective Time and in any event not later than the second Business Day following the Closing Date, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a customary letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

        (b)   Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon receipt by the Exchange Agent of (i) a properly completed letter of transmittal and (ii) an "agent's message" (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration payable for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

        (c)   If any portion of the Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the CVRs) is to be paid to a Person other than the Person in whose name the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (d)   After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Uncertificated Shares are presented to the Surviving Corporation or the Exchange

Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

        (e)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares immediately prior to the date when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        (f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

        SECTION 2.04.    Dissenting Shares.     Notwithstanding Section 2.02, Shares that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly demanded appraisal for its Shares in accordance with Section 262 of Delaware Law and who has otherwise complied with all applicable provisions of Section 262 of Delaware law shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as granted by Section 262 of Delaware Law, unless and until such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of Delaware Law. If, either before or after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of Delaware Law, such Shares shall automatically be converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

        SECTION 2.05.    Company Stock Options.

          (a)   The Company shall take all action necessary to cause each option to purchase Shares outstanding under any Employee Plan (each, a "Company Stock Option") to be vested and exercisable at least 10 Business Days prior to the Closing Date.

          (b)   At least 10 Business Days prior to the Closing Date, the Company shall provide written notice to each holder of a Company Stock Option that such holder shall, during the period beginning on the date of such notice and ending two Business Days prior to the Closing Date (the "Exercise Period"), have the right to exercise such Company Stock Option by providing the Company with a notice of exercise and full payment of the applicable exercise price using any method permitted by such Company Stock Option (other than by delivery of a promissory note). Each Company Stock Option that remains unexercised immediately prior to the Effective Time shall be cancelled at the Effective Time without consideration therefor.

        SECTION 2.06.    Company Restricted Shares.     (i) Each Share subject to vesting, repurchase or other lapse restrictions that is outstanding immediately prior to the Effective Time (each, a "Restricted Share") shall be vested and all restrictions thereon shall lapse and (ii) each such Restricted Share shall be converted into the right to receive the Merger Consideration in accordance with Section 2.02 of this Agreement, subject to the procedures, terms and conditions applicable to Shares under this Agreement.

        SECTION 2.07.    Company Warrants.     The Company shall take all action necessary (including obtaining any necessary written consent from the holder(s) of the Company Warrants) to cause, at the Effective Time, each outstanding unexercised warrant to purchase Shares (each, a "Company Warrant"), whether or not exercisable, to be canceled and converted into the right to receive (subject to any applicable withholding Tax) (i) an amount in cash equal to the product of (A) the excess, if any, of the Cash Consideration over the applicable exercise price per Share of such Company Warrant multiplied by (B) the total number of Shares subject to such Company Warrant, and (ii) (A) one CVR multiplied by (B) the total number of Shares subject to such Company Warrant.

        SECTION 2.08.    Adjustments.     If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any issuance of Shares permitted by Section 6.01(c)), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

        SECTION 2.09.    Withholding Rights.     Notwithstanding anything to the contrary in this Agreement, each of the Exchange Agent, the Rights Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 (including upon the issuance of, or payment with respect to, the CVRs) such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Exchange Agent, the Rights Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

ARTICLE 3
THE SURVIVING CORPORATION

        SECTION 3.01.    Certificate of Incorporation.     Subject to Section 7.03 hereof, at the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth on Annex I hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law.

        SECTION 3.02.    Bylaws.     Subject to Section 7.03 hereof, at the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety as the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

        SECTION 3.03.    Directors and Officers.     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

 ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to Section 11.05, except (i) as disclosed in any Company SEC Document filed prior to the date of this Agreement (excluding any disclosures set forth under the headings "Safe Harbor Statement," "Risk Factors" or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

        SECTION 4.01.    Corporate Existence and Power.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

        SECTION 4.02.    Corporate Authorization.     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Company Stockholder Approval, the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (the "Company Stockholder Approval") is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

        (b)   At a meeting duly called and held, the board of directors of the Company (the "Board of Directors") has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved, subject to Section 6.04(b), to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the "Company Board Recommendation").

        SECTION 4.03.    Governmental Authorization.     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with any applicable rules and regulations of Nasdaq and (v) any other actions, consents, approvals, authorizations, permits, notifications or filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 4.04.    Non-contravention.     Assuming the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 4.05.    Capitalization.     (a) The authorized capital stock of the Company consists of 120,000,000 Shares and 10,000,000 shares of preferred stock, $0.001 par value per share. As of May 24, 2013, there were outstanding (i) 24,414,171 Shares (of which an aggregate of 376,258 Shares were Restricted Shares), (ii) no shares of preferred stock, (iii) Company Stock Options to purchase an aggregate of 1,179,890 Shares (of which options to purchase an aggregate of 548,372 Shares were exercisable) and (iv) Company Warrants to purchase an aggregate of 78,125 Shares. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list, as of May 24, 2013, of each outstanding Company Stock Option and Company Warrant, including the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto. The exercise price of each Company Stock Option is not less than the fair market value of a Share on the date of grant of such Company Stock Option.

        (b)   There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since May 24, 2013 resulting from the exercise of Company Stock Options or Company Warrants outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. The Company is not a party to any voting agreement with respect to the voting of any Company Securities.

        SECTION 4.06.    Subsidiaries.     The Company (i) does not own any capital stock of, or any equity interest of any nature in, any other Person, and (ii) is not a participant in any joint venture, partnership or similar arrangement.

        SECTION 4.07.    SEC Filings and the Sarbanes-Oxley Act.     (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Company SEC Documents"). The Company has made available to Parent true and complete copies of all material correspondence between the SEC and the Company, including all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC.

        (b)   As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof (including the Company Proxy Statement) will comply, as to form in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

        (c)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof (including the Company Proxy Statement) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (e)   The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company's principal executive officer and its principal financial officer by others within the Company, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic and current reports required under the 1934 Act. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        (f)    The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company's auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and audit committee since January 1, 2011.

        (g)   Section 4.07(g) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company since January 1, 2011.

        (h)   The Company has complied with and is in compliance in all material respects with all applicable listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all applicable rules, regulations and requirements of the SEC and with the applicable provisions of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

        SECTION 4.08.    Financial Statements.     The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited financial statements, as permitted by the SEC) applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as at the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and any other adjustments described therein, including the notes thereto).

        SECTION 4.09.    Company Proxy Statement.     (a) At the time the proxy statement to be filed with the SEC in connection with seeking the Company Stockholder Approval (the "Company Proxy Statement") or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

        SECTION 4.10.    Absence of Certain Changes.     (a) Since the Company Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a material breach of Section 6.01 (excluding for this purpose, Section 6.01(ii)(A)(2) and 6.01(ii)(A)(3) to the extent relating to the product described in 6.01(ii)(A)(2)).

        SECTION 4.11.    No Undisclosed Material Liabilities.     Other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 4.12.    Compliance with Laws and Court Orders.     (a) The Company is and, since January 1, 2011, has been, in material compliance with all Applicable Law. Since January 1, 2011, the Company has not been threatened to be charged with or given written or, to the knowledge of the Company, oral notice of any material violation of, and to the knowledge of the Company is not under investigation with respect to any material violation of, Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

        (b)   Neither the Company nor any of its directors, officers, consultants, agents or other Persons acting for or on its behalf has taken any action that would result in a violation by such Person in any material respect of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the "FCPA"), The Bribery Act of 2010 of the United Kingdom (the "UK Bribery Act") or any other anti-corruption or anti-bribery Applicable Law. The Company has conducted its businesses in material compliance with the FCPA, the UK Bribery Act and any other anti-corruption Applicable Law, and the Company has instituted and maintained policies and procedures designed to provide reasonable assurances that each such Person is in compliance with all such Applicable Law.

        (c)   The Company holds all material licenses, franchises, permits, certificates, approvals, registrations, concessions, decrees and similar authorizations necessary to enable the Company to conduct its businesses in the manner in which its business is currently being conducted (the "Permits"). (i) The Permits are valid and in full force and effect, (ii) the Company is not in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, the Permits and (iii) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

        SECTION 4.13.    Litigation.     There is no material action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company in such individuals' capacity as such, any Person for whom the Company may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator.

        SECTION 4.14.    Properties.     (a) The Company does not own, and has not owned, any real property.

        (b)   (i) Each lease, sublease or license (each, a "Lease") under which the Company leases, subleases or licenses any real property is valid and in full force and effect, and each Lease is described on Section 4.14 of the Company Disclosure Schedule, and (ii) the Company has not violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and the Company has not received written or, to the knowledge of the Company, oral notice that it has breached, violated or defaulted under any Lease.

        SECTION 4.15.    Intellectual Property.     (a) Schedule 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all material registrations and applications for registration of Patents, Trademarks and Copyrights included in the Owned Intellectual Property Rights and Licensed Intellectual Property Rights specifying as to each such item, as applicable (i) whether such item is Wholly-Owned Intellectual Property Rights, Jointly-Owned Intellectual Property Rights, or Licensed Intellectual Property Rights, (ii) the owner (or the co-owners) thereof, (iii) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration, or application number of such item, (v) the date of application and issuance or registration of such item and (vi) in the case of each of such item that is a Licensed Intellectual Property Right, the applicable Contract pursuant to which the Company receives its rights to such Licensed Intellectual Property Right.

        (b)   The Company is the sole and exclusive owner of all Wholly-Owned Intellectual Property Rights and holds all right, title and interest in and to all Wholly-Owned Intellectual Property Rights, free and clear of any Lien. The Company holds all of its right, title and interest in and to the Licensed Intellectual Property Rights, free and clear of any Lien, and the Company has not granted any Third Party any license, sublicense or other rights under any Licensed Intellectual Property Rights or Jointly-Owned Intellectual Property Rights that are subject to the Chrysalis Agreement (as defined in the Company Disclosure Schedule). The Company is the sole and exclusive owner of its share of the Jointly-Owned Intellectual Property Rights and holds all right, title and interest in and to all of such shares of the Jointly-Owned Intellectual Property Rights, free and clear of any Lien and without any duty to account to any Person in any material respect. To the extent that any Jointly-Owned Intellectual Property Rights cover or are embodied in any product or product candidate of the Company, the Company has obtained from each of its co-owners of such Jointly-Owned Intellectual Property Rights an irrevocable, exclusive (even as to each such co-owner), worldwide, royalty-free and fully paid-up license to each such co-owner's interest in and to such Jointly-Owned Intellectual Property Rights; provided that, with respect to any Jointly-Owned Intellectual Property Rights that are subject to the Chrysalis Agreement, the Company has obtained from each co-owner of such Jointly-Owned Intellectual Property Rights an exclusive license in and to such Jointly-Owned Intellectual Property Rights on the terms and conditions set forth in the Chrysalis Agreement. The Owned Intellectual Property Rights and the Licensed Intellectual Property Rights together constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company as currently conducted and as proposed by the Company to be conducted in the Company SEC Documents or the CVR Agreement, subject to the qualification that this sentence shall not be construed as a representation of non-infringement of Third Party Intellectual Property Rights. There exist no material restrictions on the disclosure, use, license or transfer of the Wholly-Owned Intellectual Property Rights, nor on the Company's rights in the Jointly-Owned Intellectual Property Rights; provided that, with respect to any Jointly-Owned Intellectual Property Rights that are subject to the Chrysalis Agreement, the Company has obtained from each co-owner of such Jointly-Owned Intellectual Property Rights an exclusive license in and to such Jointly-Owned Intellectual Property Rights on the terms and conditions set forth in the Chrysalis Agreement. The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Owned Intellectual Property Right or Licensed Intellectual Property Right, (ii) impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Intellectual Property Right or Licensed Intellectual Property Right, or (iii) through the operation of any agreements to which the Company is a party or otherwise bound, encumber any of the Intellectual Property Rights owned by or licensed to Parent.

        (c)   The Company has not infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person in any material respect. There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company (i) based upon, or challenging or seeking to deny or restrict, any right of the Company in any of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights, (ii) alleging that any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights is invalid or unenforceable, or (iii) alleging that the Company has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person, or that the Company is infringing, contributing to the infringement of, misappropriating or otherwise violating any Intellectual Property Right of any Person. The Company has not received from any Person any offer to license any Intellectual Property Rights of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights.

        (d)   None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, or in the case of pending Patent applications included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, have been the subject of a final and unappealable finding of unpatentability. All issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property Rights and Licensed Intellectual Property Rights ("Registered IP") are, to the knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects.

        (e)   To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right.

        (f)    The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company, the value of which to the Company is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of the Company, all of whom are bound by written confidentiality agreements that protect such Intellectual Property Rights.

        (g)   To the extent that any Intellectual Property Right has been developed or created by a third party (including any current or former employee of the Company) for the Company, the Company has a written agreement with such third party with respect thereto, and the Company either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted in the Company SEC Documents, such Intellectual Property Right.

        (h)   The IT Assets operate and perform in a manner that permits the Company to conduct their respective businesses as currently conducted in all material respects and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets. The Company takes commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with industry practices.

        SECTION 4.16.    Taxes.     (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

        (b)   The Company has paid (or has had paid on its behalf) all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company ordinarily records items on its books.

        (c)   The income and franchise Tax Returns of the Company through the Tax year ended December 31, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

        (d)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any material Tax or Tax asset.

        (e)   During the five-year period ending on the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

        (f)    The Company has properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person.

        (g)   The Company has not participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4.

        (h)   (i) The Company has not been a member of an affiliated, consolidated, combined or unitary group; (ii) the Company is not party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (ii) or (iii) of the definition of "Tax" is currently payable by the Company, regardless of whether such Tax is imposed on the Company; and (iv) the Company has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

        (i)    No claim has been made by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns to the effect that the Company is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

        (j)    "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. "Tax Sharing Agreement" means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability.

        SECTION 4.17.    Employee Benefit Plans.     (a) Section 4.17(a) of the Company Disclosure Schedule lists each Employee Plan. For each Employee Plan, the Company has furnished to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and written interpretations thereof, and a copy of (if applicable) (i) each existing trust, insurance or other funding arrangement, (ii) the most-recent summary plan description and summary of material modifications, (iii) the three most recently filed IRS Forms 5500, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently prepared actuarial reports and financial statements, (vi) all material correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the IRS or any other Governmental Authority during the past three years and (vii) all current employee handbooks, manuals and policies. No Employee Plan is an International Plan.

        (b)   Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

        (c)   Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to its qualification and no event has occurred since the date of such determination or opinion letter that could reasonably be expected to cause the loss of such qualification. The Company has complied, in all material respects, with Applicable Law with respect to each plan, arrangement or policy mandated by Applicable Law (including plans or programs maintained by a Governmental Authority requiring the payment of social insurance taxes or similar contributions to a fund of a Governmental Authority with respect to wages of an employee).

        (d)   Each Employee Plan has been maintained in material compliance with its terms and all Applicable Law, including ERISA and the Code. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatens to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS or the Department of Labor.

        (e)   The Company does not have any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law). No events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company.

        (f)    There has been no amendment to, or written interpretation of or announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended on the Company Balance Sheet Date.

        (g)   All contributions, premiums and payments due for each Employee Plan have been made within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Effective Time that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.

        (h)   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Company or, after the Closing, Parent, to merge, amend or terminate any Employee Plan.

        (i)    The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

        (j)    The Company has made available to Parent a true and complete list as of the date hereof of the names, titles and annual base salaries of all employees of the Company.

        SECTION 4.18.    Environmental Matters.

        (a)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company: (i) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company and relating to or arising out of any Environmental Law, (ii) the Company is, and except for such matters that have been fully resolved with no obligations outstanding, in compliance with all applicable Environmental Laws and all Environmental Permits and (iii) there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

        (b)   Neither the execution of this Agreement by the Company nor the consummation by the Company of the Merger will require any investigation, remediation or other action with respect to any Hazardous Substance, or any notice to or consent of any Governmental Authority, pursuant to any applicable Environmental Law.

        (c)   For the purposes of this Section 4.18, the term "Company" shall include an entity that is, in whole or in part, a predecessor of the Company.

        SECTION 4.19.    Material Contracts.     (a) The Company is not a party to nor is it bound by:

            (i)  any Contract (A) relating to the employment of, or the performance of services by, any director, employee or consultant, (B) the terms of which obligate or may in the future obligate the Company to make any severance, termination or similar payment to any current or former employee or (C) pursuant to which the Company may be obligated to make any bonus or similar payment to any current or former employee or director;

           (ii)  any Contract relating to any partnership, joint venture, strategic alliance, collaboration, material research and development project or other similar arrangement;

          (iii)  any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company is a party or otherwise bound and pursuant to which the Company (A) receives from any Third Party the right to use, or a covenant not to be sued under, any Intellectual Property Right or (B) grants to any Third Party the right to use, or a covenant not to be sued under, any Intellectual Property Right;

          (iv)  any Contract with sole-source or single-source suppliers of material tangible products or services or pursuant to which the Company has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

           (v)  any Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of the Key Product;

          (vi)  any stockholders, investors rights, registration rights or similar agreement or arrangement;

         (vii)  any Contract containing "most favored nation" provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right;

        (viii)  any Contract that would reasonably be expected to result in aggregate payments by or to the Company on or after the date hereof in excess of (A) $150,000 in the current or any future calendar year or (B) $300,000 in the aggregate;

          (ix)  any Contract pursuant to which the Company has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company in each case that is not terminable by the Company without penalty without more than 60 days' notice (excluding incidental and immaterial provisions, and customary indemnities, that by their terms survive termination of the relevant Contract);

           (x)  any Lease;

          (xi)  any Contract that provides for indemnification of any current or former officer, director or employee;

         (xii)  any Contract with a Related Party;

        (xiii)  any Contract for the disposition of all or any significant portion of the assets or business of any of the Company or for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

        (xiv)  any Contract relating to indebtedness for borrowed money, any guarantees thereof or the granting of material Liens over the property or assets of the Company;

          (xv)  any Contract relating to any loan or other extension of credit made by the Company;

        (xvi)  any Contract containing any provision or covenant limiting in any material respect the ability of the Company (or, after the Effective Time, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person, or limiting the ability of any Person to provide products or services to the Company (or, after the Effective Time, Parent, the Surviving Corporation or any of their respective Subsidiaries); or

       (xvii)  any Contract (other than those referenced in clauses (i) through (xvi) above) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.19(a) being referred to herein as "Material Contracts").

        (b)   The Company has made available to Parent a true and complete copy of each Material Contract. Each of the Material Contracts is valid and in full force and effect. Neither the Company nor, to the knowledge of the Company, any other party to a Material Contract, has violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material breach under the provisions of such Material Contract, and the Company has not received written or, to the knowledge of the Company, oral notice that it has breached, violated or defaulted in any material respect under any Material Contract.

        SECTION 4.20.    Finders' Fees.     Except for Goldman, Sachs & Co., a copy of whose engagement agreement dated as of May 21, 2013 has been provided to Parent, and Morgan Stanley & Co. LLC, a copy of whose engagement agreement dated as of May 30, 2012 has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

        SECTION 4.21.    Opinion of Financial Advisor.     The Company has received the opinion (to be confirmed in writing) of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth in the opinion, the Merger Consideration to be paid to the Company's stockholders (other than Parent and its Affiliates) pursuant to the Agreement is fair from a financial point of view to such holders. The Company shall deliver a correct and complete copy of the written opinion of Goldman, Sachs & Co. to Parent for informational purposes only promptly after receipt thereof by the Company.

        SECTION 4.22.    Antitakeover Statutes.     The Company has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the Voting Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby from Section 203 of Delaware Law. No "control share acquisition," "fair price," "moratorium" or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger or this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby.

        SECTION 4.23.    Regulatory Matters.     (a) All activities of the Company that are subject to the jurisdiction of the U.S. Food and Drug Administration (the "FDA") or any comparable Governmental Authority, or subject to the Federal Food, Drug and Cosmetic Act of 1938, the Public Health Service

Act, or similar Applicable Law of any foreign jurisdiction (collectively, "Drug Laws"), have been conducted in compliance in all material respects with all applicable requirements under all such Drug Laws, including those relating to Good Laboratory Practices, Good Clinical Practices, adverse event reporting, Good Manufacturing Practices, recordkeeping, and filing of reports.

        (b)   The Company has not received any notice or other communication from the FDA or any other Governmental Authority alleging any material violation of any applicable requirement in a Drug Law, including any failure to maintain systems and programs adequate to ensure compliance with any Applicable Law related to product quality, including Good Manufacturing Practice, Good Laboratory Practice, and Good Clinical Practice, by the Company. The Company has not received any (i) written or, to the knowledge of the Company, oral notices of inspectional observations (including those recorded on Form FDA 483), establishment inspection reports, warning letters, untitled letters, (ii) written or, to the knowledge of the Company, oral notices of any intention to conduct an investigation or review, or (iii) other documents issued by the FDA or any other Governmental Authority that allege or assert lack of compliance with any Drug Law by the Company, or by Persons who are otherwise performing services for the benefit of the Company.

        (c)   All animal studies or other preclinical tests performed in connection with or as the basis for any submission to the FDA or other comparable Governmental Authority, filed under an Investigational New Drug Application, Clinical Trial Application or other foreign equivalent, or that the Company anticipates will be submitted to the FDA or other comparable Governmental Authority, either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements, or (ii) involved experimental research techniques that were not required to be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA or the applicable Governmental Authority), but (in the case of this clause (ii)) and employed procedures and controls generally used by qualified experts in the conduct of preclinical studies.

        (d)   All human clinical trials to the extent conducted by the Company, or by a Third Party on behalf of the Company, wherever conducted in any jurisdiction inside or outside the United States, have been and are being conducted in material compliance with all applicable requirements of Drug Laws relating to clinical trials or the protection of human subjects, including those contained in the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, and in 21 C.F.R. Parts 50, 54, 56 and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and all comparable foreign Drug Laws. Neither the Company nor anyone acting on behalf of the Company has received any written or, to the knowledge of the Company, oral notice that the FDA or any other Governmental Authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any Investigational New Drug application (or foreign equivalent thereto) sponsored by the Company, or otherwise restrict the preclinical research on or clinical study of the Key Product.

        (e)   All clinical trials conducted by or on behalf of the Company and the results of all such clinical trials have been registered and disclosed in accordance with all applicable Drug Laws.

        (f)    All manufacturing operations conducted by or for the benefit of, the Company with respect to the Key Product has been and are being conducted in accordance, in all material respects, with applicable current Good Manufacturing Practices.

        (g)   No product candidate manufactured, tested, distributed or held by the Company has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of the Key Product or pre-market approvals are pending or, to the knowledge of the Company, threatened, against the Company or any of its Affiliates, nor have any such proceedings been pending at any time. No study conducted by or for the Company on the Key Product has been placed on clinical hold by the

FDA or any other Governmental Authority. The Company has, prior to the execution of this Agreement, made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals or registries, reports in the scientific literature, and unpublished scientific papers relating to the Key Product . In addition, the Company has filed all annual and periodic reports, and safety reports required for the Key Product required to be made to the FDA or any other Governmental Authority.

        (h)   There are no proceedings pending or, to the knowledge of the Company, threatened against the Company with respect to (i) a violation by the Company of any Drug Law, or (ii) any alleged injuries to a participant in any clinical trial with Key Product conducted by or on behalf of the Company.

        (i)    Section 4.23(i) of the Company Disclosure Schedule sets forth an accurate and complete listing as of the date hereof by study title and report number of all preclinical studies and clinical trials previously or currently undertaken or sponsored with respect to Key Product in connection with or as the basis for any regulatory submission by or on behalf of the Company to the FDA or any other Governmental Authority. Accurate and complete copies of all such data and reports made available to the Company with respect to the studies and trials listed in Section 4.23(i) of the Company Disclosure Schedule have been provided for review to Parent, and the Company has otherwise provided or made available for review all preclinical and clinical studies and trials and all other material information known to it regarding the efficacy and safety of Key Product.

        (j)    Neither the Company nor any other Person on behalf of or for the benefit of the Company, is marketing, distributing, selling or otherwise commercializing any product, or previously has done so.

        (k)   The Company has delivered or made available to Parent all forms, licenses, reports, applications, correspondence, and meeting minutes received from or sent to the FDA and any other similar Governmental Authority, and all written reports of phone conversations, visits or other contact with the FDA and any other similar Governmental Authority, relating to Key Product, or to compliance with any Drug Law, including any and all written or, to the knowledge of the Company, oral notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or comparable foreign Governmental Authorities which bear in any material way on the Company's compliance with regulatory requirements of the FDA or comparable foreign Governmental Authorities, or on the likelihood or timing of approval of Key Product.

        (l)    Neither the Company nor any officer, employee or agent of the Company, (i) has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement with respect to Key Product, that would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or (ii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (A) debarment under 21 U.S.C. Section 335a or any similar state or federal Applicable Law or (B) exclusion from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar state or federal Applicable Law. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion are pending or, to the knowledge of the Company, threatened against the Company or any of its directors, officers, employees or agents.

        (m)  The Company has made available to Parent accurate and complete copies of the results of all clinical and non-clinical studies conducted by or on behalf of the Company with respect to the Key Product.

        (n)   After the Effective Time, Parent or the Surviving Corporation shall be the sole and exclusive owner of the Permits required by the FDA or any comparable Governmental Authority and shall hold all right, title and interest in and to all filings and applications with the FDA or any comparable Governmental Authority associated with such Permits.

        SECTION 4.24.    Transactions with Affiliates.     No (i) present or former officer or director the Company, (ii) beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of the outstanding Shares or (iii) Affiliate or "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such officer, director or beneficial owner (each of the foregoing, a "Related Party") is a party to any transaction, agreement, commitment, arrangement or understanding with the Company or has engaged in any transaction with the Company since January 1, 2011.

        SECTION 4.25.    Insurance.     The Company has made available to Parent summaries of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company: (i) all such insurance policies are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued, (ii) the Company has not received written notice of any claim pending under the Company's insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, (iii) the Company is in compliance with the terms of such policies and bonds and (iv) the Company has not received any written notice of termination of, or material premium increase with respect to, any of such policies or bonds.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

        Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

        SECTION 5.01.    Corporate Existence and Power.     Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now conducted. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 5.02.    Corporate Authorization.     Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

        SECTION 5.03.    Governmental Authorization.     The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, (iv) compliance with any applicable rules and regulations of any national securities exchange on which the securities of AstraZeneca PLC are listed and (v) any other actions, consents, approvals, authorizations, permits, notifications or filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 5.04.    Non-contravention.     The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 5.05.    Company Proxy Statement.     (a) The information with respect to Parent, Merger Subsidiary and any of their respective Affiliates that Parent supplies to the Company specifically for use in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

        SECTION 5.06.    Finders' Fees.     There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

        SECTION 5.07.    Financing.     Parent has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement and to pay all fees and expenses of Parent and Merger Subsidiary pursuant to this Agreement.

        SECTION 5.08.    Ownership and Operations of Merger Subsidiary; Capitalization.     (a) Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities since the date of its incorporation, and prior to the Effective Time, will have no assets, operations, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

        (b)   All of the issued and outstanding share capital of Merger Subsidiary is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.

        SECTION 5.09.    Disclaimer of Other Representations and Warranties.     (a) Parent and Merger Subsidiary each acknowledges and agrees that it and its Representatives has received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives has desired or requested to review, and that it and its Representatives has had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

        (b)   Parent and Merger Subsidiary each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement: (i) neither the Company nor any of its Representatives makes, or has made, any representations or warranties relating to the Company or its business or otherwise in connection with the transactions contemplated by this Agreement, and Parent and Merger Subsidiary are not relying on any representation or warranty except for those expressly set forth in this Agreement, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Subsidiary or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless such materials or information is the subject of any express representation or warranty set forth in Article 4 of this Agreement.

ARTICLE 6
COVENANTS OF THE COMPANY

        The Company agrees that:

        SECTION 6.01.    Conduct of the Company.     Except (w) as otherwise required by the terms of this Agreement, (x) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (y) as may be required to comply with any Applicable Law or as may be required by a Governmental Authority or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time, the Company shall (i) conduct its business in the ordinary course consistent with past practice and (ii) without limiting the generality of the foregoing, use its commercially reasonable efforts to (A) (1) develop the Key Product, (2) develop the Combination Product and (3) take actions to obtain approval from the FDA to commercialize such products for use in humans, including the actions described in Section 6.01(b) of the Company Disclosure Schedule, (B) preserve intact its present business organization, (C) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (D) keep available the services of its directors, officers, employees and consultants and (E) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it. Without limiting the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not:

          (a)   (i) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) or (ii) form a Subsidiary;

          (b)   (i) split, combine or reclassify any shares of its capital stock, (ii)declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities;

          (c)   (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or Company Warrants that are outstanding on the date hereof in accordance with their terms on the date hereof, or (ii) amend any term of any Company Security (whether by merger, consolidation or otherwise);

          (d)   incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by Section 6.01(d) of the Company Disclosure Schedule;

          (e)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company in a manner that is consistent with past practice;

          (f)    sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Lien on, any of the Company's assets (including any Intellectual Property owned by or licensed to the Company), securities, properties, interests or businesses, other than (except in the case of any Intellectual Property owned by or licensed to the Company) sales of obsolete equipment in the ordinary course of business consistent with past practice;

          (g)   make any loans, advances or capital contributions to, or investments in, any other Person, other than advances to its employees in the ordinary course of business consistent with past practice;

          (h)   create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company's existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company;

          (i)    (i) enter into, amend, modify in any material respect or terminate or renew any Material Contract or (ii) waive, release or assign any material rights, claims or benefits of the Company;

          (j)    (i) with respect to any Service Provider, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, consulting, termination, retirement, deferred compensation or other similar agreement (or amend any such existing agreement, except as required by Applicable Law), (ii) establish, adopt or amend (except as required by Applicable Law) any Employee Plan, including any collective bargaining agreement, (iii) increase compensation, bonus or other benefits payable to any Service Provider or (iv) hire or engage the services of any individual as a Service Provider or terminate the service of any Service Provider other than for "Cause" (as defined in Section 6.01(j) of the Company Disclosure Schedule);

          (k)   change the Company's methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

          (l)    settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim (except with respect to immaterial routine matters in the ordinary course of business), (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, investigation, arbitration, proceeding or other claim or dispute that relates to the transactions contemplated hereby;

          (m)  make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any material Tax Returns or file claims for material Tax refunds, enter into any closing agreement with respect to a material Tax, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

          (n)   agree, resolve or commit to do any of the foregoing.

        SECTION 6.02.    Access to Information.     From the date hereof until the Effective Time, and subject to Applicable Law and the Confidentiality Agreement, the Company shall, upon reasonable prior written notice during regular business hours, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, assets, books and records of the Company, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its reasonable investigation of the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to or to disclose information where such access or disclosure would (A) violate any of its obligations to third parties with respect to confidentiality agreements, (B) jeopardize the attorney-client privilege or attorney work product immunity or (C) contravene any Applicable Law. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. The information provided pursuant to this Section 6.02 shall be used solely for the purpose of the Merger and the other transactions contemplated hereby, and such information shall be kept confidential by Parent and Merger Subsidiary in accordance with the terms of the Confidentiality Agreement.

        SECTION 6.03.    Company Stockholder Meeting.     (a) The Company shall take all action reasonably necessary or advisable to cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing the Company Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and shall comply with all Applicable Law with respect to such meeting and the solicitation of proxies in connection therewith. The Company shall cause the Company Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholders Meeting as promptly as reasonably practicable thereafter. Unless an Adverse Recommendation Change shall have occurred, the Company shall use its reasonable best efforts to solicit from the Company's stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

        (b)   Subject to Section 6.04, the Board of Directors shall make the Company Board Recommendation and not effect an Adverse Recommendation Change.

        (c)   Any adjournment, delay or postponement of the Company Stockholder Meeting shall require the prior written consent of the Parent; provided, however, that the Company shall be permitted to adjourn, delay or postpone the Company Stockholder Meeting (i) without obtaining the prior written consent of Parent, for the absence of a quorum, if required by Applicable Law or if the Company has provided a written notice to Parent and Merger Subsidiary that it intends to take action pursuant to Section 10.01(d)(i) with respect to a Superior Proposal or (ii) after consultation with Parent, solely to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the stockholders of the Company with adequate time to review. Parent may require the Company to adjourn, delay or postpone the Company Stockholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) solely to solicit additional proxies necessary to obtain the Company Stockholder Approval. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent, unless required to do so by Applicable Law or the Company's organizational documents. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter

(other than matters of procedure and matters required by Applicable Law to be voted on by the Company's stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

        (d)   Nothing in this Section 6.03 shall be deemed to prevent the Company or the Board of Directors from taking any action they are otherwise permitted to take under, and in compliance with, Section 6.04 or required to take under Applicable Law.

        SECTION 6.04.    No Solicitation; Other Offers.     (a) General Prohibitions.    From the date of this Agreement until the Effective Time, and subject to Section 6.04(b), Section 6.04(c) and Section 6.04(d), the Company shall not, and the Company shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors ("Representatives") to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (it being understood that ministerial acts that are not otherwise prohibited by this Section 6.04, such as taking unsolicited phone calls, shall not be deemed to "facilitate" for purposes of this Section 6.04) or knowingly encourage the submission of any Acquisition Proposal, (ii) other than informing Persons of the provisions contained in this Section 6.04, enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that has made or is seeking (to the knowledge of the Company) to make an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an "Adverse Recommendation Change"), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company; (v) approve any transaction under, or any Person becoming an "interested stockholder" under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.04(b)).

        (b)   Exceptions.    Notwithstanding anything to the contrary in this Agreement, including Section 6.04(a), at any time prior to the receipt of the Company Stockholder Approval:

            (i)  the Company, directly or indirectly through its Representatives, (A) may contact any Third Party (and its Representatives) that, subject to the Company's compliance with Section 6.04(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal in order to clarify the terms and conditions with respect thereto for the sole purpose of the Board of Directors determining in good faith whether such Acquisition Proposal is or reasonably would be expected to lead to a Superior Proposal, and (B) (x) engage in negotiations or discussions with any Third Party (and its Representatives) that, subject to the Company's compliance with Section 6.04(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors determines in good faith is or would reasonably be expected to lead to a Superior Proposal and (y) furnish to such Third Party or its Representatives non-public information relating to the Company pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable in the aggregate in any material respect to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; and

           (ii)  subject to compliance with Section 6.04(d), the Board of Directors may make an Adverse Recommendation Change based on any fact, event, change in circumstance, development or combination thereof that was not known by, or the consequence of which was not reasonably foreseeable to, the Board of Directors on or prior to the date hereof;

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

        In addition, nothing contained herein shall prevent the Board of Directors or the Company from complying with Rule 14d-9 or 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.04 or making any other disclosure is required by Applicable Law; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action. It is understood and agreed that any factually accurate public statement by the Company that merely describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a "stop, look and listen" communication (including pursuant to Rule 14d-9(f) promulgated under the Exchange Act) shall not be deemed to be an Adverse Recommendation Change.

        (c)   Required Notices.    The Board of Directors shall not take any of the actions referred to in Section 6.04(b)(i) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent as promptly as practicable of any material changes in the status or terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or, to the knowledge of the Company, any of its Representatives) of a bona fide Acquisition Proposal, a notice that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any Third Party that has made or is seeking (to the knowledge of the Company) to make an Acquisition Proposal. The Company shall provide such notice in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request and, after taking such action, the Company shall continue to advise Parent as promptly as practicable of any material changes in the status or terms of any such Acquisition Proposal, indication or request. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company's compliance with this Section 6.04(c).

        (d)   "Last Look".    Further, the Board of Directors shall not make an Adverse Recommendation Change pursuant to Section 6.04(b)(ii) (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) if such Adverse Recommendation Change is to be taken in circumstances involving or relating to an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company provides written notice to Parent at least four days before taking such action of its intention to do so and containing (A) in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, the material terms of such Acquisition Proposal, including the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal or (B) in the case of any action intended to be taken in circumstances not involving or relating to an Acquisition Proposal, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action and (iii) Parent does not make, within four days after its receipt of that written notification, an offer that (1) in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, is at least as favorable to the stockholders of the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new four-day period under this Section 6.04(d)) or (2) in the case of any action intended to be taken in circumstances not involving or relating to an Acquisition Proposal, after receipt of such offer, the Board of Directors does not determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law. The Company agrees that, during any applicable four-day period referred to in this Section 6.04(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement.

        (e)   Definition of Superior Proposal.    For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal not solicited in contravention of this Section 6.04 (with all percentages in the definition of "Acquisition Proposal" changed to 50%) on terms that the Board of Directors determines in good faith, after consultation with an outside financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable from a financial point of view to the Company's stockholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(d)), which the Board of Directors determines is reasonably capable of being consummated.

        (f)    Obligation of the Company to Terminate Existing Discussions.    The Company shall, and shall use its reasonable best efforts to cause its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (and its representatives) that has executed a confidentiality agreement within the 24-month period prior to the date hereof and that is in possession of confidential information heretofore furnished by or on behalf of the Company (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to return or destroy all such information as promptly as practicable.

        SECTION 6.05.    Section 16 Matters.     Prior to the Company Stockholder Meeting, the Company shall take all such steps as may be necessary or appropriate to cause any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the consummation of the Merger and the other transactions contemplated by this Agreement by each director (including any directors by deputization) or officer of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act, including any such actions specified in the letter set forth in Section 6.05 of the Company Disclosure Schedule. Based on the information provided by the Company to Parent, Parent acknowledges and agrees that the Persons designated by the Company as directors by deputization are directors of the Company for the purposes of Section 16 of the 1934 Act.

        SECTION 6.06.    Stock Exchange Delisting; 1934 Act Deregistration.     Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

        SECTION 6.07.    Takeover Statutes.     The Company shall, to the extent permitted by Applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no "control share acquisition," "fair price," "moratorium" or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement, to take all actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 7
COVENANTS OF PARENT

        Parent agrees that:

        SECTION 7.01.    Obligations of Merger Subsidiary.     Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Subsidiary shall not conduct any business or make any investments other than in connection with the transactions contemplated by this Agreement.

        SECTION 7.02.    Voting of Shares.     Parent shall vote (or cause to be voted) all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

        SECTION 7.03.    Director and Officer Liability.

          (a)   Parent shall or shall cause the Surviving Corporation to, and the Surviving Corporation hereby agrees to, do the following:

              (i)  For six years after the Effective Time, indemnify and hold harmless the present and former officers and directors of the Company (each, an "Indemnified Person") against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, of whatever nature, in respect of, arising out of or related to such Indemnified Person's service as a director or officer of the Company in respect of acts or omissions occurring at or prior to the Effective Time (including, for the avoidance of doubt, in connection with the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law;

             (ii)  For six years after the Effective Time, cause to be maintained in effect provisions in the Surviving Corporation's certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability and indemnification of, and advancement of expenses to, Indemnified Persons that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement (it being understood that if any claim is asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of such claims); and

            (iii)  If Parent, the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (B) ceases to continue to exist for any reason or (C) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

          (b)   Prior to the Effective Time, the Company shall, in consultation with Parent, purchase a six-year extended reporting period endorsement with respect to the Company's directors' and officers' insurance policies and fiduciary liability insurance policies (collectively, "D&O Insurance") in place as of the date hereof with respect to any claim related to any period of time at or prior to the Effective Time (including in connection with this Agreement or the transactions and actions contemplated hereby) with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company's D&O Insurance policies in effect as of the date hereof; provided that in no event shall the annual cost of such endorsement exceed 250% of the Company's current annualized premium, which amount is set forth in Section 7.03 of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

          (c)   The rights of each Indemnified Person under this Section 7.03 shall be in addition to any other rights such Indemnified Person may have under the certificate of incorporation or bylaws of the Company, Delaware Law or any other Applicable Law, any agreement of any Indemnified Person with the Company or otherwise and are intended for the benefit of, and shall be enforceable by, such Indemnified Person and such Indemnified Person's heirs, executors or similar representatives. The rights under this Section 7.03 shall survive consummation of the Merger and shall not be amended in a manner that is adverse to the Indemnified Persons without the consent of the Indemnified Persons affected thereby.

        SECTION 7.04.    Employee Matters.     (a) For a period of one year following the Effective Time (or, if shorter, during the period of employment), Parent shall provide to each employee of the Company as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates ("Continuing Employees") (i) base salary or base wages and cash target bonus opportunity no less than the base salary or base wages and cash target bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) benefits that are comparable in the aggregate to the benefits provided to similarly situated employees of AstraZeneca Pharmaceuticals LP, an Affiliate of Parent, from time to time, subject to applicable eligibility requirements.

        (b)   Following the Effective Time, Parent will, subject to Applicable Law, give each Continuing Employee full credit for prior service with the Company for purposes of vesting and eligibility to participate in all employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate, and for purposes of determining the amount of the company contribution under the AstraZeneca Retirement Plan (AZRP) and the amount of the Continuing Employee's accrued vacation, other leave and severance benefits (but such service credit shall not be provided for purposes of determining the benefit accrued under any plan or policy other than vacation, leave, and severance); provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time. In no event shall anything contained in this Section 7.04(b) result in any duplication of benefits for the same period of service. In addition, Parent shall (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company applicable to such Continuing Employee prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

        (c)   Prior to the Effective Time, the Company shall adopt all resolutions that may be necessary to cause the Employee Plans set forth in Section 7.04(c) of the Company Disclosure Schedule to terminate as of the date immediately preceding the Closing Date. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.04(c) shall be subject to Parent's prior review and approval, which shall not be unreasonably withheld. For the avoidance of doubt, Parent shall be responsible for implementing the plan termination (for example, liquidating and distributing all assets remaining in the terminated plan after the Effective Time).

        (d)   If, after the Effective Time and before the first anniversary of the Effective Time, the employment of a Continuing Employee who is not a party to an employment agreement that provides for severance benefits terminates, such terminated Continuing Employee shall be eligible to receive severance benefits pursuant to the terms and conditions of the AZ Separation Plan (including satisfaction of the conditions for payment of severance under such plan). If the employment of a Continuing Employee who is a party to an employment agreement that provides for severance benefits terminates, such terminated Continuing Employee's right to severance benefits shall be as set forth in his or her employment agreement.

        (e)   Subject to the obligations of Parent and its Affiliates under this Section 7.04, (i) neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time, (ii) Parent or its Affiliates may revise, amend or terminate any Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Employee Plan, and (iv) no provision of this Section 7.04 shall create any third-party beneficiary rights in any Service Provider or former Service Provider (including any beneficiary or dependent of such Service Provider or former Service Provider) in respect of continued employment (or resumed employment) or any other matter.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

        The parties hereto agree that:

        SECTION 8.01.    Reasonable Best Efforts.     (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

        (b)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within five Business Days, after the date hereof, (ii) make appropriate filings pursuant to any other Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and (iii) supply as promptly as practicable any additional information and documentary material that may be requested and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under such Antitrust Law as soon as practicable.

        (c)   To the extent permitted by Applicable Law, each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received from, or given to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

        SECTION 8.02.    Company Proxy Statement.     (a) As promptly as reasonably practicable (and in any event within 10 Business Days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be cleared by the SEC as soon as reasonably practicable after the date hereof and to be mailed to its shareholders as promptly as practicable thereafter. The Company shall use its reasonable best efforts to ensure that the Company Proxy Statement, and any amendments or supplements thereto, comply as to form in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act.

        (b)   Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before the Company Proxy Statement (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company's response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

        (c)   The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, including Parent and Merger Subsidiary furnishing to the Company the information relating to them required by the 1934 Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

        (d)   Notwithstanding (x) any Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.02 shall continue in full force and effect.

        SECTION 8.03.    Public Announcements.     The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.03 or Section 6.04 with respect to the matters contemplated by Section 6.03 or Section 6.04 (or by Parent in response thereto) or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

        SECTION 8.04.    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        SECTION 8.05.    Notices of Certain Events.     Subject to Applicable Law, each of the Company and Parent shall promptly notify the other of:

          (a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b)   any (i) inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof or (ii) failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case that would reasonably be expected to cause any of the conditions set forth in Article 9 not to be satisfied; and

          (c)   any written notice or other written communication received by the Company or Parent or any of their respective Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

          (d)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby.

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

 ARTICLE 9
CONDITIONS TO THE MERGER

        SECTION 9.01.    Conditions to the Obligations of Each Party.    The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following conditions:

          (a)   the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

          (b)   no Applicable Law shall prohibit the consummation of the Merger; and

          (c)   any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

        SECTION 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary.    The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following further conditions:

          (a)   (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.05 (Capitalization) shall be true in all respects (other than de minimis exceptions) at and as of the Effective Time as if made at and as of such time, (B) the representations and warranties of the Company contained in the first and third sentences of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.20 (Finders' Fees), Section 4.21 (Opinion of Financial Advisor) and Section 4.22 (Antitakeover Statutes) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (C) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

          (b)   there shall not have occurred any event or occurrence or development of a circumstance, in each case arising after the date hereof which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        SECTION 9.03.    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following further conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Section 5.01 (Corporate Existence and Power) and Section 5.02 (Corporate Authorization) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10
TERMINATION

        SECTION 10.01.    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a)   by mutual written agreement of the Company and Parent;

          (b)   by either the Company or Parent, if:

              (i)  the Merger has not been consummated on or before November 27, 2013 (the "End Date"); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

             (ii)  there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company, Parent or Merger Subsidiary from consummating the Merger and in each case such Applicable Law shall have become final and nonappealable; or

            (iii)  at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

          (c)   by Parent, if:

              (i)  an Adverse Recommendation Change shall have occurred or, at any time after receipt or public announcement of an Acquisition Proposal, the Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent;

             (ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; or

            (iii)  the Company shall have intentionally and materially breached its obligations under Section 6.03 or Section 6.04 (it being understood that isolated actions taken by its Representatives (other than a director or officer of the Company) shall not give rise to a right to terminate this Agreement pursuant to this Section 10.01(c)(iii) so long as (i) such actions were not authorized, permitted or caused by the Company, (ii) the Company has used its commercially reasonable efforts to prevent such actions and (iii) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof); or

          (d)   by the Company, if:

              (i)  prior to the Company Stockholder Approval, the Board of Directors shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.04(d), (A) in order to enter into a definitive, written agreement concerning a Superior Proposal or (B) in the circumstances contemplated by Section 6.04(b)(ii); provided, that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; or

             (ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

        SECTION 10.02.    Effect of Termination.     If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the (i) willful and intentional failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) willful and intentional breach by either party of a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 10.02 and Sections 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

        SECTION 11.01.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to Parent or Merger Subsidiary, to:

    Zeneca, Inc.
    1800 Concord Pike
    Wilmington, DE 19850-5437
    Attention: Richard Kenny, Assistant General Counsel, Legal Department
    Facsimile No.: (302) 885-6862

        with a copy to (which shall not constitute notice):

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, New York 10017
    Attention: Paul R. Kingsley
    Facsimile No.: (212) 701-5800

        if to the Company, to:

    Omthera Pharmaceuticals, Inc.
    707 State Road
    Princeton, New Jersey 08540
    Attention: Christian S. Schade
    Facsimile No.: (908) 741-6419

        with a copy to (which shall not constitute notice):

    Covington & Burling LLP
    The New York Times Building
    620 Eighth Avenue
    Attention: Scott F. Smith
    Facsimile No.: (212) 841-1010

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

        SECTION 11.02.    Survival of Representations and Warranties.     The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

        SECTION 11.03.    Amendments and Waivers.     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        SECTION 11.04.    Expenses.     (a)    General.    Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        (b)   Termination Fee.

            (i)  If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii), or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $12,500,000 (the "Termination Fee"), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

           (ii)  If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), or by Parent pursuant to Section 10.01(c)(ii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated by or on behalf of the Person making such Acquisition Proposal to the Board of Directors or the Company's stockholders and not withdrawn and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to "25%" in the definition of Acquisition Proposal shall be deemed to be a reference to "50%"), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee; provided that this Section 11.04(b)(ii) shall not apply if this Agreement is terminated by the

  Company pursuant to Section 10.01(b)(i) and, at the time of such termination, Parent is not permitted to terminate this Agreement pursuant to Section 10.01(b)(i).

        (c)   Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. The parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, and if Parent receives the Termination Fee from the Company pursuant to the terms of this Agreement, then, except in the case of fraud, such payment shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent, its Affiliates and its Representatives against the Company and its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the Company or any of its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

        SECTION 11.05.    Disclosure Schedule and SEC Document References.    (a)The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that reference concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

        (b)   The parties hereto agree that any information contained in any part of the Company SEC Documents shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

        SECTION 11.06.    Binding Effect; Benefit; Assignment.    (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 7.03 and (ii) for the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the Merger to the Company's stockholders) in the event of Parent's or Merger Subsidiary's wrongful termination of this Agreement or breach of this Agreement (whether or not this Agreement has been terminated pursuant to Section 10.01), which right is hereby expressly acknowledged and agreed by Parent and Merger Subsidiary, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, following the Effective Time, the provisions of this Agreement shall be enforceable by holders of Shares to the extent necessary to receive the Merger Consideration to which each such holder is entitled pursuant to Article 2.

        (b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

        SECTION 11.07.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        SECTION 11.08.    Jurisdiction.     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

        SECTION 11.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 11.10.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        SECTION 11.11.    Entire Agreement.     This Agreement, the Confidentiality Agreement, the CVR Agreement and the Voting Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        SECTION 11.12.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        SECTION 11.13.    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08, without proof of actual damages (and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

OMTHERA PHARMACEUTICALS, INC.
By:	/s/ CHRISTIAN S. SCHADE
	Name:	Christian S. Schade
	Title:	Executive Vice President and Chief Financial Officer

ZENECA, INC.
By:	/s/ STEPHEN F. MOHR
	Name:	Stephen F. Mohr
	Title:	President and Chairman

KAFA ACQUISITION CORP.
By:	/s/ MAHMOOD LADHA
	Name:	Mahmood Ladha
	Title:	Vice President

[SIGNATURE PAGE TO MERGER AGREEMENT]

 Exhibit A

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

        THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [    ], 2013 (this "Agreement"), is entered into by and among Zeneca, Inc., a Delaware corporation ("Parent"), and [            ], a [            ], as Rights Agent.

PREAMBLE

        WHEREAS, Omthera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), Parent and KAFA Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger dated as of May 27, 2013 (the "Merger Agreement"), pursuant to which Merger Subsidiary will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

        WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent agreed to provide Holders (as defined below) the right to receive one or more contingent payments upon the achievement of certain milestones as hereinafter described.

        NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.    Definitions.

        (a)   Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

          "Acting Holders" means any Holder or Holders of at least 45% of the outstanding CVRs as set forth on the CVR Register.

          "AZ Parent" means AstraZeneca PLC.

          "Board of Directors" means the board of directors of Parent.

          "Board Resolution" means a copy of a resolution (i) certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and (ii) delivered to the Rights Agent.

          "Carve-Out Transaction" means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction), other than a Change of Control, pursuant to which any rights, property or assets (including Intellectual Property Rights and Material Contracts) necessary for the development of Epanova and the Rosuva FDC in accordance with the performance of Parent's obligations under Section 4.03 are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than AZ Parent or any of its Subsidiaries.

          "Change of Control" means a scheme of arrangement, share purchase or share exchange, or a merger, consolidation or other business combination transaction, involving AZ Parent in which the stockholders of AZ Parent immediately prior to such transaction own less than 50% of AZ Parent's voting power immediately after such transaction.

          "Crestor" means the product known as "Crestor®" marketed by AZ Parent.

          "CVRs" means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

          "Draft Label" means the draft label for Epanova dated March 11, 2013 set forth on Section 1.01(b) of the Company Disclosure Schedule.

          "Epanova" means the product defined in NDA number 205060.

          "FDA" means the U.S. Food and Drug Administration, or any successor agency.

          "First Milestone Payment" means an amount equal to $[      ] per CVR, payable in cash.(1)

          "First Milestone Period" means the period commencing as of the date of this Agreement and ending at 11:59 p.m., New York City time, on July 31, 2014.

          "Holder" means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

          "Independent Accountant" means PricewaterhouseCoopers LLP.

          "Labeling" shall have the meaning set forth in 21 U.S.C. § 321(m) and shall include the physician prescribing information approved by the FDA.

          "Milestone #1" means receipt by AZ Parent or any of its Affiliates of both (a) and (b) (the Regulatory Approval set forth in (a), the "Milestone #1 Regulatory Approval"; and the exclusivity determination set forth in (b), the "Milestone #1 Determination") as follows:

    a)
    Regulatory Approval with respect to Epanova that permits AZ Parent or such Affiliate to market and sell Epanova with approved Labeling that includes all of the following:

    i.
    Dosage and Administration—dosage at two grams per day, taken as two capsules once daily, with or without food;

    ii.
    Indication and Usage—an indication as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia;

    iii.
    Clinical Pharmacology—bioavailability data substantially similar to that set forth in Table 2, Figure 1 and Figure 2 of the Draft Label; and

    iv.
    Warnings and Precautions—none of the adverse reactions listed in Table 1 of the Draft Label will also be listed as a warning or precaution;

    and

    b)
    a New Chemical Entity (NCE) exclusivity determination, as defined in 21 CFR 314.108(b), of five years of exclusivity, with respect to Epanova.

          "Milestone #2" means receipt by AZ Parent or any of its Affiliates of both (a) and (b) as follows:

    a)
    Regulatory Approval that permits AZ Parent or such Affiliate to market and sell the Rosuva FDC with approved Labeling for use by adult patients with mixed dyslipidemia and TG levels of 200 mg/dL to 500 mg/dL, and who were on statin therapy with any statin to achieve their LDL-C goal, which Labeling includes:

    i.
    all indications contained in (i) the then-current Labeling for Crestor and (ii) the Labeling for Epanova as required in connection with clause (b)(i) in this definition of Milestone #2;

(1)
Note to Draft: To be equal to (i) $30 million, divided by (ii) the number of CVRs granted at the Effective Time pursuant to the Merger Agreement.

    and

    b)
    Regulatory Approval that permits AZ Parent or such Affiliate to market and sell Epanova with approved Labeling for use by adult patients with mixed dyslipidemia and TG levels of 200 mg/dL to 500 mg/dL and who are on statin therapy to achieve their LDL-C goal, which Labeling includes all of the following:

    i.
    Indication and Usage—an indication as an adjunct to diet in combination with a statin to (A) reduce non—high-density lipoprotein cholesterol (non—HDL-C); and (B) reduce triglyceride (TG) levels; and

    ii.
    Warnings and Precautions—none of the adverse reactions listed in Table 1 of the Draft Label will also be listed as a warning or precaution.

          "Milestone #3" means (i) receipt by AZ Parent or any of its Affiliates of the Milestone #3 Regulatory Approvals and (ii) achievement of the Net Sales Threshold.

          "Milestone #3 Regulatory Approvals" means the Regulatory Approvals set forth in (a) and (b) of the definition of Milestone #2, in each case disregarding the approved Labeling requirements in (a)(i) and (b)(i)-(ii) contained therein.

          "Milestone Non-Achievement Certificate" means, as applicable, the Milestone #1 Non-Achievement Certificate, the Milestone #2 Non-Achievement Certificate or the Milestone #3 Non-Achievement Certificate.

          "Milestone Payments" means the First Milestone Payment, the Second Milestone Payment and the Third Milestone Payment.

          "Milestone Payment Dates" means the First Milestone Payment Date, the Second Milestone Payment Date and the Third Milestone Payment Date.

          "Milestone Periods" means the First Milestone Period, the Second Milestone Period and the Third Milestone Period.

          "Milestones" means Milestone #1, Milestone #2 and Milestone #3.

          "Net Sales" means the aggregate gross revenues received by all Selling Entities for Epanova and/or the Rosuva FDC, as applicable, sold to third parties, including to distributors and end-users (other than any other Selling Entity, except where such other Selling Entity is an end-user of Epanova and/or the Rosuva FDC, as applicable), less the Permitted Deductions with respect to such sales, all as determined in accordance with the applicable Selling Entity's usual and customary accounting methods consistent with the treatment of other branded prescription products sold by the applicable Selling Entity, which shall be in accordance with GAAP or International Financial Reporting Standards, as applicable, including the accounting methods for translating gross revenues denominated in foreign currencies into United States dollar amounts. In the case of any sale of Epanova and/or the Rosuva FDC, as applicable, between or among the Selling Entities for resale, Net Sales will be calculated only on the gross revenues received by a Selling Entity on the first arm's-length sale thereafter to a third party. In the case of any sale or other commercial disposition for value (i) that is not a bona fide transaction or (ii) other than exclusively for money, Net Sales will be calculated on the market price of Epanova and/or the Rosuva FDC, as applicable, in the jurisdiction of sale during the relevant period. Notwithstanding the foregoing, the following shall not be included in Net Sales: (i) Epanova or Rosuva FDC provided for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no or nominal charge to eligible patients in conjunction with a patient assistance program or (ii) commercially reasonable quantities of Epanova or Rosuva FDC used as samples to promote additional sales.

          "Net Sales Statement" means a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail a calculation of Net Sales for the four most recently concluded calendar quarters.

          "Net Sales Threshold" means cumulative worldwide Net Sales of more than $500,000,000 during any period of four consecutive calendar quarters ending at a time at which the Milestone #3 Regulatory Approvals have been received by AZ Parent or any of its Affiliates.

          "Officer's Certificate" means a certificate (i) signed by an authorized officer of Parent, in his or her capacity as such, and (ii) delivered to the Rights Agent.

          "Permitted Deductions" means, to the extent not already excluded from gross revenues in accordance with GAAP or International Financial Reporting Standards, as applicable:

            (1)   normal and customary trade, quantity and prompt settlement discounts;

            (2)   amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods, or because of retroactive price reductions or billing corrections;

            (3)   chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of Epanova or the Rosuva FDC, as applicable, including such payments mandated by programs of Governmental Authorities;

            (4)   rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, group purchasing organizations or trade customers, fees for services provided to wholesalers and warehousing chains related to the distribution of Epanova or the Rosuva FDC, as applicable (including the portion thereof reasonably allocable to Epanova or the Rosuva FDC, as applicable, taken or incurred with respect to sales of Epanova or the Rosuva FDC, as applicable, with other products or services), as part of bundling or other forms of multi-product purchase arrangements;

            (5)   tariffs, duties, excise, sales, value added and other Taxes (other than Taxes based on net income);

            (6)   reasonable reserves made for uncollectible amounts on previously sold products;

            (7)   discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

            (8)   the portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, that the applicable Selling Entity allocates to sales of Epanova or the Rosuva FDC, as applicable, in accordance with the applicable Selling Entity's standard policies and procedures consistently applied across its products, as applicable; and

            (9)   an allowance for transportation costs, distribution expenses, special packaging and related insurance charges in an aggregate amount equal to two percent of the amount of gross revenues net of the amounts described in items (1) through (8) above.

          "Permitted Transfer" means a transfer of one or more CVRs (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; or (vi) as provided in Section 2.06.

          "Regulatory Approval" means an approved "new drug application" and supplements thereto, and any other approval, license or authorization issued by the FDA required for the commercial manufacture, marketing and sale of Epanova and/or the Rosuva FDC, as applicable, in the United States in accordance with Applicable Law.

          "Rights Agent" means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter "Rights Agent" shall mean such successor Rights Agent.

          "Rosuva FDC" means a pharmaceutical product that contains both rosuvastatin and Epanova as its sole active ingredients, co-formulated in a single, fixed dose combination.

          "Second Milestone Payment" means an amount equal to $[      ] per CVR, payable in cash.(2)

          "Second Milestone Period" means the period commencing as of the date of this Agreement and ending at 11:59 p.m., New York City time, on March 31, 2016.

          "Selling Entity" means AZ Parent, its controlled Affiliates and their respective licensees with respect to Epanova and/or the Rosuva FDC (but not a distributor of any such Person).

          "Third Milestone Payment" means the sum of the First Milestone Payment and the Second Milestone Payment, less any Milestone Payments previously paid by Parent.

          "Third Milestone Period" means the period commencing as of the end of the Second Milestone Period and ending at 11:59 p.m., New York City time, on December 31, 2020.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acting Holders	2.04(h)
Agreement	Preamble
Company	Recitals
CVR Register	2.03(b)
Dispute Notice	4.04(b)
Disputed Items	4.04(b)
First Milestone Payment Date	2.04(a)
Loss	3.02(g)
Merger Subsidiary	Recitals
Merger Agreement	Recitals
Milestone #1 Achievement Certificate	2.04(a)
Milestone #1 Non-Achievement Certificate	2.04(b)
Milestone #2 Achievement Certificate	2.04(c)
Milestone #2 Non-Achievement Certificate	2.04(d)
Milestone #3 Achievement Certificate	2.04(e)
Milestone #3 Non-Achievement Certificate	2.04(f)
Obligations	6.13(a)
Parent	Preamble
Second Milestone Payment Date	2.04(c)
Third Milestone Payment Date	2.04(e)

(2)
Note to Draft: To be equal to (i) $90 million, divided by (ii) the number of CVRs granted at the Effective Time pursuant to the Merger Agreement.

 ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.01.    Holders of CVRs; Appointment of Rights Agent.

        (a)   As provided in the Merger Agreement, each Holder shall be entitled to one CVR for each Share outstanding immediately prior to the Effective Time that is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement.

        (b)   Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.02.    Nontransferable.

        CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer.

Section 2.03.    No Certificate; Registration; Registration of Transfer; Change of Address.

        (a)   CVRs shall not be evidenced by a certificate or other instrument.

        (b)   The Rights Agent shall keep a register (the "CVR Register") for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

        (c)   Subject to the restriction on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder.

        (d)   A Holder may make a written request to the Rights Agent to change such Holder's address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.04.    Payment Procedures.

        (a)   If (x) the Milestone #1 Regulatory Approval is attained at any time during the First Milestone Period and (y) the Milestone # 1 Determination is received on or before September 30, 2014, then on a date (the "First Milestone Payment Date") that is within 15 Business Days following the later of (x) and (y), Parent shall deliver to the Rights Agent (i) a certificate (the "Milestone #1 Achievement Certificate") certifying the date of the satisfaction of Milestone #1 and that the Holders are entitled to receive the First Milestone Payment and (ii) cash in the aggregate amount of the First Milestone Payment payable to the Holders.

        (b)   If (x) the Milestone #1 Regulatory Approval is not attained at any time during the First Milestone Period or (y) the Milestone # 1 Determination is not received on or before September 30,

2014 (or, if earlier, the FDA finally determines not to grant a New Chemical Entity (NCE) exclusivity determination, as defined in 21 CFR 314.108(b), of five years of exclusivity, with respect to Epanova), then on or before the date that is 15 Business Days after the later of (x) and (y), Parent shall deliver to the Rights Agent a certificate (the "Milestone #1 Non-Achievement Certificate") certifying that Milestone #1 has not occurred and that Parent has complied in all material respects with its obligations under this Agreement.

        (c)   If Milestone #2 is attained at any time during the Second Milestone Period, then on a date (the "Second Milestone Payment Date") that is within 15 Business Days following such event, Parent shall deliver to the Rights Agent (i) a certificate (the "Milestone #2 Achievement Certificate") certifying the date of the satisfaction of Milestone #2 and that the Holders are entitled to receive the Second Milestone Payment and (ii) cash in the aggregate amount of the Second Milestone Payment payable to the Holders.

        (d)   If Milestone #2 is not attained at any time during the Second Milestone Period, then on or before the date that is 15 Business Days after the last day of the Second Milestone Period, Parent shall deliver to the Rights Agent a certificate (the "Milestone #2 Non-Achievement Certificate") certifying that Milestone #2 has not occurred and that Parent has complied in all material respects with its obligations under this Agreement.

        (e)   If Milestone #3 is attained at any time during the Third Milestone Period, then on a date (the "Third Milestone Payment Date") that is within 30 days following such event, Parent shall deliver to the Rights Agent (i) a certificate (the "Milestone #3 Achievement Certificate") certifying the date of the satisfaction of Milestone #3 and that the Holders are entitled to receive the Third Milestone Payment and (ii) cash in the aggregate amount of the Third Milestone Payment payable to the Holders.

        (f)    If Milestone #3 is not attained at any time during the Third Milestone Period, then on or before the date that is 30 days after the last day of the Third Milestone Period, Parent shall deliver to the Rights Agent a certificate (the "Milestone #3 Non-Achievement Certificate") certifying that Milestone #3 has not occurred and that Parent has complied in all material respects with its obligations under this Agreement. The Milestone #3 Non-Achievement Certificate shall include the Net Sales Statement with respect to the four consecutive calendar quarters ending at the end of the Third Milestone Period.

        (g)   The Rights Agent shall promptly, and in no event later than 10 Business Days after receipt, send each Holder at its address set forth in the CVR Register a copy of any certificate delivered by Parent pursuant to this Section 2.04. If in such certificate Parent certifies that a Milestone Payment is payable to the Holders, then, at the time the Rights Agent sends a copy of such certificate to the Holders, the Rights Agent shall also pay the applicable Milestone Payment to each of the Holders (the amount which each Holder is entitled to receive, subject to Section 2.04(i), will be based on the applicable Milestone Payment multiplied by the number of CVRs held by such Holder at the time of such payment as reflected on the CVR Register) by check mailed to the address of each Holder as set forth in the CVR Register as of the close of business on the first Business Day prior to the applicable Milestone Payment Date.

        (h)   If the Rights Agent does not receive from the Acting Holders a written objection to a Milestone Non-Achievement Certificate (including, in the case of the Milestone #3 Non-Achievement Certificate, the timely delivery of a Dispute Notice with respect to the final Net Sales Statement in accordance with Section 4.04(b)(ii)) within 90 days of delivery by the Rights Agent of such Milestone Non-Achievement Certificate to the Holders in accordance with Section 2.04(g), the Holders shall be deemed to have accepted such Milestone Non-Achievement Certificate and Parent and its Affiliates shall have no further obligation with respect to the applicable Milestone Payment.

        (i)    Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to Applicable Law, the Holders and the parties hereto agree to treat the CVRs and all Milestone Payments for all Tax purposes as additional consideration for the Shares, Restricted Shares and Company Warrants pursuant to the Merger Agreement, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by Applicable Law. The Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

        (j)    Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from each Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.04(g) shall be extended by a period equal to any delay caused by the Holder providing such forms.

        (k)   Any portion of a Milestone Payment that remains undistributed to the Holders six months after the applicable Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment.

        (l)    If any Milestone Payment (or portion thereof) remains unclaimed by a Holder two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Authority), any such Milestone Payment (or portion thereof) shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Neither Parent nor the Rights Agent shall be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under Applicable Law.

Section 2.05.    No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

        (a)   CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of CVRs.

        (b)   CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.06.    Ability to Abandon CVR.

        A Holder may at any time, at such Holder's option, abandon all of such Holder's remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

ARTICLE 3
THE RIGHTS AGENT

Section 3.01.    Certain Duties and Responsibilities.

        (a)   The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent.

        (b)   The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

Section 3.02.    Certain Rights of Rights Agent.

        (a)   The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

        (b)   The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

        (c)   Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer's Certificate.

        (d)   The Rights Agent may engage and consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

        (e)   Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

        (f)    The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

        (g)   Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage or expense ("Loss") suffered or incurred by the Rights Agent and arising out of or in connection with Rights Agent's performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have resulted from the Rights Agent's gross negligence, bad faith or willful misconduct. Parent's obligations under this Section 3.02(g) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

        (h)   In addition to the indemnification provided under Section 3.02(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent's performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

Section 3.03.    Resignation and Removal; Appointment of Successor.

        (a)   The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

        (b)   Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

        (c)   If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent by a Board Resolution. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.

        (d)   Parent shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

        (e)   Notwithstanding anything to the contrary in this Section 3.03, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

Section 3.04.    Acceptance of Appointment by Successor.

        Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4
COVENANTS

Section 4.01.    List of Holders.

        Parent shall furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company's transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 30 Business Days following the Closing Date.

Section 4.02.    Payment of Milestone Payments.

        Parent shall duly and promptly deposit with the Rights Agent for payment to the Holders the Milestone Payments, if any, in the manner provided for in Section 2.04 and in accordance with the terms of this Agreement.

Section 4.03.    Efforts.

        (a)   Unless this Agreement shall have earlier been terminated as provided herein, until the end of the applicable Milestone Period, Parent shall, shall cause its Affiliates to and shall use its commercially reasonable efforts to cause its and their licensees (in the case of such Affiliates and licensees, only to the extent such Persons are engaged in the development, commercialization, manufacture, marketing, distribution or selling of Epanova and/or the Rosuva FDC) to use their respective commercially reasonable efforts consistent with those used by Persons in the pharmaceutical industry similar in size to, and with similar resources as, AZ Parent (or, with respect to any such licensee, Persons in the pharmaceutical industry similar in size to, and with similar resources as, such licensee) and the general practices and standards in the pharmaceutical industry, in each case, relating to the development, commercialization, manufacture, marketing, distribution and selling of similar products with similar economic potential, taking into account all relevant factors including, as applicable, stage of development or product life, mechanism of action, efficacy and safety relative to competitive products in the marketplace, anticipated development cost (not including any payments required to be made under this Agreement), material changes in expected timelines, the anticipated prescription label, the nature of the product, actual or anticipated regulatory approval process (not including the cost and likelihood of obtaining any such regulatory approval), patient needs, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the clinical setting in which it is expected to be used, competitiveness of the marketplace, other product candidates, competing products, actual or projected profitability, payer reimbursement and other conditions then prevailing from time to time, to achieve the Milestones. The Holders acknowledge that (i) any determination by Parent to develop the Rosuva FDC with rosuvastatin calcium shall not, in and of itself, constitute a violation or breach of its obligations under this Section 4.03(a) and (ii) Parent may otherwise engage in such development in accordance with its obligations under this Section 4.03(a).

        (b)   Except as otherwise provided in Section 4.03(a), Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the development, commercialization, manufacture, marketing, distribution and selling of Epanova and the Rosuva FDC in all respects, including the right to determine whether to test, develop or pursue, market, make any regulatory filings or seek any regulatory approvals with respect to, make any strategic product portfolio decisions affecting, or otherwise advance, Epanova and the Rosuva FDC.

Section 4.04.    Net Sales Statement.

        (a)   Delivery of Net Sales Statements. On or before the date that is 30 days after the last day of the first full calendar quarter following the occurrence of both (i) the achievement of the Milestone #3 Regulatory Approvals and (ii) the first commercial sale of Epanova or the Rosuva FDC by a Selling Entity, Parent shall cause to be delivered to the Rights Agent (who shall promptly, and in any event within five Business Days of receipt, deliver to each Holder at the applicable address set forth in the CVR Register) (A) notice of the occurrence of the first commercial sale of Epanova or the Rosuva FDC, as applicable, and (B) a Net Sales Statement. Thereafter, on or before the date that is 30 days after the last day of each subsequent calendar quarter, Parent shall cause a Net Sales Statement to be delivered solely to the Rights Agent. Upon the written request of any Holder, the Rights Agent shall promptly, and in no event later than 10 Business Days after such request, send such Holder at its address set forth in the CVR Register a copy of any Net Sales Statement delivered by Parent to the Rights Agent pursuant to this Section 4.04(a).

        (b)   Audit Rights and Dispute Resolution.

            (i)  From and after the delivery of the first Net Sales Statement (and no more than once during any period of four consecutive calendar quarters, except in connection with the final Net Sales Statement), upon reasonable advance written notice from the Acting Holders, Parent shall permit the Acting Holders (and, if applicable, the Independent Accountant) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates as may be reasonably necessary to evaluate and verify the accuracy of the Net Sales calculations set forth in the most recently delivered Net Sales Statement and the figures underlying such calculations to the extent such Net Sales calculations (i) have not become conclusive and binding on the Rights Agent and the Holders in accordance with Section 4.04(b)(ii) and (ii) have not been previously audited by the Independent Accountant in accordance with this Section 4.04(b); provided that (x) the Acting Holders (and, if applicable, the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.04(b) and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates.

           (ii)  In the event the Acting Holders dispute any calculation of Net Sales in the most recently delivered Net Sales Statement, within 90 days after delivery by Parent to the Rights Agent of such Net Sales Statement in accordance with Section 4.04(a), the Acting Holders shall provide Parent with written notice (a "Dispute Notice") of such dispute in reasonable detail, together with supporting documentation (the items so disputed, the "Disputed Items"). If the Acting Holders fail to deliver a Dispute Notice within such 90-day period, the calculations set forth in the applicable Net Sales Statement shall become conclusive and binding on the Rights Agent and the Holders. If the Acting Holders deliver a Dispute Notice within such 90-day period, all calculations and items set forth in the applicable Net Sales Statement other than the Disputed Items shall become conclusive and binding on the Rights Agent and the Holders. The initiation of a review by the Acting Holders as contemplated by this Section 4.04(b) shall not relieve Parent of its obligation to pay any Milestone Payment for which notice of achievement has been given.

          (iii)  For ten Business Days following the delivery of a Dispute Notice, Parent and the Acting Holders shall attempt in good faith to resolve the Disputed Items. To the extent the parties fail to resolve such Disputed Items within such ten-Business Day period, the parties shall submit the unresolved Disputed Items to the Independent Accountant for final determination (it being understood that the Acting Holders shall only be permitted to submit any unresolved Disputed Items to the Independent Accountant one time per calendar year). The Independent Accountant shall deliver to Parent and the Acting Holders, as promptly as practicable (and in any event within 30 days), a report setting forth the Independent Accountant's determination with respect to each of such Disputed Items; provided that the Independent Accountant's determination with respect to each Disputed Item shall be no more favorable to Parent than as reflected in the applicable Net Sales Statement and no more favorable to the Holders than as reflected in the applicable Dispute Notice. The determination of the Independent Accountant with respect to the Disputed Items shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be borne by Parent.

          (iv)  If, based on the procedures set forth in Section 4.04(b)(iii), Parent and the Acting Holders or the Independent Accountant, as applicable, conclude that the Net Sales Threshold was achieved during the four most recently concluded calendar quarters and that the Third Milestone Payment should have been paid but was not paid when due, Parent shall pay the Third Milestone Payment in accordance with Section 2.04(e).

           (v)  Parent shall not, and shall cause its Affiliates not to, enter into any Carve-Out Transaction unless the agreement with respect to such Carve-Out Transaction contains provisions that would provide the Acting Holders and the Independent Accountant with access to the books and records of the acquirer or other surviving entity, as applicable, in such transaction in accordance with this Section 4.04(b).

ARTICLE 5
AMENDMENTS

Section 5.01.    Amendments Without Consent of Holders or Rights Agent.

        (a)   Parent, when authorized by a Board Resolution, at any time or from time to time, may unilaterally enter into one or more amendments hereto for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:

            (i)  to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

           (ii)  to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall determine to be for the protection of the Holders;

          (iii)  to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; or

          (iv)  as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act.

        (b)   Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.01, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.02.    Amendments with Consent of Holders.

        (a)   In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.01, with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

        (b)   Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.02, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.03.    Execution of Amendments.

        In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent's own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.04.    Effect of Amendments.

        Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

 ARTICLE 6
MISCELLANEOUS

Section 6.01.    Notices to Rights Agent and Parent.

        All notices, requests and other communications to the Rights Agent or Parent hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to the Rights Agent, to:

    [                                    ]
    [Address]
    Attn: [                                    ]
    Facsimile:

        if to Parent, to:

    Zeneca, Inc.
    1800 Concord Pike
    Wilmington, DE 19850-5437
    Attn: Richard Kenny, Assistant General Counsel, Legal Department
    Fascimile No.: (302) 885-6862

        with a copy to (which shall not constitute notice):

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, New York 10017
    Attn: Paul R. Kingsley
    Facsimile: (212) 701-5800

or to such other address or facsimile number as such party may hereafter specify for the purpose by written notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 6.02.    Notice to Holders.

        All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.03.    Entire Agreement.

        This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.04.    Carve-Out Transactions.

        (a)   Prior to the expiration of the Third Milestone Period, AZ Parent shall not, and shall not permit any of its Subsidiaries to, enter into a Carve-Out Transaction unless:

            (i)  (A) the Board of Directors determines in good faith that, following such Carve-Out Transaction, the acquirer or other surviving entity, as applicable, is reasonably capable of complying with the obligations of Parent hereunder, including (I) developing Epanova and the Rosuva FDC in accordance with the performance of Parent's obligations under Section 4.03 and (II) making due and punctual payment of the Milestone Payments and (B) the acquirer or other surviving entity, as applicable, expressly assumes due and punctual payment of such amounts if, as and when payable with respect to the CVRs and the performance of all of Parent's obligations, duties and covenants under this Agreement, subject to the limitations expressly set forth herein; and

           (ii)  upon the consummation of such Carve-Out Transaction, such acquirer or other surviving entity, as applicable, shall own or have a valid right to use all rights, property and assets (including Intellectual Property Rights and Material Contracts) necessary in connection with the development of Epanova and the Rosuva FDC in accordance with the performance of Parent's obligations under Section 4.03.

        (b)   No later than five Business Days prior to the consummation of any Carve-Out Transaction, Parent shall deliver to the Rights Agent an Officer's Certificate stating that such Carve-Out Transaction complies with Section 6.04(a) and that all conditions precedent herein provided for relating to such transaction have been complied with in all material respects.

        (c)   Upon any Carve-Out Transaction in accordance with this Section 6.04, the acquirer or other surviving entity, as applicable, shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if such Person had been named as Parent herein, and thereafter Parent shall be relieved of all obligations and covenants under this Agreement.

Section 6.05.    Successors and Assigns.

        This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Parent's consent. Except in connection with a Carve-Out Transaction, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.05 shall be void and of no effect.

Section 6.06.    Benefits of Agreement.

        Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Merger Agreement.

Section 6.07.    Governing Law.

        This Agreement and CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 6.08.    Jurisdiction.

        The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

Section 6.09.    WAIVER OF JURY TRIAL.

        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10.    Severability Clause.

        In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall for any reason be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Applicable Law. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.11.    Counterparts; Effectiveness.

        This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.12.    Termination.

        This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the payment of both the First Milestone Payment and the Second Milestone Payment, (b) the payment of the Third Milestone Payment and (c) the expiration of the Third Milestone Period, unless there is an ongoing audit pursuant to Section 4.04(b), in which case until such audit has been completed. The termination of this Agreement shall not affect or limit the right to receive Milestone Payments under Section 2.04 to the extent earned prior to termination of this Agreement and the provisions applicable thereto shall survive the expiration or termination of this Agreement.

Section 6.13.    Construction.

        (a)   For purposes of this Agreement, whenever the context requires: singular terms shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (c)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ZENECA, INC.
By:
Name:
Title:
[RIGHTS AGENT]
By:
Name:
Title:

Annex I

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OMTHERA PHARMACEUTICALS, INC.

* * *

        FIRST:    The name of the corporation is Omthera Pharmaceuticals, Inc. (the "Corporation").

        SECOND:    The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

        FIFTH:    The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

        SIXTH:    Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

        SEVENTH:    The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

        EIGHTH:    (1) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Delaware Law or (d) for any transaction from which such director derived an improper personal benefit. If Delaware law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.

        (2)   Any amendment, repeal or modification of this Article EIGHTH by either of (i) the stockholders of the Corporation or (ii) an amendment to the Delaware Law, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

        NINTH:    The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

Annex B-1

STOCKHOLDER VOTING AGREEMENT

        STOCKHOLDER VOTING AGREEMENT (this "Agreement") dated as of May 27, 2013 between Zeneca, Inc., a Delaware corporation ("Parent"), and Gerald L. Wisler ("Stockholder").

        WHEREAS, in order to induce Parent and Merger Subsidiary to enter into that certain Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement") with Omthera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Shares that Stockholder beneficially owns (for the purposes of this Agreement, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) as of the date hereof, as set forth on the signature page hereto (the "Covered Shares").

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT; GRANT OF PROXY

        Section 1.01.    Voting Agreement.

          (a)   From the date hereof until termination of this Agreement in accordance with Section 5.03, Stockholder hereby agrees:

              (i)  to vote or exercise his right to consent with respect to the Covered Shares that Stockholder is entitled to vote at the time of any vote or action by written consent in favor of any proposal (A) to adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company and (B) to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement; and

             (ii)  that he will not vote any of the Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (A) Acquisition Proposal, (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger or (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

          (b)   Notwithstanding anything to the contrary herein, this Section 1.01 shall not require Stockholder to vote or exercise his right to consent with respect to the Covered Shares to amend the Merger Agreement or take any action that results or could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration.

        Section 1.02.    Other Voting Rights.     Notwithstanding anything to the contrary herein, Stockholder shall remain free (i) to vote or exercise his right to consent with respect to the Covered Shares with respect to any matter not covered by Section 1.01 in any manner Stockholder deems appropriate; provided that such vote or consent would not reasonably be expected to frustrate the purposes, or prevent or delay consummation, of the transactions contemplated by the Merger Agreement and (ii) to vote or exercise his right to consent with respect to any Shares that are not Covered Shares in any manner Stockholder deems appropriate.

        Section 1.03.    Irrevocable Proxy.     Stockholder hereby revokes any and all previous proxies granted with respect to the Covered Shares in connection with any of the matters covered by Section 1.01. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power, in each case solely to the extent and in the manner specified in Section 1.01. The proxy granted by Stockholder pursuant to this Section 1.03 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be deemed revoked automatically upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Stockholder represents and warrants to Parent that:

        Section 2.01.    Corporation Authorization.     The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the capacity of Stockholder. This Agreement constitutes a valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and Stockholder's Covered Shares constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Stockholder's spouse, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

        Section 2.02.    Non-Contravention.     The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or any of Stockholder's properties or assets, including, without limitation, the Covered Shares or (iv) result in the imposition of any Lien on any asset of Stockholder.

        Section 2.03.    Ownership of Covered Shares.     Stockholder (together with Stockholder's spouse if Stockholder is married and the Covered Shares constitute community property under Applicable Law) is the record and beneficial owner of the Covered Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or dispose of the Covered Shares except pursuant hereto). Except for this Agreement, none of the Covered Shares is subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Covered Shares.

        Section 2.04.    Total Shares.     Except for the Shares beneficially owned by Stockholder that are set forth on the signature page hereto, Stockholder does not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, or (iii) warrants, calls, options or other rights to acquire from the Company any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company.

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        Section 2.05.    Absence of Litigation.     There is no action, suit, investigation or proceeding pending against or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of his Affiliates before or by any Governmental Authority or arbitrator that could reasonably be expected to impair the ability of Stockholder to perform his obligations hereunder on a timely basis.

        Section 2.06.    Finder's Fees.     No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, the Company or any of their respective Affiliates in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to Stockholder:

        Section 3.01.    Corporation Authorization.     The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4
COVENANTS OF STOCKHOLDER

        Stockholder hereby covenants and agrees that:

        Section 4.01.    No Proxy, Transfer of Voting Rights or Encumbrance with respect to Covered Shares.     Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of (except by will or under the laws of intestacy), or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Covered Shares during the term of this Agreement. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

        Section 4.02.    Other Offers.     Stockholder shall not, and Stockholder shall not authorize or permit any of his Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, or (ii) (A) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, or (B) knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that has made, is seeking (to the knowledge of the Stockholder) to make an Acquisition Proposal (the activities specified in clause (ii)(A) being hereinafter referred to as the "Restricted Activities"). Stockholder will notify Parent promptly (and in no event more than 24 hours) after receipt by Stockholder of an Acquisition Proposal, any notice that any Person is considering making an Acquisition Proposal, any request (A) for non-public information relating to the Company or (B) for access to the business, properties, assets, books or records of the Company by any Person that has made or is seeking (to the knowledge of the Stockholder) to make an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal,

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indication or request. Notwithstanding the foregoing, if the Company is engaging in Restricted Activities that the Board of Directors has determined in good faith are in compliance with Section 6.04 of the Merger Agreement, Stockholder and his Representatives may participate with the Company in such Restricted Activities.

        Section 4.03.    Disclosure of Information Regarding Stockholder.     Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Stockholder's identity and holding of Covered Shares, and the nature of Stockholder's commitments, arrangements and understandings under this Agreement, and any other information relating to Stockholder reasonably required under Applicable Law to be included in any document to be filed with the SEC in connection with the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees to notify Parent as promptly as practicable of any inaccuracies or omissions with respect to any information relating to such Stockholder supplied by Stockholder specifically for use or incorporation by reference in any such document.

        Section 4.04.    Waiver of Appraisal and Dissenters' Rights and Actions.     Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of Delaware Law) to demand appraisal of any Covered Shares and any other Shares that Stockholder beneficially owns, or rights to dissent from the Merger which may arise with respect to the Merger under Applicable Law and (ii) agrees not to commence or participate in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

        Section 4.05.    Directors and Officers.     Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit, restrict or otherwise affect Stockholder or any of his Representatives or Affiliates, in his or their capacity as a director or officer of the Company, or any designee of Stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person's sole discretion on any matter (it being expressly acknowledged by Parent that this Agreement shall apply to Stockholder solely in Stockholder's capacity as the beneficial owner of the Covered Shares). Parent shall not assert any claim that any action taken by Stockholder or any of his Representatives or Affiliates in his or their capacity as a director or officer of the Company violates any provision of this Agreement.

ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Other Definitional and Interpretative Provisions.     Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. "Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof

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and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

        Section 5.02.    Further Assurances.     Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.03.    Amendments; Termination.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. In addition to the foregoing, this Agreement may be terminated by Stockholder upon written notice to Parent at any time following (A) an Adverse Recommendation Change or (B) the making of any change, by amendment, waiver or other modification, to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration. Notwithstanding the foregoing, the provisions of this Section 5.03 and Sections 5.01, 5.05, 5.07, 5.08, 5.09, 5.13 and 5.14 shall survive any termination of this Agreement. Nothing in this Section 5.03 and no termination of this Agreement shall relieve any party hereto from any liability or damages incurred or suffered by the other party to the extent such liabilities or damages were the result of fraud or the willful and intentional breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

        Section 5.04.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to direct Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

        Section 5.05.    Expenses.     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.06.    Successors and Assigns.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

        Section 5.07.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        Section 5.08.    Jurisdiction.     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the

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laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.13 shall be deemed effective service of process on such party.

        Section 5.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 5.10.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 5.11.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 5.12.    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

        Section 5.13.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

        if to Parent, to:

    Zeneca, Inc.
    1800 Concord Pike
    Wilmington, Delaware 19850-5437
    Attention: Richard Kenny, Assistant General Counsel, Legal Department
    Facsimile No.: (302) 885-6862

        with a copy to:

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, New York 10017
    Attention: Paul R. Kingsley
    Facsimile No.: (212) 701-5800

        if to Stockholder, to the address set forth in the signature page hereof, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of

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receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

        Section 5.14.    Defined Terms.     Unless otherwise defined herein, all defined terms set forth in in the Merger Agreement shall, for purposes of this Agreement, have the meanings ascribed to such terms in the Merger Agreement.

        Section 5.15.    No Partnership, Agency or Joint Venture.     This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

        Section 5.16.    No Third Party Beneficiaries.     Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement

        Section 5.17.    Entire Agreement.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ZENECA, INC.
By:	/s/ STEPHEN F. MOHR
	Name:	Stephen F. Mohr
	Title:	Chairman & President

[SIGNATURE PAGE TO VOTING AGREEMENT]

GERALD L. WISLER
By:	/s/ GERALD L. WISLER

Class of Capital Stock	Total Number of Shares Beneficially Owned by Stockholder
Common Stock, par value $0.001 per share	661,546

[SIGNATURE PAGE TO VOTING AGREEMENT]

Annex B-2

STOCKHOLDER VOTING AGREEMENT

        STOCKHOLDER VOTING AGREEMENT (this "Agreement") dated as of May 27, 2013 between Zeneca, Inc., a Delaware corporation ("Parent"), and Michael H. Davison ("Stockholder").

        WHEREAS, in order to induce Parent and Merger Subsidiary to enter into that certain Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement") with Omthera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Shares that Stockholder beneficially owns (for the purposes of this Agreement, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) as of the date hereof, as set forth on the signature page hereto (the "Covered Shares").

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT; GRANT OF PROXY

        Section 1.01.    Voting Agreement.

          (a)   From the date hereof until termination of this Agreement in accordance with Section 5.03, Stockholder hereby agrees:

              (i)  to vote or exercise his right to consent with respect to the Covered Shares that Stockholder is entitled to vote at the time of any vote or action by written consent in favor of any proposal (A) to adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company and (B) to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement; and

             (ii)  that he will not vote any of the Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (A) Acquisition Proposal, (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger or (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

          (b)   Notwithstanding anything to the contrary herein, this Section 1.01 shall not require Stockholder to vote or exercise his right to consent with respect to the Covered Shares to amend the Merger Agreement or take any action that results or could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration.

        Section 1.02.    Other Voting Rights.     Notwithstanding anything to the contrary herein, Stockholder shall remain free (i) to vote or exercise his right to consent with respect to the Covered Shares with respect to any matter not covered by Section 1.01 in any manner Stockholder deems appropriate; provided that such vote or consent would not reasonably be expected to frustrate the purposes, or prevent or delay consummation, of the transactions contemplated by the Merger Agreement and (ii) to vote or exercise his right to consent with respect to any Shares that are not Covered Shares in any manner Stockholder deems appropriate.

        Section 1.03.    Irrevocable Proxy.     Stockholder hereby revokes any and all previous proxies granted with respect to the Covered Shares in connection with any of the matters covered by Section 1.01. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power, in each case solely to the extent and in the manner specified in Section 1.01. The proxy granted by Stockholder pursuant to this Section 1.03 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be deemed revoked automatically upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Stockholder represents and warrants to Parent that:

        Section 2.01.    Corporation Authorization.     The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the capacity of Stockholder. This Agreement constitutes a valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and Stockholder's Covered Shares constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Stockholder's spouse, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

        Section 2.02.    Non-Contravention.     The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or any of Stockholder's properties or assets, including, without limitation, the Covered Shares or (iv) result in the imposition of any Lien on any asset of Stockholder.

        Section 2.03.    Ownership of Covered Shares.     Stockholder (together with Stockholder's spouse if Stockholder is married and the Covered Shares constitute community property under Applicable Law) is the record and beneficial owner of the Covered Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or dispose of the Covered Shares except pursuant hereto). Except for this Agreement, none of the Covered Shares is subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Covered Shares.

        Section 2.04.    Total Shares.     Except for the Shares beneficially owned by Stockholder that are set forth on the signature page hereto, Stockholder does not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, or (iii) warrants, calls, options or other rights to acquire from the Company any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company.

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        Section 2.05.    Absence of Litigation.     There is no action, suit, investigation or proceeding pending against or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of his Affiliates before or by any Governmental Authority or arbitrator that could reasonably be expected to impair the ability of Stockholder to perform his obligations hereunder on a timely basis.

        Section 2.06.    Finder's Fees.     No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, the Company or any of their respective Affiliates in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to Stockholder:

        Section 3.01.    Corporation Authorization.     The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4
COVENANTS OF STOCKHOLDER

        Stockholder hereby covenants and agrees that:

        Section 4.01.    No Proxy, Transfer of Voting Rights or Encumbrance with respect to Covered Shares.     Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of (except by will or under the laws of intestacy), or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Covered Shares during the term of this Agreement. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

        Section 4.02.    Other Offers.     Stockholder shall not, and Stockholder shall not authorize or permit any of his Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, or (ii) (A) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, or (B) knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that has made, is seeking (to the knowledge of the Stockholder) to make an Acquisition Proposal (the activities specified in clause (ii)(A) being hereinafter referred to as the "Restricted Activities"). Stockholder will notify Parent promptly (and in no event more than 24 hours) after receipt by Stockholder of an Acquisition Proposal, any notice that any Person is considering making an Acquisition Proposal, any request (A) for non-public information relating to the Company or (B) for access to the business, properties, assets, books or records of the Company by any Person that has made or is seeking (to the knowledge of the Stockholder) to make an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal,

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indication or request. Notwithstanding the foregoing, if the Company is engaging in Restricted Activities that the Board of Directors has determined in good faith are in compliance with Section 6.04 of the Merger Agreement, Stockholder and his Representatives may participate with the Company in such Restricted Activities.

        Section 4.03.    Disclosure of Information Regarding Stockholder.     Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Stockholder's identity and holding of Covered Shares, and the nature of Stockholder's commitments, arrangements and understandings under this Agreement, and any other information relating to Stockholder reasonably required under Applicable Law to be included in any document to be filed with the SEC in connection with the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees to notify Parent as promptly as practicable of any inaccuracies or omissions with respect to any information relating to such Stockholder supplied by Stockholder specifically for use or incorporation by reference in any such document.

        Section 4.04.    Waiver of Appraisal and Dissenters' Rights and Actions.     Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of Delaware Law) to demand appraisal of any Covered Shares and any other Shares that Stockholder beneficially owns, or rights to dissent from the Merger which may arise with respect to the Merger under Applicable Law and (ii) agrees not to commence or participate in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

        Section 4.05.    Directors and Officers.     Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit, restrict or otherwise affect Stockholder or any of his Representatives or Affiliates, in his or their capacity as a director or officer of the Company, or any designee of Stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person's sole discretion on any matter (it being expressly acknowledged by Parent that this Agreement shall apply to Stockholder solely in Stockholder's capacity as the beneficial owner of the Covered Shares). Parent shall not assert any claim that any action taken by Stockholder or any of his Representatives or Affiliates in his or their capacity as a director or officer of the Company violates any provision of this Agreement.

ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Other Definitional and Interpretative Provisions.     Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. "Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof

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and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

        Section 5.02.    Further Assurances.     Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.03.    Amendments; Termination.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. In addition to the foregoing, this Agreement may be terminated by Stockholder upon written notice to Parent at any time following (A) an Adverse Recommendation Change or (B) the making of any change, by amendment, waiver or other modification, to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration. Notwithstanding the foregoing, the provisions of this Section 5.03 and Sections 5.01, 5.05, 5.07, 5.08, 5.09, 5.13 and 5.14 shall survive any termination of this Agreement. Nothing in this Section 5.03 and no termination of this Agreement shall relieve any party hereto from any liability or damages incurred or suffered by the other party to the extent such liabilities or damages were the result of fraud or the willful and intentional breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

        Section 5.04.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to direct Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

        Section 5.05.    Expenses.     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.06.    Successors and Assigns.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

        Section 5.07.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        Section 5.08.    Jurisdiction.     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the

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laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.13 shall be deemed effective service of process on such party.

        Section 5.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 5.10.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 5.11.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 5.12.    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

        Section 5.13.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

        if to Parent, to:

    Zeneca, Inc.
    1800 Concord Pike
    Wilmington, Delaware 19850-5437
    Attention: Richard Kenny, Assistant General Counsel, Legal Department
    Facsimile No.: (302) 885-6862

        with a copy to:

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, New York 10017
    Attention: Paul R. Kingsley
    Facsimile No.: (212) 701-5800

        if to Stockholder, to the address set forth in the signature page hereof, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of

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receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

        Section 5.14.    Defined Terms.     Unless otherwise defined herein, all defined terms set forth in in the Merger Agreement shall, for purposes of this Agreement, have the meanings ascribed to such terms in the Merger Agreement.

        Section 5.15.    No Partnership, Agency or Joint Venture.     This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

        Section 5.16.    No Third Party Beneficiaries.     Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement

        Section 5.17.    Entire Agreement.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ZENECA, INC.
By:	/s/ STEPHEN F. MOHR
	Name:	Stephen F. Mohr
	Title:	Chairman & President

[SIGNATURE PAGE TO VOTING AGREEMENT]

MICHAEL H. DAVIDSON
By:	/s/ MICHAEL H. DAVIDSON

Class of Capital Stock	Total Number of Shares Beneficially Owned by Stockholder
Common Stock, par value $0.001 per share	964,587

        [SIGNATURE PAGE TO VOTING AGREEMENT]

Annex B-3

STOCKHOLDER VOTING AGREEMENT

        STOCKHOLDER VOTING AGREEMENT (this "Agreement") dated as of May 27, 2013 between Zeneca, Inc., a Delaware corporation ("Parent"), and Sofinnova Capital VI FCPR , a French venture capital company ("Stockholder").

        WHEREAS, in order to induce Parent and Merger Subsidiary to enter into that certain Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement") with Omthera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Shares that Stockholder beneficially owns (for the purposes of this Agreement, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) as of the date hereof, as set forth on the signature page hereto (the "Covered Shares").

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT; GRANT OF PROXY

        Section 1.01.    Voting Agreement.

          (a)   From the date hereof until termination of this Agreement in accordance with Section 5.03, Stockholder hereby agrees:

              (i)  to vote or exercise its right to consent with respect to the Covered Shares that Stockholder is entitled to vote at the time of any vote or action by written consent in favor of any proposal (A) to adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company and (B) to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement; and

             (ii)  that it will not vote any of the Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (A) Acquisition Proposal, (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger or (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

          (b)   Notwithstanding anything to the contrary herein, this Section 1.01 shall not require Stockholder to vote or exercise its right to consent with respect to the Covered Shares to amend the Merger Agreement or take any action that results or could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration.

        Section 1.02.    Other Voting Rights.     Notwithstanding anything to the contrary herein, Stockholder shall remain free (i) to vote or exercise its right to consent with respect to the Covered Shares with respect to any matter not covered by Section 1.01 in any manner Stockholder deems appropriate; provided that such vote or consent would not reasonably be expected to frustrate the purposes, or prevent or delay consummation, of the transactions contemplated by the Merger Agreement and (ii) to vote or exercise its right to consent with respect to any Shares that are not Covered Shares in any manner Stockholder deems appropriate.

        Section 1.03.    Irrevocable Proxy.     Stockholder hereby revokes any and all previous proxies granted with respect to the Covered Shares in connection with any of the matters covered by Section 1.01. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power, in each case solely to the extent and in the manner specified in Section 1.01. The proxy granted by Stockholder pursuant to this Section 1.03 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be deemed revoked automatically upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Stockholder represents and warrants to Parent that:

        Section 2.01.    Corporation Authorization.     The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate powers of Stockholder and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

        Section 2.02.    Non-Contravention.     The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Stockholder, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or any of Stockholder's properties or assets, including, without limitation, the Covered Shares or (iv) result in the imposition of any Lien on any asset of Stockholder.

        Section 2.03.    Ownership of Covered Shares.     Stockholder is the record and beneficial owner of the Covered Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or dispose of the Covered Shares except pursuant hereto). Except for this Agreement, none of the Covered Shares is subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Covered Shares.

        Section 2.04.    Total Shares.     Except for the Shares beneficially owned by Stockholder that are set forth on the signature page hereto, Stockholder does not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, or (iii) warrants, calls, options or other rights to acquire from the Company any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company.

        Section 2.05.    Absence of Litigation.     There is no action, suit, investigation or proceeding pending against or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of its Affiliates before or by any Governmental Authority or arbitrator that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder on a timely basis.

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        Section 2.06.    Finder's Fees.     No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, the Company or any of their respective Affiliates in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to Stockholder:

        Section 3.01.    Corporation Authorization.     The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4
COVENANTS OF STOCKHOLDER

        Stockholder hereby covenants and agrees that:

        Section 4.01.    No Proxy, Transfer of Voting Rights or Encumbrance with respect to Covered Shares.     Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Covered Shares during the term of this Agreement. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

        Section 4.02.    Other Offers.     Neither Stockholder nor any of its Subsidiaries shall, nor shall Stockholder or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, or (ii) (A) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, or (B) knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that has made, is seeking (to the knowledge of the Stockholder) to make an Acquisition Proposal (the activities specified in clause (ii)(A) being hereinafter referred to as the "Restricted Activities"). Stockholder will notify Parent promptly (and in no event more than 24 hours) after receipt by Stockholder of an Acquisition Proposal, any notice that any Person is considering making an Acquisition Proposal, any request (A) for non-public information relating to the Company or (B) for access to the business, properties, assets, books or records of the Company by any Person that has made or is seeking (to the knowledge of the Stockholder) to make an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. Notwithstanding the foregoing, if the Company is engaging in Restricted Activities that the Board of Directors has determined in good faith are in compliance with Section 6.04 of the Merger Agreement, Stockholder and its Representatives may participate with the Company in such Restricted Activities.

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        Section 4.03.    Disclosure of Information Regarding Stockholder.     Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Stockholder's identity and holding of Covered Shares, and the nature of Stockholder's commitments, arrangements and understandings under this Agreement, and any other information relating to Stockholder reasonably required under Applicable Law to be included in any document to be filed with the SEC in connection with the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees to notify Parent as promptly as practicable of any inaccuracies or omissions with respect to any information relating to such Stockholder supplied by Stockholder specifically for use or incorporation by reference in any such document.

        Section 4.04.    Waiver of Appraisal and Dissenters' Rights and Actions.     Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of Delaware Law) to demand appraisal of any Covered Shares and any other Shares that Stockholder beneficially owns, or rights to dissent from the Merger which may arise with respect to the Merger under Applicable Law and (ii) agrees not to commence or participate in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

        Section 4.05.    Directors and Officers.     Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit, restrict or otherwise affect Stockholder or any of its Representatives or Affiliates, in its or their capacity as a director or officer of the Company, or any designee of Stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person's sole discretion on any matter (it being expressly acknowledged by Parent that this Agreement shall apply to Stockholder solely in Stockholder's capacity as the beneficial owner of the Covered Shares).

Parent shall not assert any claim that any action taken by Stockholder or any of its Representatives or Affiliates in its or their capacity as a director or officer of the Company violates any provision of this Agreement.

ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Other Definitional and Interpretative Provisions.     Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. "Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

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        Section 5.02.    Further Assurances.     Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.03.    Amendments; Termination.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. In addition to the foregoing, this Agreement may be terminated by Stockholder upon written notice to Parent at any time following (A) an Adverse Recommendation Change or (B) the making of any change, by amendment, waiver or other modification, to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration. Notwithstanding the foregoing, the provisions of this Section 5.03 and Sections 5.01, 5.05, 5.07, 5.08, 5.09, 5.13 and 5.14 shall survive any termination of this Agreement. Nothing in this Section 5.03 and no termination of this Agreement shall relieve any party hereto from any liability or damages incurred or suffered by the other party to the extent such liabilities or damages were the result of fraud or the willful and intentional breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

        Section 5.04.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to direct Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

        Section 5.05.    Expenses.     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.06.    Successors and Assigns.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

        Section 5.07.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        Section 5.08.    Jurisdiction.     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service

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of process on such party as provided in Section 5.13 shall be deemed effective service of process on such party.

        Section 5.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 5.10.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 5.11.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 5.12.    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

        Section 5.13.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

        if to Parent, to:

    Zeneca, Inc.
    1800 Concord Pike
    Wilmington, Delaware 19850-5437
    Attention: Richard Kenny, Assistant General Counsel, Legal Department
    Facsimile No.: (302) 885-6862

        with a copy to:

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, New York 10017
    Attention: Paul R. Kingsley
    Facsimile No.: (212) 701-5800

        if to Stockholder, to the address set forth in the signature page hereof, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

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        Section 5.14.    Defined Terms.     Unless otherwise defined herein, all defined terms set forth in in the Merger Agreement shall, for purposes of this Agreement, have the meanings ascribed to such terms in the Merger Agreement.

        Section 5.15.    No Partnership, Agency or Joint Venture.     This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

        Section 5.16.    No Third Party Beneficiaries.     Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement

        Section 5.17.    Entire Agreement.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ZENECA, INC.
By:	/s/ STEPHEN F. MOHR
	Name:	Stephen F. Mohr
	Title:	Chairman & President

[SIGNATURE PAGE TO VOTING AGREEMENT]

SOFINNOVA CAPITAL VI FCPR
By:	Sofinnova Partners SAS
By:	/s/ GRAZIANO SEGHEZZI
	Name:	Graziano Seghezzi
	Title:	Partner
17 rue de Serene Paris 75008, France Attention: Managing Partner.
With a copy (which shall not constitute notice) to:
Nixon Peabody LLP 401 9th Street NW, Suite 900 Washington, DC 20004-2128 Attention: John C. Partigan, Esq.

Class of Capital Stock	Total Number of Shares Beneficially Owned by Stockholder
Common Stock, par value $0.001 per share	7,159,317

[SIGNATURE PAGE TO VOTING AGREEMENT]

Annex B-4

STOCKHOLDER VOTING AGREEMENT

        STOCKHOLDER VOTING AGREEMENT (this "Agreement") dated as of May 27, 2013 between Zeneca, Inc., a Delaware corporation ("Parent"), and New Enterprise Associates 13, L.P., a limited partnership ("NEA 13") and NEA Ventures 2011, Limited Partnership , a limited partnership ("NEA 2011," and each of NEA 13 and NEA 2011, "Stockholder").

        WHEREAS, in order to induce Parent and Merger Subsidiary to enter into that certain Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement") with Omthera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Shares that Stockholder beneficially owns (for the purposes of this Agreement, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) as of the date hereof, as set forth on the signature page hereto (the "Covered Shares").

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT; GRANT OF PROXY

        Section 1.01.    Voting Agreement.

          (a)   From the date hereof until termination of this Agreement in accordance with Section 5.03, Stockholder hereby agrees:

              (i)  to vote or exercise its right to consent with respect to the Covered Shares that Stockholder is entitled to vote at the time of any vote or action by written consent in favor of any proposal (A) to adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company and (B) to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement; and

             (ii)  that it will not vote any of the Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (A) Acquisition Proposal, (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger or (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

          (b)   Notwithstanding anything to the contrary herein, this Section 1.01 shall not require Stockholder to vote or exercise its right to consent with respect to the Covered Shares to amend the Merger Agreement or take any action that results or could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration.

        Section 1.02.    Other Voting Rights.     Notwithstanding anything to the contrary herein, Stockholder shall remain free (i) to vote or exercise its right to consent with respect to the Covered Shares with respect to any matter not covered by Section 1.01 in any manner Stockholder deems appropriate; provided that such vote or consent would not reasonably be expected to frustrate the purposes, or prevent or delay consummation, of the transactions contemplated by the Merger Agreement and (ii) to vote or exercise its right to consent with respect to any Shares that are not Covered Shares in any manner Stockholder deems appropriate.

        Section 1.03.    Irrevocable Proxy.     Stockholder hereby revokes any and all previous proxies granted with respect to the Covered Shares in connection with any of the matters covered by Section 1.01. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power, in each case solely to the extent and in the manner specified in Section 1.01. The proxy granted by Stockholder pursuant to this Section 1.03 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be deemed revoked automatically upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Stockholder represents and warrants to Parent that:

        Section 2.01.    Corporation Authorization.     The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate powers of Stockholder and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

        Section 2.02.    Non-Contravention.     The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Stockholder, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or any of Stockholder's properties or assets, including, without limitation, the Covered Shares or (iv) result in the imposition of any Lien on any asset of Stockholder.

        Section 2.03.    Ownership of Covered Shares.     Stockholder is the record and beneficial owner of the Covered Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or dispose of the Covered Shares except pursuant hereto). Except for this Agreement, none of the Covered Shares is subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Covered Shares.

        Section 2.04.    Total Shares.     Except for the Shares beneficially owned by Stockholder that are set forth on the signature page hereto, Stockholder does not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, or (iii) warrants, calls, options or other rights to acquire from the Company any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company.

        Section 2.05.    Absence of Litigation.     There is no action, suit, investigation or proceeding pending against or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of its

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Affiliates before or by any Governmental Authority or arbitrator that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder on a timely basis.

        Section 2.06.    Finder's Fees.     No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, the Company or any of their respective Affiliates in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to Stockholder:

        Section 3.01.    Corporation Authorization.     The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4
COVENANTS OF STOCKHOLDER

        Stockholder hereby covenants and agrees that:

        Section 4.01.    No Proxy, Transfer of Voting Rights or Encumbrance with respect to Covered Shares.     Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Covered Shares during the term of this Agreement. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

        Section 4.02.    Other Offers.     Neither Stockholder nor any of its Subsidiaries shall, nor shall Stockholder or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, or (ii) (A) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, or (B) knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that has made, is seeking (to the knowledge of the Stockholder) to make an Acquisition Proposal (the activities specified in clause (ii)(A) being hereinafter referred to as the "Restricted Activities"). Stockholder will notify Parent promptly (and in no event more than 24 hours) after receipt by Stockholder of an Acquisition Proposal, any notice that any Person is considering making an Acquisition Proposal, any request (A) for non-public information relating to the Company or (B) for access to the business, properties, assets, books or records of the Company by any Person that has made or is seeking (to the knowledge of the Stockholder) to make an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. Notwithstanding the foregoing, if the Company is engaging in Restricted Activities that the Board of Directors has

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determined in good faith are in compliance with Section 6.04 of the Merger Agreement, Stockholder and its Representatives may participate with the Company in such Restricted Activities.

        Section 4.03.    Disclosure of Information Regarding Stockholder.     Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of Stockholder's identity and holding of Covered Shares, and the nature of Stockholder's commitments, arrangements and understandings under this Agreement, and any other information relating to Stockholder reasonably required under Applicable Law to be included in any document to be filed with the SEC in connection with the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees to notify Parent as promptly as practicable of any inaccuracies or omissions with respect to any information relating to such Stockholder supplied by Stockholder specifically for use or incorporation by reference in any such document.

        Section 4.04.    Waiver of Appraisal and Dissenters' Rights and Actions.     Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of Delaware Law) to demand appraisal of any Covered Shares and any other Shares that Stockholder beneficially owns, or rights to dissent from the Merger which may arise with respect to the Merger under Applicable Law and (ii) agrees not to commence or participate in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

        Section 4.05.    Directors and Officers.     Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit, restrict or otherwise affect Stockholder or any of its Representatives or Affiliates, in its or their capacity as a director or officer of the Company, or any designee of Stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person's sole discretion on any matter (it being expressly acknowledged by Parent that this Agreement shall apply to Stockholder solely in Stockholder's capacity as the beneficial owner of the Covered Shares). Parent shall not assert any claim that any action taken by Stockholder or any of its Representatives or Affiliates in its or their capacity as a director or officer of the Company violates any provision of this Agreement.

ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Other Definitional and Interpretative Provisions.     Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. "Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.

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References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

        Section 5.02.    Further Assurances.     Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.03.    Amendments; Termination.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. In addition to the foregoing, this Agreement may be terminated by Stockholder upon written notice to Parent at any time following (A) an Adverse Recommendation Change or (B) the making of any change, by amendment, waiver or other modification, to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration. Notwithstanding the foregoing, the provisions of this Section 5.03 and Sections 5.01, 5.05, 5.07, 5.08, 5.09, 5.13 and 5.14 shall survive any termination of this Agreement. Nothing in this Section 5.03 and no termination of this Agreement shall relieve any party hereto from any liability or damages incurred or suffered by the other party to the extent such liabilities or damages were the result of fraud or the willful and intentional breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

        Section 5.04.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to direct Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

        Section 5.05.    Expenses.     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.06.    Successors and Assigns.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

        Section 5.07.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        Section 5.08.    Jurisdiction.     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action

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or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.13 shall be deemed effective service of process on such party.

        Section 5.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 5.10.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 5.11.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 5.12.    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

        Section 5.13.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

        if to Parent, to:

    Zeneca, Inc.
    1800 Concord Pike
    Wilmington, Delaware 19850-5437
    Attention: Richard Kenny, Assistant General Counsel, Legal Department
    Facsimile No.: (302) 885-6862

        with a copy to:

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, New York 10017
    Attention: Paul R. Kingsley
    Facsimile No.: (212) 701-5800

        if to Stockholder, to the address set forth in the signature page hereof, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.

B-4-6

Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

        Section 5.14.    Defined Terms.     Unless otherwise defined herein, all defined terms set forth in in the Merger Agreement shall, for purposes of this Agreement, have the meanings ascribed to such terms in the Merger Agreement.

        Section 5.15.    No Partnership, Agency or Joint Venture.     This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

        Section 5.16.    No Third Party Beneficiaries.     Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement

        Section 5.17.    Entire Agreement.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

B-4-7

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ZENECA, INC.
By:	/s/ STEPHEN F. MOHR
	Name:	Stephen F. Mohr
	Title:	Chairman & President

[SIGNATURE PAGE TO VOTING AGREEMENT]

NEW ENTERPRISE ASSOCIATES 13, L.P.
By:	NEA Partners 13, L.P.
By:	/s/ LOUIS CITRON
	Name:	Louis Citron
	Title:	Chief Legal Officer
1954 Greenspring Drive, Suite 600 Timonium, MD 21093

Class of Capital Stock	Total Number of Shares Beneficially Owned by Stockholder
Common Stock, par value $0.001 per share	5,833,213

NEA VENTURES 2011, LIMITED PARTNERSHIP
By:	/s/ LOUIS CITRON
	Name:	Louis Citron
	Title:	Vice President
1954 Greenspring Drive, Suite 600 Timonium, MD 21093

Class of Capital Stock	Total Number of Shares Beneficially Owned by Stockholder
Common Stock, par value $0.001 per share	5,120

[SIGNATURE PAGE TO VOTING AGREEMENT]

Annex C

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

        THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [      ], 2013 (this "Agreement"), is entered into by and among Zeneca, Inc., a Delaware corporation ("Parent"), and [                ], a [                ], as Rights Agent.

PREAMBLE

        WHEREAS, Omthera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), Parent and KAFA Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger dated as of May 27, 2013 (the "Merger Agreement"), pursuant to which Merger Subsidiary will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

        WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent agreed to provide Holders (as defined below) the right to receive one or more contingent payments upon the achievement of certain milestones as hereinafter described.

        NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.    Definitions.

        (a)   Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

          "Acting Holders" means any Holder or Holders of at least 45% of the outstanding CVRs as set forth on the CVR Register.

          "AZ Parent" means AstraZeneca PLC.

          "Board of Directors" means the board of directors of Parent.

          "Board Resolution" means a copy of a resolution (i) certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and (ii) delivered to the Rights Agent.

          "Carve-Out Transaction" means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction), other than a Change of Control, pursuant to which any rights, property or assets (including Intellectual Property Rights and Material Contracts) necessary for the development of Epanova and the Rosuva FDC in accordance with the performance of Parent's obligations under Section 4.03 are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than AZ Parent or any of its Subsidiaries.

          "Change of Control" means a scheme of arrangement, share purchase or share exchange, or a merger, consolidation or other business combination transaction, involving AZ Parent in which the stockholders of AZ Parent immediately prior to such transaction own less than 50% of AZ Parent's voting power immediately after such transaction.

          "Crestor" means the product known as "Crestor®" marketed by AZ Parent.

          "CVRs" means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

          "Draft Label" means the draft label for Epanova dated March 11, 2013 set forth on Section 1.01(b) of the Company Disclosure Schedule.

          "Epanova" means the product defined in NDA number 205060.

          "FDA" means the U.S. Food and Drug Administration, or any successor agency.

          "First Milestone Payment" means an amount equal to $[        ] per CVR, payable in cash.(1)

          "First Milestone Period" means the period commencing as of the date of this Agreement and ending at 11:59 p.m., New York City time, on July 31, 2014.

          "Holder" means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

          "Independent Accountant" means PricewaterhouseCoopers LLP.

          "Labeling" shall have the meaning set forth in 21 U.S.C. § 321(m) and shall include the physician prescribing information approved by the FDA.

          "Milestone #1" means receipt by AZ Parent or any of its Affiliates of both (a) and (b) (the Regulatory Approval set forth in (a), the "Milestone #1 Regulatory Approval"; and the exclusivity determination set forth in (b), the "Milestone #1 Determination") as follows:

    a)
    Regulatory Approval with respect to Epanova that permits AZ Parent or such Affiliate to market and sell Epanova with approved Labeling that includes all of the following:

    i.
    Dosage and Administration—dosage at two grams per day, taken as two capsules once daily, with or without food;

    ii.
    Indication and Usage—an indication as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia;

    iii.
    Clinical Pharmacology—bioavailability data substantially similar to that set forth in Table 2, Figure 1 and Figure 2 of the Draft Label; and

    iv.
    Warnings and Precautions—none of the adverse reactions listed in Table 1 of the Draft Label will also be listed as a warning or precaution;

    and

    b)
    a New Chemical Entity (NCE) exclusivity determination, as defined in 21 CFR 314.108(b), of five years of exclusivity, with respect to Epanova.

          "Milestone #2" means receipt by AZ Parent or any of its Affiliates of both (a) and (b) as follows:

    a)
    Regulatory Approval that permits AZ Parent or such Affiliate to market and sell the Rosuva FDC with approved Labeling for use by adult patients with mixed dyslipidemia and TG levels of 200 mg/dL to 500 mg/dL, and who were on statin therapy with any statin to achieve their LDL-C goal, which Labeling includes:

    i.
    all indications contained in (i) the then-current Labeling for Crestor and (ii) the Labeling for Epanova as required in connection with clause (b)(i) in this definition of Milestone #2;

(1)
Note to Draft: To be equal to (i) $30 million, divided by (ii) the number of CVRs granted at the Effective Time pursuant to the Merger Agreement.

    and

    b)
    Regulatory Approval that permits AZ Parent or such Affiliate to market and sell Epanova with approved Labeling for use by adult patients with mixed dyslipidemia and TG levels of 200 mg/dL to 500 mg/dL and who are on statin therapy to achieve their LDL-C goal, which Labeling includes all of the following:

    i.
    Indication and Usage—an indication as an adjunct to diet in combination with a statin to (A) reduce non-high-density lipoprotein cholesterol (non-HDL-C); and (B) reduce triglyceride (TG) levels; and

    ii.
    Warnings and Precautions—none of the adverse reactions listed in Table 1 of the Draft Label will also be listed as a warning or precaution.

          "Milestone #3" means (i) receipt by AZ Parent or any of its Affiliates of the Milestone #3 Regulatory Approvals and (ii) achievement of the Net Sales Threshold.

          "Milestone #3 Regulatory Approvals" means the Regulatory Approvals set forth in (a) and (b) of the definition of Milestone #2, in each case disregarding the approved Labeling requirements in (a)(i) and (b)(i)-(ii) contained therein.

          "Milestone Non-Achievement Certificate" means, as applicable, the Milestone #1 Non-Achievement Certificate, the Milestone #2 Non-Achievement Certificate or the Milestone #3 Non-Achievement Certificate.

          "Milestone Payments" means the First Milestone Payment, the Second Milestone Payment and the Third Milestone Payment.

          "Milestone Payment Dates" means the First Milestone Payment Date, the Second Milestone Payment Date and the Third Milestone Payment Date.

          "Milestone Periods" means the First Milestone Period, the Second Milestone Period and the Third Milestone Period.

          "Milestones" means Milestone #1, Milestone #2 and Milestone #3.

          "Net Sales" means the aggregate gross revenues received by all Selling Entities for Epanova and/or the Rosuva FDC, as applicable, sold to third parties, including to distributors and end-users (other than any other Selling Entity, except where such other Selling Entity is an end-user of Epanova and/or the Rosuva FDC, as applicable), less the Permitted Deductions with respect to such sales, all as determined in accordance with the applicable Selling Entity's usual and customary accounting methods consistent with the treatment of other branded prescription products sold by the applicable Selling Entity, which shall be in accordance with GAAP or International Financial Reporting Standards, as applicable, including the accounting methods for translating gross revenues denominated in foreign currencies into United States dollar amounts. In the case of any sale of Epanova and/or the Rosuva FDC, as applicable, between or among the Selling Entities for resale, Net Sales will be calculated only on the gross revenues received by a Selling Entity on the first arm's-length sale thereafter to a third party. In the case of any sale or other commercial disposition for value (i) that is not a bona fide transaction or (ii) other than exclusively for money, Net Sales will be calculated on the market price of Epanova and/or the Rosuva FDC, as applicable, in the jurisdiction of sale during the relevant period. Notwithstanding the foregoing, the following shall not be included in Net Sales: (i) Epanova or Rosuva FDC provided for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no or nominal charge to eligible patients in conjunction with a patient assistance program or (ii) commercially reasonable quantities of Epanova or Rosuva FDC used as samples to promote additional sales.

          "Net Sales Statement" means a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail a calculation of Net Sales for the four most recently concluded calendar quarters.

          "Net Sales Threshold" means cumulative worldwide Net Sales of more than $500,000,000 during any period of four consecutive calendar quarters ending at a time at which the Milestone #3 Regulatory Approvals have been received by AZ Parent or any of its Affiliates.

          "Officer's Certificate" means a certificate (i) signed by an authorized officer of Parent, in his or her capacity as such, and (ii) delivered to the Rights Agent.

          "Permitted Deductions" means, to the extent not already excluded from gross revenues in accordance with GAAP or International Financial Reporting Standards, as applicable:

            (1)   normal and customary trade, quantity and prompt settlement discounts;

            (2)   amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods, or because of retroactive price reductions or billing corrections;

            (3)   chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of Epanova or the Rosuva FDC, as applicable, including such payments mandated by programs of Governmental Authorities;

            (4)   rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, group purchasing organizations or trade customers, fees for services provided to wholesalers and warehousing chains related to the distribution of Epanova or the Rosuva FDC, as applicable (including the portion thereof reasonably allocable to Epanova or the Rosuva FDC, as applicable, taken or incurred with respect to sales of Epanova or the Rosuva FDC, as applicable, with other products or services), as part of bundling or other forms of multi-product purchase arrangements;

            (5)   tariffs, duties, excise, sales, value added and other Taxes (other than Taxes based on net income);

            (6)   reasonable reserves made for uncollectible amounts on previously sold products;

            (7)   discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

            (8)   the portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, that the applicable Selling Entity allocates to sales of Epanova or the Rosuva FDC, as applicable, in accordance with the applicable Selling Entity's standard policies and procedures consistently applied across its products, as applicable; and

            (9)   an allowance for transportation costs, distribution expenses, special packaging and related insurance charges in an aggregate amount equal to two percent of the amount of gross revenues net of the amounts described in items (1) through (8) above.

          "Permitted Transfer" means a transfer of one or more CVRs (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; or (vi) as provided in Section 2.06.

          "Regulatory Approval" means an approved "new drug application" and supplements thereto, and any other approval, license or authorization issued by the FDA required for the commercial manufacture, marketing and sale of Epanova and/or the Rosuva FDC, as applicable, in the United States in accordance with Applicable Law.

          "Rights Agent" means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter "Rights Agent" shall mean such successor Rights Agent.

          "Rosuva FDC" means a pharmaceutical product that contains both rosuvastatin and Epanova as its sole active ingredients, co-formulated in a single, fixed dose combination.

          "Second Milestone Payment" means an amount equal to $[        ] per CVR, payable in cash.(2)

          "Second Milestone Period" means the period commencing as of the date of this Agreement and ending at 11:59 p.m., New York City time, on March 31, 2016.

          "Selling Entity" means AZ Parent, its controlled Affiliates and their respective licensees with respect to Epanova and/or the Rosuva FDC (but not a distributor of any such Person).

          "Third Milestone Payment" means the sum of the First Milestone Payment and the Second Milestone Payment, less any Milestone Payments previously paid by Parent.

          "Third Milestone Period" means the period commencing as of the end of the Second Milestone Period and ending at 11:59 p.m., New York City time, on December 31, 2020.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acting Holders	2.04(h)
Agreement	Preamble
Company	Recitals
CVR Register	2.03(b)
Dispute Notice	4.04(b)
Disputed Items	4.04(b)
First Milestone Payment Date	2.04(a)
Loss	3.02(g)
Merger Subsidiary	Recitals
Merger Agreement	Recitals
Milestone #1 Achievement Certificate	2.04(a)
Milestone #1 Non-Achievement Certificate	2.04(b)
Milestone #2 Achievement Certificate	2.04(c)
Milestone #2 Non-Achievement Certificate	2.04(d)
Milestone #3 Achievement Certificate	2.04(e)
Milestone #3 Non-Achievement Certificate	2.04(f)
Obligations	6.13(a)
Parent	Preamble
Second Milestone Payment Date	2.04(c)
Third Milestone Payment Date	2.04(e)

(2)
Note to Draft: To be equal to (i) $90 million, divided by (ii) the number of CVRs granted at the Effective Time pursuant to the Merger Agreement.

 ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.01.    Holders of CVRs; Appointment of Rights Agent.

        (a)   As provided in the Merger Agreement, each Holder shall be entitled to one CVR for each Share outstanding immediately prior to the Effective Time that is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement.

        (b)   Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.02.    Nontransferable.

        CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer.

Section 2.03.    No Certificate; Registration; Registration of Transfer; Change of Address.

        (a)   CVRs shall not be evidenced by a certificate or other instrument.

        (b)   The Rights Agent shall keep a register (the "CVR Register") for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

        (c)   Subject to the restriction on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder.

        (d)   A Holder may make a written request to the Rights Agent to change such Holder's address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.04.    Payment Procedures.

        (a)   If (x) the Milestone #1 Regulatory Approval is attained at any time during the First Milestone Period and (y) the Milestone # 1 Determination is received on or before September 30, 2014, then on a date (the "First Milestone Payment Date") that is within 15 Business Days following the later of (x) and (y), Parent shall deliver to the Rights Agent (i) a certificate (the "Milestone #1 Achievement Certificate") certifying the date of the satisfaction of Milestone #1 and that the Holders are entitled to receive the First Milestone Payment and (ii) cash in the aggregate amount of the First Milestone Payment payable to the Holders.

        (b)   If (x) the Milestone #1 Regulatory Approval is not attained at any time during the First Milestone Period or (y) the Milestone # 1 Determination is not received on or before September 30,

2014 (or, if earlier, the FDA finally determines not to grant a New Chemical Entity (NCE) exclusivity determination, as defined in 21 CFR 314.108(b), of five years of exclusivity, with respect to Epanova), then on or before the date that is 15 Business Days after the later of (x) and (y), Parent shall deliver to the Rights Agent a certificate (the "Milestone #1 Non-Achievement Certificate") certifying that Milestone #1 has not occurred and that Parent has complied in all material respects with its obligations under this Agreement.

        (c)   If Milestone #2 is attained at any time during the Second Milestone Period, then on a date (the "Second Milestone Payment Date") that is within 15 Business Days following such event, Parent shall deliver to the Rights Agent (i) a certificate (the "Milestone #2 Achievement Certificate") certifying the date of the satisfaction of Milestone #2 and that the Holders are entitled to receive the Second Milestone Payment and (ii) cash in the aggregate amount of the Second Milestone Payment payable to the Holders.

        (d)   If Milestone #2 is not attained at any time during the Second Milestone Period, then on or before the date that is 15 Business Days after the last day of the Second Milestone Period, Parent shall deliver to the Rights Agent a certificate (the "Milestone #2 Non-Achievement Certificate") certifying that Milestone #2 has not occurred and that Parent has complied in all material respects with its obligations under this Agreement.

        (e)   If Milestone #3 is attained at any time during the Third Milestone Period, then on a date (the "Third Milestone Payment Date") that is within 30 days following such event, Parent shall deliver to the Rights Agent (i) a certificate (the "Milestone #3 Achievement Certificate") certifying the date of the satisfaction of Milestone #3 and that the Holders are entitled to receive the Third Milestone Payment and (ii) cash in the aggregate amount of the Third Milestone Payment payable to the Holders.

        (f)    If Milestone #3 is not attained at any time during the Third Milestone Period, then on or before the date that is 30 days after the last day of the Third Milestone Period, Parent shall deliver to the Rights Agent a certificate (the "Milestone #3 Non-Achievement Certificate") certifying that Milestone #3 has not occurred and that Parent has complied in all material respects with its obligations under this Agreement. The Milestone #3 Non-Achievement Certificate shall include the Net Sales Statement with respect to the four consecutive calendar quarters ending at the end of the Third Milestone Period.

        (g)   The Rights Agent shall promptly, and in no event later than 10 Business Days after receipt, send each Holder at its address set forth in the CVR Register a copy of any certificate delivered by Parent pursuant to this Section 2.04. If in such certificate Parent certifies that a Milestone Payment is payable to the Holders, then, at the time the Rights Agent sends a copy of such certificate to the Holders, the Rights Agent shall also pay the applicable Milestone Payment to each of the Holders (the amount which each Holder is entitled to receive, subject to Section 2.04(i), will be based on the applicable Milestone Payment multiplied by the number of CVRs held by such Holder at the time of such payment as reflected on the CVR Register) by check mailed to the address of each Holder as set forth in the CVR Register as of the close of business on the first Business Day prior to the applicable Milestone Payment Date.

        (h)   If the Rights Agent does not receive from the Acting Holders a written objection to a Milestone Non-Achievement Certificate (including, in the case of the Milestone #3 Non-Achievement Certificate, the timely delivery of a Dispute Notice with respect to the final Net Sales Statement in accordance with Section 4.04(b)(ii)) within 90 days of delivery by the Rights Agent of such Milestone Non-Achievement Certificate to the Holders in accordance with Section 2.04(g), the Holders shall be deemed to have accepted such Milestone Non-Achievement Certificate and Parent and its Affiliates shall have no further obligation with respect to the applicable Milestone Payment.

        (i)    Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to Applicable Law, the Holders and the parties hereto agree to treat the CVRs and all Milestone Payments for all Tax purposes as additional consideration for the Shares, Restricted Shares and Company Warrants pursuant to the Merger Agreement, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by Applicable Law. The Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

        (j)    Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from each Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.04(g) shall be extended by a period equal to any delay caused by the Holder providing such forms.

        (k)   Any portion of a Milestone Payment that remains undistributed to the Holders six months after the applicable Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment.

        (l)    If any Milestone Payment (or portion thereof) remains unclaimed by a Holder two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Authority), any such Milestone Payment (or portion thereof) shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Neither Parent nor the Rights Agent shall be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under Applicable Law.

Section 2.05.    No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

        (a)   CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of CVRs.

        (b)   CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.06.    Ability to Abandon CVR.

        A Holder may at any time, at such Holder's option, abandon all of such Holder's remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

 ARTICLE 3
THE RIGHTS AGENT

Section 3.01.    Certain Duties and Responsibilities.

        (a)   The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent.

        (b)   The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

Section 3.02.    Certain Rights of Rights Agent.

        (a)   The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

        (b)   The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

        (c)   Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer's Certificate.

        (d)   The Rights Agent may engage and consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

        (e)   Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

        (f)    The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

        (g)   Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage or expense ("Loss") suffered or incurred by the Rights Agent and arising out of or in connection with Rights Agent's performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have resulted from the Rights Agent's gross negligence, bad faith or willful misconduct. Parent's obligations under this Section 3.02(g) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

        (h)   In addition to the indemnification provided under Section 3.02(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent's performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

Section 3.03.    Resignation and Removal; Appointment of Successor.

        (a)   The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

        (b)   Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

        (c)   If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent by a Board Resolution. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.

        (d)   Parent shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

        (e)   Notwithstanding anything to the contrary in this Section 3.03, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

Section 3.04.    Acceptance of Appointment by Successor.

        Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4
COVENANTS

Section 4.01.    List of Holders.

        Parent shall furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company's transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 30 Business Days following the Closing Date.

Section 4.02.    Payment of Milestone Payments.

        Parent shall duly and promptly deposit with the Rights Agent for payment to the Holders the Milestone Payments, if any, in the manner provided for in Section 2.04 and in accordance with the terms of this Agreement.

Section 4.03.    Efforts.

        (a)   Unless this Agreement shall have earlier been terminated as provided herein, until the end of the applicable Milestone Period, Parent shall, shall cause its Affiliates to and shall use its commercially reasonable efforts to cause its and their licensees (in the case of such Affiliates and licensees, only to the extent such Persons are engaged in the development, commercialization, manufacture, marketing, distribution or selling of Epanova and/or the Rosuva FDC) to use their respective commercially reasonable efforts consistent with those used by Persons in the pharmaceutical industry similar in size to, and with similar resources as, AZ Parent (or, with respect to any such licensee, Persons in the pharmaceutical industry similar in size to, and with similar resources as, such licensee) and the general practices and standards in the pharmaceutical industry, in each case, relating to the development, commercialization, manufacture, marketing, distribution and selling of similar products with similar economic potential, taking into account all relevant factors including, as applicable, stage of development or product life, mechanism of action, efficacy and safety relative to competitive products in the marketplace, anticipated development cost (not including any payments required to be made under this Agreement), material changes in expected timelines, the anticipated prescription label, the nature of the product, actual or anticipated regulatory approval process (not including the cost and likelihood of obtaining any such regulatory approval), patient needs, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the clinical setting in which it is expected to be used, competitiveness of the marketplace, other product candidates, competing products, actual or projected profitability, payer reimbursement and other conditions then prevailing from time to time, to achieve the Milestones. The Holders acknowledge that (i) any determination by Parent to develop the Rosuva FDC with rosuvastatin calcium shall not, in and of itself, constitute a violation or breach of its obligations under this Section 4.03(a) and (ii) Parent may otherwise engage in such development in accordance with its obligations under this Section 4.03(a).

        (b)   Except as otherwise provided in Section 4.03(a), Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the development, commercialization, manufacture, marketing, distribution and selling of Epanova and the Rosuva FDC in all respects, including the right to determine whether to test, develop or pursue, market, make any regulatory filings or seek any regulatory approvals with respect to, make any strategic product portfolio decisions affecting, or otherwise advance, Epanova and the Rosuva FDC.

Section 4.04.    Net Sales Statement.

        (a)   Delivery of Net Sales Statements.    On or before the date that is 30 days after the last day of the first full calendar quarter following the occurrence of both (i) the achievement of the Milestone #3 Regulatory Approvals and (ii) the first commercial sale of Epanova or the Rosuva FDC by a Selling Entity, Parent shall cause to be delivered to the Rights Agent (who shall promptly, and in any event within five Business Days of receipt, deliver to each Holder at the applicable address set forth in the CVR Register) (A) notice of the occurrence of the first commercial sale of Epanova or the Rosuva FDC, as applicable, and (B) a Net Sales Statement. Thereafter, on or before the date that is 30 days after the last day of each subsequent calendar quarter, Parent shall cause a Net Sales Statement to be delivered solely to the Rights Agent. Upon the written request of any Holder, the Rights Agent shall promptly, and in no event later than 10 Business Days after such request, send such Holder at its address set forth in the CVR Register a copy of any Net Sales Statement delivered by Parent to the Rights Agent pursuant to this Section 4.04(a).

        (b)   Audit Rights and Dispute Resolution.

            (i)  From and after the delivery of the first Net Sales Statement (and no more than once during any period of four consecutive calendar quarters, except in connection with the final Net Sales Statement), upon reasonable advance written notice from the Acting Holders, Parent shall permit the Acting Holders (and, if applicable, the Independent Accountant) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates as may be reasonably necessary to evaluate and verify the accuracy of the Net Sales calculations set forth in the most recently delivered Net Sales Statement and the figures underlying such calculations to the extent such Net Sales calculations (i) have not become conclusive and binding on the Rights Agent and the Holders in accordance with Section 4.04(b)(ii) and (ii) have not been previously audited by the Independent Accountant in accordance with this Section 4.04(b); provided that (x) the Acting Holders (and, if applicable, the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.04(b) and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates.

           (ii)  In the event the Acting Holders dispute any calculation of Net Sales in the most recently delivered Net Sales Statement, within 90 days after delivery by Parent to the Rights Agent of such Net Sales Statement in accordance with Section 4.04(a), the Acting Holders shall provide Parent with written notice (a "Dispute Notice") of such dispute in reasonable detail, together with supporting documentation (the items so disputed, the "Disputed Items"). If the Acting Holders fail to deliver a Dispute Notice within such 90-day period, the calculations set forth in the applicable Net Sales Statement shall become conclusive and binding on the Rights Agent and the Holders. If the Acting Holders deliver a Dispute Notice within such 90-day period, all calculations and items set forth in the applicable Net Sales Statement other than the Disputed Items shall become conclusive and binding on the Rights Agent and the Holders. The initiation of a review by the Acting Holders as contemplated by this Section 4.04(b) shall not relieve Parent of its obligation to pay any Milestone Payment for which notice of achievement has been given.

          (iii)  For ten Business Days following the delivery of a Dispute Notice, Parent and the Acting Holders shall attempt in good faith to resolve the Disputed Items. To the extent the parties fail to resolve such Disputed Items within such ten-Business Day period, the parties shall submit the unresolved Disputed Items to the Independent Accountant for final determination (it being understood that the Acting Holders shall only be permitted to submit any unresolved Disputed Items to the Independent Accountant one time per calendar year). The Independent Accountant shall deliver to Parent and the Acting Holders, as promptly as practicable (and in any event within 30 days), a report setting forth the Independent Accountant's determination with respect to each of such Disputed Items; provided that the Independent Accountant's determination with respect to each Disputed Item shall be no more favorable to Parent than as reflected in the applicable Net Sales Statement and no more favorable to the Holders than as reflected in the applicable Dispute Notice. The determination of the Independent Accountant with respect to the Disputed Items shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be borne by Parent.

          (iv)  If, based on the procedures set forth in Section 4.04(b)(iii), Parent and the Acting Holders or the Independent Accountant, as applicable, conclude that the Net Sales Threshold was achieved during the four most recently concluded calendar quarters and that the Third Milestone Payment should have been paid but was not paid when due, Parent shall pay the Third Milestone Payment in accordance with Section 2.04(e).

           (v)  Parent shall not, and shall cause its Affiliates not to, enter into any Carve-Out Transaction unless the agreement with respect to such Carve-Out Transaction contains provisions that would provide the Acting Holders and the Independent Accountant with access to the books and records of the acquirer or other surviving entity, as applicable, in such transaction in accordance with this Section 4.04(b).

ARTICLE 5
AMENDMENTS

Section 5.01.    Amendments Without Consent of Holders or Rights Agent.

        (a)   Parent, when authorized by a Board Resolution, at any time or from time to time, may unilaterally enter into one or more amendments hereto for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:

            (i)  to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

           (ii)  to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall determine to be for the protection of the Holders;

          (iii)  to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; or

          (iv)  as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act.

        (b)   Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.01, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.02.    Amendments with Consent of Holders.

        (a)   In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.01, with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

        (b)   Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.02, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.03.    Execution of Amendments.

        In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent's own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.04.    Effect of Amendments.

        Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

 ARTICLE 6
MISCELLANEOUS

Section 6.01.    Notices to Rights Agent and Parent.

        All notices, requests and other communications to the Rights Agent or Parent hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to the Rights Agent, to:

    [                        ]
    [Address]
    Attn: [                        ]
    Facsimile:

        if to Parent, to:

    Zeneca, Inc.
    1800 Concord Pike
    Wilmington, DE 19850-5437
    Attn: Richard Kenny, Assistant General Counsel, Legal Department
    Fascimile No.: (302) 885-6862

        with a copy to (which shall not constitute notice):

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, New York 10017
    Attn: Paul R. Kingsley
    Facsimile: (212) 701-5800

or to such other address or facsimile number as such party may hereafter specify for the purpose by written notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 6.02.    Notice to Holders.

        All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.03.    Entire Agreement.

        This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.04.    Carve-Out Transactions.

        (a)   Prior to the expiration of the Third Milestone Period, AZ Parent shall not, and shall not permit any of its Subsidiaries to, enter into a Carve-Out Transaction unless:

            (i)  (A) the Board of Directors determines in good faith that, following such Carve-Out Transaction, the acquirer or other surviving entity, as applicable, is reasonably capable of complying with the obligations of Parent hereunder, including (I) developing Epanova and the Rosuva FDC in accordance with the performance of Parent's obligations under Section 4.03 and (II) making due and punctual payment of the Milestone Payments and (B) the acquirer or other surviving entity, as applicable, expressly assumes due and punctual payment of such amounts if, as and when payable with respect to the CVRs and the performance of all of Parent's obligations, duties and covenants under this Agreement, subject to the limitations expressly set forth herein; and

           (ii)  upon the consummation of such Carve-Out Transaction, such acquirer or other surviving entity, as applicable, shall own or have a valid right to use all rights, property and assets (including Intellectual Property Rights and Material Contracts) necessary in connection with the development of Epanova and the Rosuva FDC in accordance with the performance of Parent's obligations under Section 4.03.

        (b)   No later than five Business Days prior to the consummation of any Carve-Out Transaction, Parent shall deliver to the Rights Agent an Officer's Certificate stating that such Carve-Out Transaction complies with Section 6.04(a) and that all conditions precedent herein provided for relating to such transaction have been complied with in all material respects.

        (c)   Upon any Carve-Out Transaction in accordance with this Section 6.04, the acquirer or other surviving entity, as applicable, shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if such Person had been named as Parent herein, and thereafter Parent shall be relieved of all obligations and covenants under this Agreement.

Section 6.05.    Successors and Assigns.

        This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Parent's consent. Except in connection with a Carve-Out Transaction, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.05 shall be void and of no effect.

Section 6.06.    Benefits of Agreement.

        Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Merger Agreement.

Section 6.07.    Governing Law.

        This Agreement and CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 6.08.    Jurisdiction.

        The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

Section 6.09.    WAIVER OF JURY TRIAL.

        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10.    Severability Clause.

        In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall for any reason be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Applicable Law. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.11.    Counterparts; Effectiveness.

        This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.12.    Termination.

        This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the payment of both the First Milestone Payment and the Second Milestone Payment, (b) the payment of the Third Milestone Payment and (c) the expiration of the Third Milestone Period, unless there is an ongoing audit pursuant to Section 4.04(b), in which case until such audit has been completed. The termination of this Agreement shall not affect or limit the right to receive Milestone Payments under Section 2.04 to the extent earned prior to termination of this Agreement and the provisions applicable thereto shall survive the expiration or termination of this Agreement.

Section 6.13.    Construction.

        (a)   For purposes of this Agreement, whenever the context requires: singular terms shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (c)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ZENECA, INC.
By:
Name:
Title:
[RIGHTS AGENT]
By:
Name:
Title:

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

PERSONAL AND CONFIDENTIAL

May 27, 2013

Board of Directors
Omthera Pharmaceuticals, Inc.
707 State Road
Princeton, NJ 08540

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than AstraZeneca PLC ("AZ") and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Omthera Pharmaceuticals, Inc. (the "Company") of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May, 27, 2013 (the "Agreement"), among the Company, Zeneca, Inc., an indirect wholly owned subsidiary of AZ ("AZ Acquiror"), and KAFA Acquisition Corp., a wholly owned subsidiary of AZ Acquiror ("Acquisition Sub"). The Agreement provides that Acquisition Sub will be merged with and into the Company and each outstanding Share will be converted into a right to receive $12.70 in cash (the "Cash Consideration") and one contingent value right to be issued by AZ Acquiror (a "CVR" and together with the Cash Consideration, the "Consideration"). The CVR will entitle the holder to receive one or more contingent payments upon achievement of certain milestones, subject to and in accordance with the terms and conditions of the CVR Agreement (as defined in the Agreement).

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, AZ, any of their respective affiliates and third parties, including New Enterprise Associates and Sofinnova Partners, affiliates of which are significant stockholders of the Company, and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction") for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to AZ and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as AZ's corporate broker since September 2005; and as joint book-running manager with respect to the public offering of 1.95% Notes due September 2019 (aggregate principal amount $1,000,000,000) and 4.00% Notes due September 2042 (aggregate principal amount $1,000,000,000) issued by AZ in September 2012. We may also in the future provide investment banking services to the Company, AZ and their respective affiliates, and to New Enterprise Associates and Sofinnova Partners and their respective affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with New Enterprise Associates or Sofinnova Partners or their respective affiliates from time to time and may have invested in limited partnership units of affiliates of New Enterprise Associates or Sofinnova Partners from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; the CVR Agreement; the Registration Statement of the Company on Form S-1 (File No. 333-187153) as amended, including the Prospectus of the Company, dated April 11, 2013, relating to the initial public offering of the Shares; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, including management's forecasts and assessments as to the probability and estimated timing of achievement of Milestone #1, Milestone #2 and Milestone #3 (each as defined in the CVR Agreement), as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than AZ and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the CVR Agreement, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than AZ and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, AZ or AZ Acquiror or the ability of the Company, AZ or AZ Acquiror to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than AZ and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)